                                                               Exhibit (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                            ANY AND ALL OUTSTANDING
                         SHARES OF CLASS A COMMON STOCK
                                       OF
                               PCORDER.COM, INC.
                                       AT
                              $6.375 NET PER SHARE
                                       BY
                             TRILOGY SOFTWARE, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, DECEMBER 6, 2000, UNLESS THE OFFER IS EXTENDED.


   THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 25, 2000, BY AND AMONG TRILOGY SOFTWARE, INC., POI ACQUISITION CORP., INC. AND PCORDER.COM, INC.

   THE BOARD OF DIRECTORS OF PCORDER.COM, INC., BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, (A) HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF PCORDER.COM, INC.'S STOCKHOLDERS (OTHER THAN TRILOGY SOFTWARE, INC. AND ITS AFFILIATES), (B) HAS APPROVED THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND
(C) RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

   DAIN RAUSCHER WESSELS, FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, HAS DELIVERED AN OPINION TO THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF PCORDER TO THE EFFECT THAT, AS OF OCTOBER 24, 2000, AND SUBJECT TO THE QUALIFICATIONS, ASSUMPTIONS AND LIMITATIONS STATED IN ITS OPINION, THE CASH CONSIDERATION PROPOSED TO BE RECEIVED BY PCORDER.COM, INC.'S STOCKHOLDERS (OTHER THAN TRILOGY SOFTWARE, INC. AND ITS AFFILIATES) IN THE OFFER AND THE MERGER WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS.

   THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THIS OFFER IS SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED HEREIN.

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's shares of Class A common stock, par value $0.01 per share (the "Shares" or the "Class A Common Stock"), of pcOrder.com, Inc. ("pcOrder") should either (i) complete and sign the enclosed Letter of Transmittal, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal, or such facsimile and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer--Section 3. Procedures for Tendering Shares," or
(ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

   Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer--Section 3. Procedures for Tendering Shares."

   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer materials may be directed to MacKenzie Partners, Inc. (the "Information Agent") or SG Cowen Securities Corporation (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                                ---------------

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                ---------------

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

                      The Dealer Manager for the Offer is:

                        SG COWEN SECURITIES CORPORATION

            The date of this Offer to Purchase is November 6, 2000.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
SUMMARY TERM SHEET.......................................................   1
INTRODUCTION.............................................................   6
SPECIAL FACTORS..........................................................   8
  Background of the Offer and the Merger.................................   8
  Recommendation of the pcOrder Special Committee and the pcOrder Board;
   Fairness of the Offer and the Merger..................................  14
  Opinion of Financial Advisor to the pcOrder Special Committee..........  20
  Position of Trilogy Regarding Fairness of the Offer and the Merger.....  25
  Analysis of Financial Advisor to Trilogy...............................  26
  Purpose and Structure of the Offer and the Merger; Reasons of Trilogy
   for the Offer and the Merger..........................................  27
  Plans for pcOrder After the Offer and the Merger; Certain Effects of
   the Offer.............................................................  28
  The Merger Agreement...................................................  29
  Dissenters' Rights.....................................................  36
  Beneficial Ownership of the Shares.....................................  39
  Transactions and Arrangements Concerning the Shares....................  40
  Related Party Transactions.............................................  41
  Interests of Certain Persons in the Offer and the Merger...............  44
  Certain Financial Projections..........................................  47
  Certain Litigation.....................................................  48
THE TENDER OFFER.........................................................  50
   1. Terms of the Offer; Expiration Date................................  50
   2. Acceptance for Payment and Payment for Shares......................  51
   3. Procedures for Tendering Shares....................................  52
   4. Withdrawal Rights..................................................  55
   5. Certain U.S. Federal Income Tax Consequences.......................  55
   6. Price Range of Shares..............................................  56
   7. Certain Information Concerning pcOrder.............................  56
   8. Certain Information Concerning Trilogy and Sub.....................  59
   9. Source and Amount of Funds.........................................  59
  10. Dividends and Distributions........................................  59
  11. Certain Effects of the Offer on the Market for the Shares..........  60
  12. Fees and Expenses..................................................  60
  13. Certain Conditions to the Offer....................................  61
  14. Certain Legal Matters..............................................  63
  15. Miscellaneous.................................................... .  65
SCHEDULE I: INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
 OF TRILOGY, SUB AND pcORDER.............................................  66
   1. Directors and Executive Officers of Trilogy........................  66
   2. Directors and Executive Officers of Sub............................  67
   3. Directors and Executive Officers of pcOrder........................  67
SCHEDULE II: CERTAIN TRANSACTIONS IN THE SHARES..........................  69
SCHEDULE III: CERTAIN TRANSACTIONS BETWEEN pcORDER AND TRILOGY...........  70
ANNEX A--AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 25, 2000, BY
         AND AMONG TRILOGY SOFTWARE, INC., POI ACQUISITION CORP., INC.
         AND pcORDER.COM, INC. .......................................... A-1
ANNEX B--OPINION OF DAIN RAUSCHER WESSELS, FINANCIAL ADVISOR TO THE
         pcORDER SPECIAL COMMITTEE, DATED OCTOBER 24, 2000............... B-1
ANNEX C--EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE STATE OF
         DELAWARE RELATING TO THE RIGHTS OF DISSENTING STOCKHOLDERS...... C-1

                               SUMMARY TERM SHEET

   Trilogy Software, Inc., is offering to purchase any and all of the outstanding shares of Class A common stock of pcOrder.com, Inc. for $6.375 net cash per share. The following are some of the questions that you, as a stockholder of pcOrder, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

   Our name is Trilogy Software, Inc. We are a privately-owned Delaware corporation. We are offering to purchase any and all of the outstanding shares of Class A common stock of pcOrder pursuant to a Merger Agreement among us, pcOrder and POI Acquisition Corp., Inc., our newly formed, wholly-owned subsidiary.

   We provide sales, marketing and business-to-business e-commerce applications. Our software solutions are designed to integrate each function in a company's sales and marketing operation, including pricing management, product management, sales, commissions, promotions, contract management and channel management. In addition, our software solutions are designed to enable companies to engage in e-commerce, as well as improve channel management processes.

   We formed pcOrder in 1994 and reduced our ownership in it from 100% in two public offerings in 1999. As of the date of this Offer to Purchase, we beneficially own 10,316,620 shares of pcOrder's Class B common stock. These shares are immediately convertible into 10,316,620 shares of Class A common stock of pcOrder. Our holdings of Class B common stock represent approximately 62% of the outstanding Class A and Class B common stock of pcOrder and approximately 93% of pcOrder's voting power. Our majority stockholder and chief executive officer is one of five members of the Board of Directors of pcOrder and the pcOrder Board includes another director who is a partner in a venture capital firm that is one of our investors.

   See the "Introduction" to this Offer to Purchase and "The Tender Offer--
Section 8. Certain Information Concerning Trilogy and Sub."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

   We are seeking to purchase any and all of pcOrder's outstanding Class A common stock.

   See the "Introduction" to this Offer to Purchase and "The Tender Offer--
Section 1. Terms of the Offer; Expiration Date."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

   We are offering to pay $6.375 per share, net to you in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

   See the "Introduction" to this Offer to Purchase and "The Tender Offer--
Section 3. Procedures for Tendering Shares."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   We have sufficient funds from our own resources to purchase all shares of pcOrder Class A common stock at $6.375 per share. We anticipate that all of the funds will be obtained from our existing resources, including internally generated funds. We do not need to use pcOrder's cash or assets to finance the offer or the merger. The offer is not conditioned upon any financing arrangements.

   See "The Tender Offer--Section 9. Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

   We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash, and all of our funding will come from existing resources, including internally generated funds. Additionally, the offer is not subject to any financing condition.

   See "The Tender Offer--Section 9. Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

   You will have until 12:00 midnight, New York City time, on Wednesday, December 6, 2000, to tender your shares in the offer, unless the offer is extended. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase.

   See "The Tender Offer--Section 1. Terms of the Offer; Expiration Date" and "--Section 3. Procedures for Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

   Subject to the terms of the merger agreement, we can extend the offer. If we have not purchased any shares under the offer by January 31, 2001, either we or pcOrder can terminate the merger agreement.

   See "The Tender Offer--Section 1. Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

   If we extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that fact, and we will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire.

   See "The Tender Offer--Section 1. Terms of the Offer; Expiration Date."

ARE THERE CONDITIONS TO THE OFFER?

   Our offer is subject to certain conditions. To the extent permitted by law, we can waive all of the conditions to the offer in our sole discretion. The offer is not conditioned on any minimum number of shares being tendered.

   See "The Tender Offer--Section 1. Terms of the Offer; Expiration Date" and "--Section 13. Certain Conditions to the Offer."

HOW DO I TENDER MY SHARES?

   To tender your shares, you must deliver the certificates evidencing your shares, together with a completed Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the offer expires.

   If your shares are held in street name (that is, through a broker, dealer or other nominee), the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get a required document to the depositary by the expiration of the offer, you may gain some extra time to do so by having a broker, bank or other fiduciary who is an "eligible institution" (as defined in Instruction 1 to the Letter of Transmittal) guarantee that the missing items will be received by the depositary within three Nasdaq National Market System trading days. However, the depositary must receive the missing items within that three-day trading period.

   See "The Tender Offer--Section 3. Procedures for Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

   You can withdraw previously tendered shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by January 4, 2001, you can withdraw them at any time after such time until we do accept your shares for payment. This right to withdraw will not apply to any subsequent offering period.

   See "The Tender Offer--Section 1. Terms of the Offer; Expiration Date" and "--Section 4. Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

   To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares.

   See "The Tender Offer--Section 4. Withdrawal Rights."

WHAT DOES THE BOARD OF DIRECTORS OF PCORDER THINK OF THE OFFER?

   The Board of Directors of pcOrder, based upon a unanimous recommendation of a Special Committee made up of independent directors:

  . has determined that the offer and the merger are fair to and in the best interests of pcOrder stockholders (other than us and our affiliates);

  .  has approved the merger agreement, the offer and the merger; and

  .  recommends that you accept the offer and tender your shares to us.

   See the "Introduction" to this Offer to Purchase and "Special Factors-- Recommendation of the pcOrder Special Committee and the pcOrder Board; Fairness of the Offer and the Merger."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF NOT ALL THE PUBLICLY-TRADED SHARES OF PCORDER ARE TENDERED IN THE OFFER?

   Yes. Following the offer, POI Acquisition Corp. will be merged with and into pcOrder. If the merger takes place, pcOrder will become a privately owned company, and all of the remaining stockholders of pcOrder (other than us, or any of our affiliates excluding pcOrder, and other than stockholders properly exercising appraisal rights) will receive $6.375 per share in cash (or any other higher price per share that is paid in the offer).

   See the "Introduction" to this Offer to Purchase.

FOLLOWING THE OFFER, WILL PCORDER CONTINUE AS A PUBLIC COMPANY?

   The tender offer is one step in our complete acquisition of pcOrder, the second step being the merger. Depending on the number of shares we purchase in the offer, it is possible that even if the merger is not completed there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded on the Nasdaq National Market System or other securities markets. In that event, there may not be a public trading market for the shares, and pcOrder may cease making filings with the Securities and Exchange Commission or may otherwise cease being required to comply with the rules of the Securities and Exchange Commission governing publicly-held companies.

   Even if these consequences do not result from the offer, if the merger is completed we will own 100% of the outstanding equity of pcOrder. However, the length of time between the completion of the offer and the closing of the merger will depend on whether we own 90% of the publicly-held shares after the offer is completed. If we do, we can, and will, complete the merger right away. If we do not, the merger will have to be voted on by stockholders, and this could take a few weeks during which pcOrder may still be a public company (again, depending on how many shares we purchase in the offer).

   If we complete the offer but one of the conditions to the merger is not satisfied and the merger does not happen, then it is possible pcOrder would have sufficent stockholders and publicly-held shares to remain public.

   See "Special Factors--The Merger Agreement--Conditions to the Merger" and "The Tender Offer--Section 11. Certain Effects of the Offer on the Market for the Shares."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

   If the merger takes place, stockholders not tendering in the offer and not properly exercising appraisal rights will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer.

   However, if for some reason the merger does not take place, the number of stockholders and the number of publicly-held shares that are still in the hands of the public may still be so small that there will no longer be an active public trading market (or, possibly, any trading market) for the shares. Also, as described above, pcOrder may cease making filings with the Securities and Exchange Commission or may otherwise cease being required to comply with the rules of the Securities and Exchange Commission relating to publicly-held companies.

   See the "Introduction" to this Offer to Purchase and "The Tender Offer--
Section 11. Certain Effects of the Offer on the Market for the Shares."

ARE APPRAISAL RIGHTS AVAILABLE?

   There are no appraisal rights in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer, have not voted for the merger, and have complied with other requirements of Delaware law will have appraisal rights under Delaware law.

   See "Special Factors--Dissenters' Rights."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

   On October 24, 2000, the last trading day before we announced the companies' agreement on the offer and the merger, the last sale price of the shares reported on the Nasdaq National Market System was $3.4375 per share. On November 3, 2000, the last full trading day prior to the commencement of the offer, the last sale price of the shares reported on the Nasdaq National Market System was $6.125 per share.

   We encourage you to obtain a recent quotation for the shares in deciding whether to tender your shares.

   See "The Tender Offer--Section 6. Price Range of Shares."

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

   The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well.

   In general, a stockholder who sells shares in the offer or receives cash in exchange for shares in the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold in the offer or exchanged for cash in the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less, they will be subject to tax at ordinary income tax rates.

   WE ENCOURAGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX EFFECTS OF THE OFFER FOR YOU. BECAUSE OF YOUR INDIVIDUAL CIRCUMSTANCES, THE OFFER MAY HAVE DIFFERENT TAX CONSEQUENCES FOR YOU THAN FOR STOCKHOLDERS GENERALLY.

   See "The Tender Offer--Section 5. Certain U.S. Federal Income Tax Consequences."

WHO MAY I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

   MacKenzie Partners, Inc. is acting as the information agent for our offer and SG Cowen Securities Corporation is acting as the dealer manager for our offer. See the back cover of this Offer to Purchase. You may call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (call toll free) or SG Cowen Securities Corporation at (800) 858-9316 ext. 7111 (call toll free) with questions or requests for documents.

To the Holders of Class A Common Stock of pcOrder.com, Inc.:

                                  INTRODUCTION

   Trilogy Software, Inc., a Delaware corporation ("Trilogy"), hereby offers to purchase any and all of the outstanding shares of Class A common stock, par value $0.01 per share (the "Shares" or the "Class A Common Stock"), of pcOrder.com, Inc., a Delaware corporation ("pcOrder"), at $6.375 per Share, net to the tendering stockholder in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). As of the date hereof, Trilogy beneficially owned 10,316,620 shares of pcOrder's Class B common stock, par value $0.01 per share (the "Class B Common Stock"), which are immediately convertible at the option of Trilogy into 10,316,620 Shares and represent approximately 62% of pcOrder's outstanding combined Class A Common Stock and Class B Common Stock and approximately 93% of pcOrder's voting power. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Trilogy pursuant to the Offer. Trilogy will pay all charges and expenses of SG Cowen Securities Corporation as the Dealer Manager (the "Dealer Manager"), MacKenzie Partners, Inc., as the Information Agent (the "Information Agent"), and American Stock Transfer & Trust Company, as the Depositary (the "Depositary"), incurred in connection with the Offer.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 25, 2000 (the "Merger Agreement"), by and among Trilogy, POI Acquisition Corp., Inc., a Delaware corporation and wholly-owned subsidiary of Trilogy formed solely to effect the transactions contemplated by the Merger Agreement ("Sub"), and pcOrder. The Merger Agreement provides, among other things, for the making of the Offer by Trilogy, and further provides that, as soon as practicable after the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, Sub will be merged with and into pcOrder (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"). Following the Merger, pcOrder shall be the surviving corporation (the "Surviving Corporation"), and the separate existence of Sub shall cease. At the effective time of the Merger (the "Effective Time"), (i) each issued and outstanding Share (other than Shares held in the treasury of pcOrder or by Trilogy and Sub and Shares held by stockholders who have properly exercised dissenters' rights (the "Dissenting Shares") under the DGCL ("Dissenters' Rights")) will be converted into and represent the right to receive the Offer Price, in cash, without interest (the "Merger Consideration"), and (ii) each share of common stock, par value $0.01 per share, of Sub (the "Sub Common Stock"), then issued and outstanding will be converted into and become one share of common stock of the Surviving Corporation. Dissenters' Rights are available only in connection with the Merger and not in connection with the Offer. See "Special Factors--The Merger Agreement" for a description of the Merger and the Merger Agreement.

   If Trilogy owns 90% or more of the outstanding Shares as a result of the Offer and continues to hold at least 90% of the outstanding Class B Common Stock, then Trilogy intends to transfer all of the Shares purchased by Trilogy in the Offer and its Class B Common Stock to Sub and cause Sub to effect the Merger as a "short-form" merger under the DGCL, without a vote of the stockholders of pcOrder (a "Short-Form Merger"). If following the purchase of Shares pursuant to the Offer, Trilogy owns in the aggregate less than 90% of the Shares outstanding, Trilogy has agreed to convert such number of shares of Class B Common Stock into Class A Common Stock to the extent that, after giving effect to such conversion, Trilogy would own in the aggregate the number of Shares necessary to effect a Short-Form Merger. If a vote of the stockholders of pcOrder is necessary to effect the Merger because Trilogy does not own 90% of the outstanding Shares, Trilogy has agreed in the Merger Agreement to vote or cause to be voted all shares of pcOrder's capital stock owned by it and its subsidiaries in favor of the approval and adoption of the Merger Agreement and the Merger. See "Special Factors--The Merger Agreement."

   THE BOARD OF DIRECTORS OF PCORDER (THE "PCORDER BOARD"), BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE PCORDER BOARD (THE "PCORDER SPECIAL COMMITTEE"), (A) HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF PCORDER'S STOCKHOLDERS (OTHER THAN TRILOGY OR ITS AFFILIATES (THE "UNAFFILIATED STOCKHOLDERS")), (B) HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RECOMMENDS THAT THE UNAFFILIATED STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER. SEE "SPECIAL FACTORS--RECOMMENDATION OF THE PCORDER SPECIAL COMMITTEE AND THE PCORDER BOARD; FAIRNESS OF THE OFFER AND THE MERGER."

   DAIN RAUSCHER WESSELS ("DRW"), FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, HAS DELIVERED AN OPINION TO THE PCORDER SPECIAL COMMITTEE AND THE PCORDER BOARD TO THE EFFECT THAT, AS OF OCTOBER 24, 2000, AND SUBJECT TO THE QUALIFICATIONS, ASSUMPTIONS AND LIMITATIONS STATED THEREIN, THE CASH CONSIDERATION PROPOSED TO BE RECEIVED BY THE UNAFFILIATED STOCKHOLDERS IN THE OFFER AND THE MERGER WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS. SEE "SPECIAL FACTORS--OPINION OF FINANCIAL ADVISOR TO THE PCORDER SPECIAL COMMITTEE." THE FULL TEXT OF THE DRW OPINION IS ATTACHED HERETO AS ANNEX B. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF DRW.

   THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE "THE TENDER OFFER--SECTION 13. CERTAIN CONDITIONS TO THE OFFER."

   THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF PCORDER'S STOCKHOLDERS. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

   The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, December 6, 2000, unless the Offer is extended.

   Any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "The Tender Offer--Section 5. Certain U. S. Federal Income Tax Consequences."

   The information contained in this Offer to Purchase concerning pcOrder, including, without limitation, information about the deliberations of the pcOrder Special Committee and the pcOrder Board in connection with the Offer and the Merger and the opinion of DRW, the pcOrder Special Committee's financial advisor, was supplied by pcOrder. Trilogy does not take any responsibility for the accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Trilogy and Sub and the advice of SG Cowen Securities Corporation ("SG Cowen"), Trilogy's financial advisor, was supplied by Trilogy. pcOrder does not take responsibility for the accuracy of such information.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE TENDER OFFER--SECTION 15. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN CONNECTION WITH THE OFFER.

   STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER AND THE MERGER

   In July 1993, pcOrder commenced operations as a separate business unit of Trilogy.

   In July 1994, pcOrder was incorporated as a separate corporation wholly-owned by Trilogy.

   In June 1996, Trilogy transferred the assets of its pcOrder.com business unit to pcOrder in exchange for equity in pcOrder. As part of that transaction, Trilogy agreed not to compete with pcOrder for a period of three years.

   From June 1996 through January 1999, Trilogy and pcOrder put into place several agreements to govern their relationship, including a management services agreement, a tax allocation agreement and a technology, services and license agreement. See "Special Factors--Related Party Transactions" for a description of these agreements.

   In January 1999, pcOrder amended its certificate of incorporation to provide for two classes of stock, Class A Common Stock, which entitles a holder to one vote per share, and Class B Common Stock, which entitles a holder to eight votes per share. The Class B Common Stock is immediately convertible into shares of Class A Common Stock on a one-for-one basis so long as it is held by Trilogy. Trilogy holds all of the shares of Class B Common Stock.

   In February 1999, pcOrder completed an initial public offering of 2,530,000 Shares at $21.00 per Share. After this offering, Trilogy owned approximately 82% of the outstanding shares of pcOrder's capital stock and approximately 97% of pcOrder's aggregate voting power by virtue of the eight votes per share associated with the Class B Common Stock. As of the time of the initial public offering, pcOrder consisted of three principal distinct and interrelated divisions: (a) the enterprise software division, which provided sales, marketing, distribution and e-commerce software applications; (b) the content division, which provided detailed technical specifications, and product pricing and availability information; and (c) the community business, which consisted of online services for resellers, including sales quoting tools and e-commerce storefronts. Together, these three divisions were designed to enable the computer industry's suppliers, resellers and end users to buy and sell products online.

   On June 1, 1999, the three-year noncompetition agreement between pcOrder and Trilogy, which had been put in place when Trilogy transferred the assets of its pcOrder.com division to pcOrder, expired. Since that date, there have been no contractual restrictions limiting Trilogy's ability to compete with pcOrder.

   Historically, pcOrder had sold its content in conjunction with its software applications. In April 1999, pcOrder publicly launched ContentSource, a subscription-based service that allows customers to subscribe solely to its content without licensing software. The service is primarily targeted towards Internet retailers, corporate resellers, distributors and Internet shopping services. Around that time, GDT, S.A. a Swiss company, began marketing computer product content. In July 1999, CNET Networks, Inc. ("CNET") acquired GDT and became a competitor of pcOrder's ContentSource.

   In December 1999, pcOrder completed a second public offering of 3,000,000 Shares at $53.31 per Share. This offering included 500,000 Shares sold by pcOrder and 2,500,000 Shares sold by selling stockholders, including 2,333,000 Shares sold by Trilogy. As a result of this offering, Trilogy's ownership in pcOrder was reduced to approximately 62% of the outstanding shares of pcOrder's capital stock and 93% of pcOrder's aggregate voting power.

   During the first quarter of 2000, pcOrder's Share price began to decline steeply from the price of the December 1999 public offering, and, by the end of March 2000, the Share price was consistently trading in the low $20s.

   During February 2000, pcOrder's management began to consider strategic alternatives for pcOrder in light of its declining stock price, increasing competition, and continued financial losses.

   During this period, pcOrder was also attempting to bolster its management team in order to improve operations and hired a new Vice President of Marketing in February 2000.

   pcOrder incurred an operating loss of approximately $3.6 million in the first quarter of 2000. During this period, pcOrder did not acquire any significant new software customers.

   Effective March 31, 2000, pcOrder's Chief Financial Officer resigned

   During the second quarter of 2000, pcOrder's management continued to evaluate strategic alternatives and began to initiate calls with third parties regarding partnering with pcOrder or acquiring pcOrder's content business or all of pcOrder. During this period several third parties unaffiliated with Trilogy were contacted about the possibility of entering into a transaction with pcOrder. The parties contacted were mainly media and enterprise software companies. pcOrder provided information to, and engaged in preliminary discussions with, some of these third parties. Such discussions never advanced to a serious level, except that multiple discussions and contract negotiations were held with one party interested in acquiring the content business of pcOrder but those negotiations broke off because of business issues. That party expressed a lack of interest in acquiring the entire pcOrder business.

   Also, during the second quarter of 2000, pcOrder continued to try to improve its operations, including by bolstering its management team. pcOrder hired new Vice Presidents in charge of Content, Engineering, and Talent during this period. No replacement Chief Financial Officer had yet been identified. pcOrder also considered hiring a Chief Operations Officer to take on some of the responsibilities of, and to split the role from, that of the President. A search for a Chief Operations Officer was commenced. During this period, pcOrder did not acquire any significant new software customers.

   By June 2000, the Shares were consistently trading in the single digits.

   pcOrder incurred an operating loss of approximately $3.4 million in the second quarter of 2000. In its second quarter earnings call, pcOrder announced that revenues were expected to decline 15-20% in the last six months of 2000. In light of the reduced projected revenues, pcOrder began to explore alternatives to reduce operating expenses, including reducing its work force and discontinuing certain lines of business, in addition to considering business combinations and other alternatives.

   In July 2000, CNET announced the acquisition of Apollo Solutions, Inc. ("Apollo"), a competitor of pcOrder's community business. Also, in July 2000, CNET and Ziff-Davis, Inc. ("ZDNet") announced that they were merging. These mergers eroded possible partnership opportunities for pcOrder as CNET became a provider of a broader range of services than any of CNET, Apollo or ZDNet offered on its own and became the dominant IT media portal.

   At a meeting of the Board of Directors of Trilogy (the "Trilogy Board") on July 27, 2000, Joseph A. Liemandt, the Chairman of the Trilogy Board, reported to the Trilogy Board that pcOrder was considering several alternative courses of action to remedy perceived problems with pcOrder's operations and financial performance. Mr. Liemandt indicated that among the alternatives being considered by pcOrder to reduce pcOrder's operating expenses and help pcOrder achieve profitability were a reduction in the size of pcOrder's workforce and the discontinuance of certain lines of business.

   On August 24, 2000, Mr. Liemandt, and a representative of Trilogy's senior management met with Trilogy's outside counsel, Haynes and Boone, LLP, to discuss generally pcOrder's continuing operational and financial difficulties, Trilogy's duties as a controlling stockholder of pcOrder and the advantages and disadvantages of appointing a special committee of the Trilogy Board to analyze strategic alternatives with respect to Trilogy's ownership interest in pcOrder. At this meeting, the advisability of hiring a financial advisor to advise any such special committee of the Trilogy Board was also discussed.

   On August 28 and 29, 2000, in a series of telephone calls, members of the Trilogy Board informally discussed the advisability of forming a special committee of the Trilogy Board and the composition of such special committee. The Trilogy Board agreed to form a special committee of the Trilogy Board (the "Trilogy Special Committee") and further agreed that the Trilogy Special Committee would consist of Dennis R. Cassell, who is also a partner of Trilogy's outside counsel, Haynes and Boone, LLP, Charles I. Frumberg, Arthur
J. Marks and Henry F. McCance. It was determined that it was not advisable to appoint either Joseph A. Liemandt or Diane R. Liemandt to the Trilogy Special Committee in view of Mr. Liemandt's role as a director of pcOrder and the family relationship between him and Ms. Liemandt. The establishment of the Trilogy Special Committee was formally memorialized by a unanimous written consent of the Trilogy Board on August 30, 2000. In the unanimous written consent, the Trilogy Special Committee was authorized to engage legal counsel and independent financial advisors, evaluate pcOrder's business, consider such alternatives as may be presented to the Trilogy Special Committee by legal counsel and independent financial advisors and to make recommendations to the Trilogy Board with respect thereto.

   Following their appointment, in a series of telephone calls, the Trilogy Special Committee discussed the selection of a financial advisor. Following discussion of the qualifications of SG Cowen and Mr. Frumberg's relationship with SG Cowen, and after a telephone interview by one member of the Trilogy Special Committee, the Trilogy Special Committee determined to retain SG Cowen Securities as its financial advisor. SG Cowen is also acting as Dealer Manager in connection with the Offer.

   On August 29, 2000, Mr. Cassell notified Richard Friedman, Vice President, General Counsel and Secretary of pcOrder, that the Trilogy Special Committee planned to retain investment bankers to conduct a due diligence review of pcOrder in order to help Trilogy evaluate its investment in pcOrder.

   From August 29 to September 11, 2000, pcOrder management and directors held several informal discussions regarding the Trilogy request. During this period, pcOrder management continued to evaluate its strategic alternatives and had further discussions with two third parties, which had been contacted earlier in the year, to determine if any interest had developed in a possible business combination.

   From approximately September 5, 2000, through September 27, 2000, the Trilogy Special Committee and its advisors agreed upon the terms of the engagement of its financial advisors, reviewed certain public information with respect to pcOrder and entered into preliminary discussions with representatives of pcOrder regarding Trilogy's proposed due diligence review of pcOrder.

   On September 10, 2000, Robert W. Stearns and Linwood A. Lacy, independent directors of pcOrder, met with representatives of the law firm of Gray Cary Ware & Freidenrich LLP ("Gray Cary") to discuss the possible retention of Gray Cary as counsel to a special committee of the pcOrder Board, if such a committee were formed.

   On September 12, 2000, the pcOrder Board met to discuss the request by Trilogy to allow Trilogy's financial advisors to conduct a due diligence review of pcOrder. It discussed the possibility of forming a special committee of independent directors to evaluate strategic alternatives. Representatives of Gray Cary attended the meeting. The pcOrder Board requested that it be presented with additional information regarding the consideration of strategic alternatives at a September 20, 2000 pcOrder Board meeting. The pcOrder Board also decided to further consider forming a special committee at the September 20, 2000 Board meeting.

   On September 15, 2000, after lengthy discussions, pcOrder agreed to an amended contract with its largest customer, Compaq Computer Corporation, which provided, among other changes, that Compaq could terminate its contract one year earlier than it could under the original contract or elect to reduce the scope of its license and the related license fees.

   On September 20, 2000, pcOrder management presented an internal restructuring plan to the pcOrder Board as part of the Board's evaluation of strategic alternatives. This plan included the refocusing of pcOrder on its enterprise software business with a reduced workforce and a discontinuation of its involvement in the content and community businesses. See "--Certain Financial Projections". The status of the search for a replacement Chief Financial Officer and a Chief Operations Officer to assume some of the responsibilities of the President were also discussed. The pcOrder Board formed the pcOrder Special Committee, consisting of independent directors Mr. Stearns and Mr. Lacy, to evaluate strategic alternatives for pcOrder. The pcOrder Special Committee was authorized to investigate and make recommendations to the pcOrder Board regarding strategic alternatives for pcOrder, including mergers, acquisitions, restructurings, divestitures, and other transactions, which may or may not involve Trilogy, that may bring value to pcOrder's stockholders. The pcOrder Special Committee was authorized expressly to decline to recommend any transaction proposed by Trilogy if the pcOrder Special Committee determined that such transaction was not in the best interests of pcOrder's other stockholders. The pcOrder Special Committee was also authorized to retain, at pcOrder's expense, such financial, legal and other advisors as the pcOrder Special Committee deemed appropriate in connection with its analysis.

  On September 20, 2000, the pcOrder Special Committee met with representatives of Gray Cary and confirmed the retention of that firm as its counsel. The pcOrder Special Committee also discussed the hiring of an investment banking firm to serve as financial advisor to the pcOrder Special Committee and authorized Gray Cary to contact two specific firms.

   After being engaged on September 20, 2000, Gray Cary, on behalf of the pcOrder Special Committee, contacted the two investment banking firms identified during the September 20 pcOrder Special Committee meeting about each firm's possible interest in being engaged to advise the pcOrder Special Committee. Gray Cary also engaged special Delaware legal counsel to represent the pcOrder Special Committee.

   From September 20 to September 27, 2000, the pcOrder Special Committee and Gray Cary discussed various strategic alternatives and, on September 27, after a presentation by DRW and an interview of that firm's representatives by the pcOrder Special Committee, DRW was engaged as financial advisor to the pcOrder Special Committee. On that date, the pcOrder Special Committee also discussed the terms of a proposed confidentiality agreement to be entered into by pcOrder, Trilogy, and SG Cowen, in connection with pcOrder providing Trilogy and SG Cowen non-public information regarding pcOrder to be used by them in evaluating strategic alternatives regarding Trilogy's investment in pcOrder. The pcOrder Special Committee authorized the negotiation, execution, and delivery of the confidentiality agreement. During this period, the pcOrder Special Committee was informed that pcOrder's Vice President of Finance intended to leave in the near future and that other key personnel had indicated an intention to leave pcOrder if pcOrder was not sold or if it embarked on a stand-alone strategy as an enterprise software company. During this same period, pcOrder's management continued to try to engage two third parties in discussions regarding a possible business combination with pcOrder. No indications of interest were received from those parties.

   On September 27, 2000, representatives of DRW and Gray Cary met with various members of pcOrder management to obtain non-public information about pcOrder's business and its prospects.

   On September 28, 2000, the confidentiality agreement among pcOrder, Trilogy and SG Cowen was executed and a member of the Trilogy Special Committee orally indicated to the legal and financial advisors of the pcOrder Special Committee that Trilogy would not initiate discussions with third parties regarding a potential sale of pcOrder or Trilogy's ownership interest in pcOrder without first discussing the possibility of doing so with the pcOrder Special Committee. Following the execution of the confidentiality agreement, representatives of the financial advisors and legal counsel of both the pcOrder Special Committee and the Trilogy Special Committee met with various members of pcOrder management to obtain non-public information about pcOrder's business and its prospects. pcOrder also provided the financial advisors and legal counsel of both parties with such written due diligence materials as they requested.

   On October 1, 2000, the pcOrder Special Committee met with its financial advisors and legal counsel to discuss strategic alternatives. Representatives of Gray Cary gave a presentation regarding the terms of the executed confidentiality agreement with Trilogy and SG Cowen. The pcOrder Special Committee also discussed employee retention at pcOrder and the status of the Chief Financial Officer and Chief Operations Officer searches.

   From October 1 through October 15, the pcOrder Special Committee received several reports from its financial advisors and legal counsel on matters relevant to the pcOrder Special Committee's deliberations, including their interviews with various members of pcOrder's management and periodic discussions with the financial advisors and legal counsel to Trilogy. During this period, the pcOrder Special Committee held several formal meetings with its advisors and conferred regularly with them informally through Mr. Stearns, its Chairman. In these meetings and discussions, the pcOrder Special Committee received advice pertaining to its deliberations and strategic alternatives, including:

  . the difficulties in marketing pcOrder to third parties even with the active assistance of Trilogy (which, the pcOrder Special Committee recognized, Trilogy had indicated its willingness to provide) due to Trilogy's controlling interest, and the interrelationship and, in certain cases, joint ownership of the companies' intellectual property rights; and

  .  the prospects of pcOrder continuing as a stand-alone entity.

   During this period, the pcOrder Special Committee continued to receive reports that employee retention was a major concern to management and that if a clear statement regarding the direction of pcOrder was not announced by October 26, 2000, the scheduled date for pcOrder's third quarter earnings release, additional employees were expected to leave. pcOrder's Chief Executive Officer also gave notice of his intention to resign effective as of the expiration of his employment agreement on November 1, 2000. (However, in connection with the pcOrder Board's decision to approve the Merger Agreement, the Chief Executive Officer agreed to remain with pcOrder through the process of closing the Offer and the Merger.)

   On October 10, 2000, at a meeting of the Trilogy Special Committee, SG Cowen made a presentation to the Trilogy Special Committee regarding four separate alternatives with respect to Trilogy's ownership interest in pcOrder. The four alternatives were:

  .  maintain the status quo and do nothing;

  . implement a restructuring program while keeping pcOrder as a separate entity;

  .  acquire pcOrder; and

  .  sell pcOrder to a third party.

After discussing the four alternatives with SG Cowen and legal counsel, the Trilogy Special Committee decided to recommend to the Trilogy Board that Trilogy acquire pcOrder.

   Following the meeting of the Trilogy Special Committee, the Trilogy Board had a discussion on October 10, 2000. The members of the Trilogy Special Committee recommended that Trilogy acquire pcOrder. The Trilogy Board authorized management of Trilogy to pursue negotiations with pcOrder to determine the optimal structure for an acquisition of pcOrder and to pursue negotiations with pcOrder to acquire pcOrder.

   On October 12, 2000, Trilogy's financial advisors and legal counsel reviewed the results of their due diligence investigation with members of Trilogy's senior management. Trilogy's legal counsel then recommended a structure for a proposed transaction to acquire pcOrder and the meeting participants determined the economic terms for an acquisition proposal to pcOrder's Special Committee.

   On October 13, 2000, the Trilogy Board had another discussion at which Trilogy's financial and legal advisors and members of Trilogy management recommended the form of transaction and economic terms of a proposed offer to acquire pcOrder. The Trilogy Board authorized their financial advisors and legal counsel to convey the proposed offer to the pcOrder Special Committee and its advisors.

   On October 17, 2000, at the request of Trilogy's legal counsel, the pcOrder Special Committee's financial advisors and legal counsel met with Trilogy's financial advisors and legal counsel to discuss the proposed acquisition of pcOrder by Trilogy. Trilogy's financial advisors summarized the results of their review of pcOrder and Trilogy's representatives informed pcOrder's representatives of Trilogy's desire to acquire pcOrder. Trilogy's representatives and pcOrder's representatives then discussed the advantages and disadvantages of alternative acquisition structures and ultimately concluded that any acquisition of pcOrder by Trilogy should be structured as a cash tender offer for all outstanding Shares, followed by a second step merger in which any holder of Shares that did not tender such Shares in the tender offer would receive, in exchange for such Shares, the same per Share cash consideration as paid in the tender offer. The meeting included a discussion of allowing pcOrder to consider competing transactions with any interested third parties. The advisors of both parties discussed the problems with pcOrder attempting to seek third party buyers without Trilogy's active participation due to Trilogy's controlling ownership interest and the joint ownership and interrelationship of the parties' intellectual property. The respective advisors also discussed recent departures by key pcOrder personnel and concerns about other expected departures.

   Later that same day, at the request of the Trilogy Board, Trilogy's financial advisors and legal counsel indicated to the pcOrder Special Committee's representatives that Trilogy would be willing to pay $5.00 per Share to acquire pcOrder. The pcOrder Special Committee's representatives indicated that they would communicate the $5.00 per Share proposal to the pcOrder Special Committee. After that meeting, the pcOrder Special Committee met to discuss the proposal and a range of possible responses.

   On October 18, 2000, the pcOrder Special Committee met with its legal and financial advisors to again discuss the Trilogy proposal of $5.00 per Share and the range of possible responses. The pcOrder Special Committee reviewed the business and prospects of pcOrder and received from DRW an update of its ongoing work in connection with pcOrder. After the discussions, the pcOrder Special Committee directed its advisors to make an $8.00 per Share counterproposal to Trilogy.

   On October 19, 2000, representatives of the financial advisors and legal counsel to the pcOrder Special Committee again met with representatives of the legal counsel and financial advisors to Trilogy. The pcOrder Special Committee's advisors indicated that $5.00 per Share was insufficient and discussed the reasons for that conclusion. They then made a counterproposal of $8.00 per Share. Trilogy's advisors indicated that Trilogy believed that $8.00 per Share was much too high and discussed reasons for that conclusion, including a current stock price of slightly over $3.00 per Share and pcOrder's deteriorating financial condition and operations. Trilogy's advisors indicated that Trilogy was willing to pay $5.50 per Share. The various representatives also discussed other terms of the proposed transaction, including that the agreement would contain no lock-ups or break-up fees other than a $1.25 million expense reimbursement if pcOrder terminated the agreement. The pcOrder Special Committee's advisors indicated that the pcOrder Special Committee might be willing to approve an agreement that had those features if the price per Share was at least $6.00 and were advised by Trilogy's advisors that a price of $6.00 would be acceptable to Trilogy if a definitive agreement could be concluded promptly.

   Over the next two days, the advisors to the pcOrder Special Committee conferred with the pcOrder Special Committee regarding the possibility of concluding an agreement with Trilogy at the $6.00 per Share price discussed at the October 19, 2000 meeting. The pcOrder Special Committee decided that it would not be willing to recommend that price to the pcOrder Board and instructed its advisors to convey to Trilogy's advisors that the pcOrder Special Committee required a price of at least $6.50. This was communicated to counsel for Trilogy on October 21, 2000 following which negotiations continued for a further two days during which additional counterproposals were made by each party and various terms of the proposed transaction were discussed. On October 23, 2000, the pcOrder Special Committee and Trilogy agreed to a price of $6.375 per share, subject to negotiating all of the provisions of a mutually acceptable definitive merger agreement and the approval of that agreement by the Boards of both companies.

   Thereafter, from the afternoon of October 23, 2000, until the evening of October 24, 2000, legal counsel for Trilogy and legal counsel for the pcOrder Special Committee negotiated the terms of the Merger Agreement and discussed the unresolved issues.

   On October 24, 2000, the Trilogy Board met with its advisors to review the draft Merger Agreement and to discuss the terms of the Offer and the Merger, as contemplated by the draft Merger Agreement. After receiving presentations and advice from its financial advisor and legal counsel, the Trilogy Board unanimously approved the Merger Agreement, subject to any required changes approved by Trilogy's officers to resolve any remaining open issues.

   Later on October 24, 2000, the pcOrder Special Committee met with its advisors to review the draft Merger Agreement and to discuss the terms of the Offer and the Merger, as contemplated by the draft Merger Agreement. Additional changes to the draft Merger Agreement that had resulted from further negotiations were also discussed. It was reported that the Trilogy Board had approved the draft Merger Agreement earlier that day. DRW then reviewed its financial analysis of the $6.375 Offer Price and delivered its oral fairness opinion (later confirmed in writing) to the effect that, as of such date and subject to the qualifications, assumptions and limitations stated in the opinion, the Offer Price was fair to the Unaffiliated Stockholders from a financial point of view. See "--Opinion of Financial Advisor to the pcOrder Special Committee." After further discussions and receiving such advice from its advisors as it deemed necessary, the pcOrder Special Committee resolved unanimously to recommend Trilogy's offer to the pcOrder Board. See "-- Recommendation of the pcOrder Special Committee and the pcOrder Board; Fairness of the Offer and the Merger--the pcOrder Special Committee" and "--Opinion of Financial Advisor to the pcOrder Special Committee."

   Following the meeting of the pcOrder Special Committee on October 24, 2000, the pcOrder Board met and received a report from the pcOrder Special Committee regarding its recommendation. Mr. Liemandt, Chief Executive Officer of Trilogy, was not present. The pcOrder Board discussed the proposed transaction and the draft Merger Agreement with the pcOrder Special Committee and its advisors. DRW again reviewed its financial analysis of the Offer Price, confirmed its oral fairness opinion and orally advised that its written fairness opinion would also be given to the pcOrder Board. Mr. Barris recused himself from the vote on the Merger Agreement because the venture capital firm in which he is a partner holds shares of Trilogy stock and one of his partners is a member of the Trilogy Board. The remaining members of the pcOrder Board, having determined that the Offer and the Merger were fair to and in the best interests of, the Unaffiliated Stockholders, then unanimously accepted the pcOrder Special Committee's recommendation, adopted and approved the Merger Agreement and the transactions it contemplated, and resolved to recommend that pcOrder's stockholders accept the Offer and tender their shares pursuant to the Offer. See "--Recommendation of the pcOrder Special Committee and the pcOrder Board; Fairness of the Offer and the Merger--the pcOrder Board."

   On October 25, 2000, following conclusion of the pcOrder Board meeting, and prior to the opening of trading on the U.S. stock markets, the Merger Agreement was finalized and executed and that execution was announced in a joint press release of pcOrder and Trilogy.

RECOMMENDATION OF THE PCORDER SPECIAL COMMITTEE AND THE PCORDER BOARD; FAIRNESS OF THE OFFER AND THE MERGER

   THE PCORDER SPECIAL COMMITTEE. At a meeting on October 24, 2000, the pcOrder Special Committee unanimously determined, pursuant to the authority conferred on the pcOrder Special Committee by the pcOrder Board, to recommend to the pcOrder Board that the pcOrder Board:

  . determine that each of the Offer and the Merger is fair to and in the best interests of the Unaffiliated Stockholders;

  . approve the Merger Agreement and the transactions it contemplates, including the Offer and the Merger; and

  . resolve to recommend that pcOrder's stockholders accept the Offer and tender their Shares in the Offer.

   The recommendation of the pcOrder Special Committee was made and accepted at a meeting of the pcOrder Board held after the pcOrder Special Committee meeting on October 24, 2000. See "--The pcOrder Board."

   In deciding to make its recommendation, the pcOrder Special Committee considered the factors listed below. The following discussion of the factors considered by the pcOrder Special Committee is not intended to be exhaustive but summarizes all material factors considered. The pcOrder Special Committee did not assign any relative or specific weights to the following factors nor did it specifically characterize any factor as positive or negative, except as described below. In addition, individual members of the pcOrder Special Committee may have given differing weights to differing factors and may have viewed certain factors more positively or negatively than others. Throughout its deliberations, the pcOrder Special Committee received the advice of its financial advisors and legal counsel.

   Insofar as the following discussion of the factors considered by the pcOrder Special Committee:

  . refers to information that came to the pcOrder Special Committee's attention during its evaluation of the acquisition proposal and the negotiations conducted with Trilogy and its advisors, as well as existing agreements between pcOrder and Trilogy, reference is also made to the more detailed information contained under "--Background of the Offer and the Merger" and "--Related Party Transactions;"

  . refers to provisions of the Merger Agreement, including the conditions to the Merger, reference is also made to the more detailed information contained under "--The Merger Agreement;"

  . refers to the historical and projected financial results of pcOrder, including the reorganization plan described below, reference is also made to the more detailed information contained under "--Certain Financial Projections," and "The Tender Offer-- Section 7. Certain Information Concerning pcOrder;"

  . refers to the opinion of DRW, reference is also made to "--Opinion of Financial Advisor to the pcOrder Special Committee" and Annex B hereto; and

  . refers to the conditions of the Offer, reference is also made to "The Tender Offer--Section 13. Certain Conditions of the Offer."

   pcOrder's Deteriorating Financial Condition. The pcOrder Special Committee
   --------------------------------------------
considered the financial condition and prospects of pcOrder. This consideration included the fact that pcOrder had incurred substantial operating losses for more than the last four years, and was projecting that it would continue to incur substantial operating losses in the fourth quarter of 2000 and each quarter in 2001, notwithstanding the technical and administrative support provided by Trilogy and the various changes that had occurred in pcOrder's senior management since February 2000. The pcOrder Special Committee also noted that pcOrder only had eight substantial customers on the enterprise software side of the business and, on an aggregate basis, those customers' contracts would provide negative future cash flows. The pcOrder Special Committee also considered that pcOrder had acquired no significant new software customers in the past nine months. These considerations were in addition to the detailed financial information that had been regularly furnished to the members of the pcOrder Special Committee, in their respective capacities as members of the pcOrder Board and its Audit Committee, by pcOrder's senior management and the general familiarity of the members of the pcOrder Special Committee with the affairs of pcOrder.

   The pcOrder Special Committee also considered the fact that employee turnover had been high for several months and several additional key employees, including the Chief Executive Officer and the Vice President of Finance, were expected to leave in the next few weeks.

   Absence of Better Alternatives. The pcOrder Special Committee noted that
   -------------------------------
pcOrder's management had been seeking strategic partners or third parties to acquire pcOrder for several months and had generated no interest. The pcOrder Special Committee also noted that serious discussions regarding the sale of pcOrder could not occur even with the active participation of Trilogy (which, the pcOrder Special Committee recognized, Trilogy had indicated its willingness to provide) because of:

  .  Trilogy's ownership of a majority of pcOrder's capital stock; and

  . the interrelationship and, in certain cases, joint ownership of Trilogy's and pcOrder's intellectual property.

   The pcOrder Special Committee also considered the fact that pcOrder's senior management had developed a restructuring plan involving refocusing pcOrder on its enterprise software business with a reduced workforce and a discontinuation of its involvement in the content and community businesses . For additional information regarding the reorganization plan, see "--Certain Financial Projections." The pcOrder Special Committee concluded that:

  . there was considerable doubt as to whether the restructuring plan would be successful in turning around the company;

  . there was substantial uncertainty as to the extent and timing of the intended positive effects of the restructuring plan;

  . even if the restructuring plan were successfully implemented, it did not contemplate pcOrder turning an operating profit during 2001; and

  . there was substantial risk that the restructuring plan would not result in enhancement of stockholder value in the foreseeable future.

   For all of these reasons, the pcOrder Special Committee concluded that the possibility of pcOrder successfully implementing the restructuring plan did not warrant any delay in acting on the Merger Agreement.

   The pcOrder Special Committee concluded that, in the absence of a transaction that afforded the Unaffiliated Stockholders the opportunity to sell or exchange their shares for cash at the Offer Price, and taking into account the risk that no other proposal for the acquisition of the Shares would be forthcoming in the foreseeable future, pcOrder's stockholders were confronted with two disadvantageous alternatives, namely:

  . retaining their Shares and subjecting themselves to the significant risk that their Shares might decline in value, and might conceivably be rendered virtually worthless in the event that pcOrder continued to use more cash than it generated; or

  . selling their Shares into a market which, in the absence of the pendency of the acquisition proposal, and having regard to pcOrder's substantial continuing and projected operating losses and the uncertainties that the market was likely to perceive in the extent and timing of the positive effects of the reorganization plan, might price the Shares at a level below the level at which the Shares were then trading and the price might conceivably fall to substantially below that level if pcOrder continued to report losses and deplete its cash reserves.

   The pcOrder Special Committee determined that a transaction with Trilogy at the Offer Price of $6.375 (see "--Fairness of the Offer Price") and on the other terms set forth in the Merger Agreement (see "--Absence of Prohibitions on Responding to Third-Party Bidders" and "--Likelihood of Consummation"), was a preferable alternative that subjected pcOrder stockholders to substantially less risk than would be created by rejecting the proposed Offer and Merger and discontinuing negotiations with Trilogy.

   In concluding that no preferable alternative to the Offer and the Merger had emerged, the pcOrder Special Committee also took note of the following factors:

  . the fact that the pcOrder Special Committee had been successful, through active and vigorous negotiations conducted on an arm's-length basis, in obtaining an increase of $1.375, or 27.5%, per Share, in the price offered by Trilogy from the price per Share initially proposed;

  . the fact that pcOrder relies on Trilogy for substantial customer support and product development personnel and administrative functions;

  . the fact that a substantial part of pcOrder's products rely on Trilogy technology, some of which would be very difficult or expensive to replace;

  . the fact that pcOrder was subject to ever-increasing competitive pressures;

  . the fact that competitive and business pressures in the computer industry channel and a general downturn in the prospects for online businesses were resulting in an increasing number of pcOrder's customers and potential customers going out of business, consolidating with other companies or experiencing a deteriorating financial condition; and

  . the fact that Trilogy's negotiating team had informed pcOrder's negotiating team on October 23, 2000, that $6.375 per share was Trilogy's final offer and that this price exceeded the offer price that Trilogy considered justified by objective factors.

   The pcOrder Special Committee concluded that, in light of pcOrder's deteriorating financial condition (see "--pcOrder's Deteriorating Financial Condition"), the risks to pcOrder's stockholders from rejecting Trilogy's final offer and discontinuing the negotiations outweighed the seemingly remote possibility that Trilogy might be willing to continue negotiations and that such continued negotiations might result in improved terms.

   Fairness of the Offer Price. The pcOrder Special Committee took into account
   ----------------------------
the oral opinion of DRW that, as of the date on which the pcOrder Special Committee made its recommendation, the Offer Price proposed in the Offer and the Merger was fair, from a financial point of view, to the Unaffiliated Stockholders. DRW subsequently confirmed this opinion in writing. See "-- Opinion of Financial Advisor to the pcOrder Special Committee" for a description of this opinion and the analysis of DRW in arriving at its opinion. A copy of the DRW opinion, setting forth the assumptions made, matters considered and review undertaken is attached hereto as Annex B. The full text of such opinion is incorporated herein by reference and the foregoing description thereof is qualified in its entirety by this reference. Stockholders are urged to read such opinion carefully in its entirety.

   The pcOrder Special Committee also took account of the methodology employed by DRW as a basis for its fairness opinion, including the financial data presented to DRW by pcOrder to assist in DRW's analysis.

   The pcOrder Special Committee noted that it was unlikely that the market price of the Shares would attain the $6.375 per Share level of the Offer Price unless and until pcOrder began to generate operating profits, which pcOrder had yet to do and the attainment of which was therefore subject to substantial uncertainty, even assuming that pcOrder was able to implement the restructuring plan (see "--Absence of Better Alternatives").

   On the basis of this information and DRW's oral opinion, and taking into account the fact that the Offer Price represented a premium of approximately 85% over the closing of Shares on Nasdaq's National Market System on the day of its deliberations, the pcOrder Special Committee concluded that the Offer Price was fair under all of the relevant circumstances, including pcOrder's deteriorating financial condition (see "--pcOrder's Deteriorating Financial Condition"), the lack of better alternatives (see"--Absence of Better Alternatives"), the lack of prohibitions on responding to subsequent third-party bidders (see "--Absence of Prohibitions on Responding to Third-Party Bidders") and the likelihood of consummation (see "--Likelihood of Consummation").

   Absence of Prohibitions on Responding to Third-Party Bidders. The pcOrder
   -------------------------------------------------------------
Special Committee took into consideration that the Merger Agreement contained no covenants prohibiting subsequent third-party bids for pcOrder. It also noted that the Merger Agreement provided only for a modest expense reimbursement of $1.25 million payable by pcOrder to Trilogy if pcOrder terminated the Merger Agreement to pursue a superior offer. Based on this information, and the information described in "--pcOrder's Deteriorating Financial Condition," "-- Absence of Better Alternatives," "--Fairness of the Offer Price" and "-- Likelihood of Consummation," the pcOrder Special Committee concluded that there was no reason to delay approving the Merger Agreement to continue looking for a third-party bidder.

   Likelihood of Consummation. The pcOrder Special Committee took into
   ---------------------------
consideration the totality of the terms of the Merger Agreement and concluded that they were such as to maximize the likelihood of the consummation of the Offer and the Merger.

   Among other things, the pcOrder Special Committee took note of the following:

  . The fact that Trilogy was willing to effect the transaction through the first-step Offer, under the terms of which it was willing to accept any and all validly tendered Shares, followed by the second-step Merger at the same price. As a result of this two-step structure, there was a reasonable possibility that the pcOrder stockholders could sell their Shares to Trilogy at the Offer Price earlier than if the transaction were effected as a one-step merger.

  . The fact that the conditions to Trilogy's obligations to consummate the Offer were customary and, in the assessment of the pcOrder Special Committee, not unduly onerous.

  . The fact that Trilogy was willing, pursuant to the Merger, to pay the Offer Price for all Shares not purchased pursuant to the Offer and that, if the Offer were consummated, there would be no conditions to Trilogy's obligation to consummate the Merger other than the absence of a legal prohibition.

  . The fact that, to the extent that any pcOrder stockholders chose not to tender their Shares into the Offer or accept the Offer Price pursuant to the Merger but, rather, exercised statutory appraisal rights under Delaware law (see "--Dissenters' Rights"), such exercise would not impair Trilogy's obligation to consummate the Merger, provided the Offer was consummated. Accordingly, those pcOrder stockholders who believed that the exercise of statutory appraisal rights would yield them a greater per Share amount than the Offer Price would be free to pursue such exercise without adversely affecting the ability of the other pcOrder stockholders to receive the Offer Price for their Shares.

   The pcOrder Special Committee also took note of the fact that the limitations to be imposed by the Merger Agreement on the conduct of business by pcOrder prior to the consummation of the Offer would not preclude pcOrder from implementing measures to improve its operating results during the pendency of the Offer because those conditions would not apply to actions which either (a) were approved by Trilogy or (b) were in the ordinary and usual course of pcOrder's business consistent with past practice. Thus, the Merger Agreement would not subject the pcOrder stockholders to an undesirable risk that, if the Merger Agreement were terminated, pcOrder would be in worse financial condition by reason of the very execution of the Merger Agreement because pcOrder had been unable to implement measures to improve its operating results during the pendency of the Offer.

   The pcOrder Special Committee also took account of the fact that Trilogy was willing to represent, in the Merger Agreement, that it had available sources of financing to consummate the Offer and the Merger without resort to pcOrder's assets or borrowings secured by pcOrder's assets. Accordingly, the financing of the Offer and the Merger would not be dependent on, or adversely affected by any further deterioration in, pcOrder's financial condition.

   The pcOrder Special Committee also took into consideration the fact that Trilogy was willing to agree that (a) it would not take any action to remove from office or impair the authority of any member of the pcOrder Special Committee and (b) all of the rights of pcOrder under the Merger Agreement, including, without limitation, rights of waiver and enforcement, would be vested exclusively in the pcOrder Special Committee and would be exercisable only with the consent of, or at the express direction, of the pcOrder Special Committee. In the view of the pcOrder Special Committee, this provision was significant in ensuring that the fact that Trilogy's stock ownership in pcOrder gave it the power to remove the current pcOrder Board would not preclude pcOrder, through the pcOrder Special Committee, from taking such action as might be appropriate to seek to ensure that Trilogy's obligations under the Merger Agreement were satisfied and pcOrder's rights thereunder were enforced.

  FOR THE FOREGOING REASONS, ON OCTOBER 24, 2000, THE PCORDER SPECIAL COMMITTEE UNANIMOUSLY DETERMINED, PURSUANT TO THE AUTHORITY CONFERRED ON THE PCORDER SPECIAL COMMITTEE BY THE PCORDER BOARD, TO RECOMMEND TO THE PCORDER BOARD THAT THE PCORDER BOARD:

  . DETERMINE THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF UNAFFILIATED STOCKHOLDERS;

  . APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES, INCLUDING THE OFFER AND THE MERGER; AND

  . RESOLVE TO RECOMMEND THAT PCORDER'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

  THE PCORDER BOARD. At a meeting on October 24, 2000, immediately following the pcOrder Special Committee meeting (see "--The pcOrder Special Committee"), the pcOrder Board (unanimously, except as noted below):


  . determined that each of the Offer and the Merger is fair to and in the best interests of the Unaffiliated Stockholders;

  . approved the Merger Agreement and the transactions it contemplates, including the Offer and the Merger; and

  . resolved to recommend that pcOrder's stockholders accept the Offer and tender their Shares in the Offer.

Joseph A. Liemandt, Chairman and Chief Executive Officer and majority stockholder of Trilogy's parent, was not present at the meeting and Peter J. Barris recused himself from the vote because the venture capital firm in which he is a partner owns stock in Trilogy and one of his partners is a member of the Trilogy Board.

   In reaching its decision, the pcOrder Board considered the factors listed below. The following discussion of the factors considered by the pcOrder Board is not intended to be exhaustive but summarizes all material factors considered, except that, in the case of the two members of the pcOrder Board who are also members of the pcOrder Special Committee, reference is also made to the discussion above regarding the factors considered by the pcOrder Special Committee. See "--The pcOrder Special Committee." The pcOrder Board did not assign any relative or specific weights to the following factors nor did it specifically characterize any factor as positive or negative and individual members of the pcOrder Board may have given differing weights to differing factors and may have viewed certain factors more positively or negatively than others. Throughout its deliberations, the pcOrder Board received the advice of pcOrder's General Counsel.

   The pcOrder Board took into consideration the report it had received during its October 24, 2000 meeting regarding the pcOrder Special Committee's recommendation regarding the Merger Agreement, the Offer and the Merger (see "--Background of the Offer and the Merger"), and regarding the nature and scope of the pcOrder Special Committee's work underlying that recommendation, including, among other things:

  .  the pcOrder Special Committee's negotiations with Trilogy;

  .  the respective positions taken by the parties during those negotiations;
     and

  . the fact that the pcOrder Special Committee had received from DRW an oral opinion that, as of October 24, 2000 and subject to the qualifications, assumptions and limitations stated in its written opinion of the same date, the Offer Price proposed to be received in the Offer and the Merger by the Unaffiliated Stockholders was fair, from a financial point of view, to such stockholders. DRW indicated that it was willing to confirm this opinion in writing and subsequently did so confirm its opinion. See "--Opinion of Financial Advisor to the pcOrder Special Committee."

   The pcOrder Board also took into consideration the provisions of the Merger Agreement, including the lack of prohibitions on responding to subsequent third-party bidders, the detailed financial information that had been regularly furnished to the members of the pcOrder Board by pcOrder's senior management and the general familiarity of each member of the pcOrder Board with the affairs of pcOrder.

   Based on the foregoing, the pcOrder Board concluded that it was appropriate to accept the pcOrder Special Committee's recommendation regarding the Merger Agreement, the Offer and the Merger.

   FOR THE FOREGOING REASONS, ON OCTOBER 24, 2000, THE PCORDER BOARD:

  . DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF UNAFFILIATED STOCKHOLDERS;

  . APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES, INCLUDING THE OFFER; AND

  . RESOLVED TO RECOMMEND THAT PCORDER'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

OPINION OF FINANCIAL ADVISOR TO THE PCORDER SPECIAL COMMITTEE

   DRW was retained, pursuant to an engagement letter dated September 25, 2000, to act as financial advisor to the pcOrder Special Committee and, if requested, to furnish an opinion as to the fairness, from a financial point of view, of a proposed transaction.

   Pursuant to the engagement letter and at the request of the pcOrder Special Committee, DRW delivered to the pcOrder Special Committee on October 24, 2000, its opinion, as of that date and based on the procedures followed, factors considered and assumptions made by DRW and subject to certain other limitations, that the cash consideration proposed to be received by the Unaffiliated Stockholders in the Offer and the Merger was fair, from a financial point of view, to such holders. The opinion was subsequently also delivered to the pcOrder Board.

   The full text of the written opinion of DRW, dated October 24, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Offer to Purchase and is incorporated by reference herein. The summary of DRW's opinion is qualified in its entirety by reference to the full text of such opinion. Holders of Shares are urged to, and should, read carefully such opinion in its entirety.

   DRW's opinion was provided for the information and assistance of the pcOrder Special Committee and the pcOrder Board in connection with their evaluation of the Offer Price. DRW's opinion does not address the relative merits of the Offer and the Merger and any other transactions or business strategies discussed by the pcOrder Special Committee or the pcOrder Board as alternatives to the Offer and the Merger, or the underlying business decision of the pcOrder Special Committee and the pcOrder Board to recommend the Offer and the Merger. DRW's opinion and presentation to the pcOrder Special Committee and the pcOrder Board were only two of many factors taken into consideration by the pcOrder Special Committee and the pcOrder Board in making their respective determinations to approve the Offer and the Merger. DRW's opinion does not constitute a recommendation to any stockholder as to whether to tender Shares in the Offer or how such stockholder should vote with respect to the Merger. DRW's opinion addresses solely the fairness, from a financial point of view, of the consideration to be paid to the Unaffiliated Stockholders in the Offer and the Merger and does not address any other term or agreement relating to the Offer or the Merger, or the ability of Trilogy to finance or otherwise successfully consummate the Offer and the Merger.

   In rendering its opinion, DRW assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by pcOrder and its accountants and legal advisors (including, without limitation, the financial statements and related notes thereto of pcOrder). DRW did not assume responsibility for independently verifying and did not independently verify this information.

   Additionally, DRW was not asked and did not consider the possible effects of any litigation, other legal claims or any other contingent matters. DRW did not assume responsibility for and did not perform any independent evaluation or appraisal of any of the respective assets or liabilities of pcOrder, nor was DRW furnished with any evaluations or appraisals. DRW did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of pcOrder. DRW's opinion is based on the economic, market and other conditions as they existed and the information supplied to DRW as of the date of its opinion. Events occurring after the date of DRW's opinion may materially affect the assumptions used in preparing the opinion, and DRW assumes no obligation to update, revise or reaffirm its opinion.

   In connection with arriving at its opinion, DRW:

  . reviewed and analyzed the financial terms of the October 24, 2000 draft of the Merger Agreement;

  . reviewed and analyzed certain publicly available financial and other data with respect to pcOrder and certain other historical relevant operating data relating to pcOrder made available to DRW from published sources and from the internal records of pcOrder;

  . conducted discussions with members of the senior management of pcOrder with respect to the business prospects and financial outlook of pcOrder;

  .  reviewed the reported prices and trading activity for the Shares;

  . compared the financial performance of pcOrder and the prices of the Shares with that of certain other comparable publicly-traded companies and their securities;

  . reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

  . compared the transaction premium paid to the holders of the Shares to the transaction premiums paid in selected transactions where the buyer has a controlling interest in a publicly traded company prior to the acquisition; and

  . compared the transaction premium paid to the holders of the Shares to the transaction premiums paid in selected transaction of other software companies.

   In addition, DRW conducted other such analyses and examinations and considered such other financial, economic and market criteria as DRW deemed necessary in arriving at its opinion.

   In delivering its opinion to the pcOrder Special Committee, DRW prepared and delivered to the pcOrder Special Committee written materials containing various analyses and other information material to the opinion. The following summaries of the various analyses and other information include information presented in tabular format. In order to fully understand the summaries, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis or information. A copy of DRW's written presentation to the pcOrder Special Committee has been filed with the SEC as an exhibit to the Schedule TO filed by pcOrder and Trilogy in connection with the Offer and will be available for inspection and copying at the principal executive offices of pcOrder during regular business hours by any interested stockholder of pcOrder or any representative of such stockholder who has so designated in writing and also may be inspected and copied at the office of, and obtained by mail from, the SEC. See "The Tender Offer -- Section 15. Miscellaneous."

   TRANSACTION CONSIDERATION. Giving effect to the $6.375 per Share Offer Price and the outstanding Shares, DRW calculated the aggregate equity value of the offer for the Shares, on a fully diluted basis, to be approximately $45 million. Giving effect to outstanding debt and cash, DRW calculated an enterprise value (equity value plus debt less cash) for pcOrder in the Offer and the Merger of approximately $33 million. DRW noted the enterprise value of pcOrder based on the market closing price on October 24, 2000 to be approximately negative $21 million.

   TRADING MARKET DATA. DRW reviewed the stock trading history of the Shares. DRW presented the recent trading information for the Shares contained in the following table:

     Closing price on October 24, 2000................................... $3.44
     30 calendar day moving average......................................  4.08
     60 calendar day moving average......................................  4.68
     90 calendar day moving average......................................  5.71
     52 week high trade.................................................. 74.75
     52 week low trade...................................................  3.06

   DRW also presented selected price and volume distribution data, presented pcOrder ownership data and illustrated the relative stock price performance of pcOrder against the comparable group described below and the Nasdaq Stock Market.

   PREMIUMS PAID ANALYSIS. DRW reviewed publicly available information for two groups of selected completed or pending transactions to determine the implied premium payable in the transactions over recent trading prices.

   For the first group of selected transactions, DRW reviewed publicly available information for selected completed acquisition transactions fulfilling the following criteria:

  .  transactions announced in the last two years;

  . transactions in which the acquiring company owned between 51% and 82.5% of the equity of the target immediately prior to the transaction other than transactions in select industry groups; and

  . transactions in which the target company is not in the financial industry, heavy industry or food industry.

   DRW performed its analysis on 12 transactions that satisfied these criteria, and the table below shows a comparison of those premiums to the premium that would be paid to the Unaffiliated Stockholders based on the Offer Price. The premium calculations for the Shares are based on an assumed announcement date of October 24, 2000.

                                                       COMPARABLE TRANSACTIONS
                                                       ------------------------
                                               PCORDER MEAN  MEDIAN LOW   HIGH
                                               ------- ----- ------ ---- ------
One day before announcement...................  94.3%  47.2% 35.4%  5.2% 123.5%
One week average before announcement.......... 102.0%  45.2% 31.2%  2.4% 120.6%
One month average before announcement.........  72.6%  45.6% 38.4%  6.8% 125.0%

   For the second group of selected transactions, DRW reviewed publicly available information for selected completed acquisition transactions fulfilling the following criteria:

  .  transactions announced after January 1, 1999;

  . transactions in which the target company had revenues greater than $5 million;

  . transactions in which the transaction value was between $10 million and $500 million; and

  .  transactions involving target companies in the software industry.

   DRW performed its analysis on transactions that satisfied these criteria, and the table below shows a comparison of those premiums to the premium that would be paid to the Unaffiliated Stockholders based on the Offer Price. The premium calculations for the Shares are based on an assumed announcement date of October 24, 2000.

                                                                 COMPARABLE
                                                                TRANSACTIONS
                                                                ---------------
                                                        PCORDER MEAN    MEDIAN
                                                        ------- ------  -------
One day before announcement............................  94.3%    45.6%    28.3%
One week average before announcement................... 102.0%    49.1%    38.2%
One month average before announcement..................  72.6%    57.6%    53.5%

   PRECEDENT TRANSACTION ANALYSIS. DRW compared the company value of pcOrder (based on a price per Share equal to the Offer Price) to revenue multiples relating to the proposed combination of pcOrder and Trilogy with transaction value to revenue multiples paid in selected acquisitions of software companies with revenues greater than $5 million that were announced after January 1, 1999 and have transaction values between $10 million and $500 million. For the purpose of calculating multiples, revenue values were taken as the actual or estimated revenues of the target companies in the last twelve months prior to the announcement of the transaction, or LTM revenue. Financial data about the precedent transactions was taken from SEC filings, press releases and Commscan M&A Desk.

   The following table presents the company value to revenue multiple for pcOrder and the low, high, mean and median for the selected comparable transactions at announcement:

                                                                COMPARABLE
                                                PCORDER(1)     TRANSACTIONS
                                                ---------- ---------------------
                                                           MEAN MEDIAN LOW  HIGH
Transaction value:                                         ---- ------ ---- ----
 As a ratio of LTM revenues....................   1.9x(1)  2.5x  1.9x  0.2x 9.9x

(1) Reflects company value of pcOrder (based on a price per Share equal to the Offer Price) as a ratio of LTM revenues.

   COMPARABLE COMPANY ANALYSIS. DRW used a comparable company analysis to analyze pcOrder's implied valuation relative to three groups of publicly traded companies that DRW deemed for purposes of its analysis to be comparable to pcOrder. In this analysis, DRW compared the enterprise value of pcOrder (based on a price per Share equal to the Offer Price), expressed as a multiple of actual and projected revenue in calendar years 2000 and 2001, to the low, high, mean and median multiples of enterprise values of comparable companies implied by the public trading price of their common stock, expressed as a multiple of the same operating data.

   The comparable companies used by DRW in its analysis came from three groups of publicly traded companies. The first group contained companies operating in the software platform industry and included Allaire Corp., NetObjects Inc. and Viador Inc. The second group contained companies operating in the content management industry and included Eprise Corporation and Open Market, Inc. The third group consisted of one company operating in the configuration industry, which was Calico Commerce, Inc. Although these companies were considered comparable to pcOrder for the purpose of this analysis based on certain characteristics of their respective businesses and financial performance, none of these companies possesses characteristics identical to those of pcOrder.

   The following table presents, as of October 24, 2000 and based on the Offer Price, pcOrder's projected revenue growth rates and enterprise value to revenue multiples and gross margin multiples and the low, high, mean and median market value to revenue multiples and gross margin multiples for the aforementioned comparable companies in the calendar years 2000 and 2001:

                                                      COMPARABLE COMPANIES
                                                  -----------------------------
                                          PCORDER  MEAN   MEDIAN  LOW    HIGH
                                          ------- ------- ------ ------ -------
Enterprise value as a ratio of:
 Projected calendar year 2000 revenue....   0.6 x   2.2 x  2.0 x  1.3 x   3.9 x
 Project calendar year 2001 revenue......   1.2 x   1.3 x  1.2 x  0.8 x   2.1 x
Enterprise value as a ratio of:
 Projected calendar year 2000 gross
  margin.................................   1.5 x   3.3 x  2.8 x  2.0 x   5.6 x
 Projected calendar year 2001 gross
  margin.................................   1.9 x   1.9 x  1.8 x  1.2 x   3.0 x
Projected revenue growth rate for:
 Projected calendar year 2000............  17.4%  152.0%  96.0%  23.3%  423.1%
 Projected calendar year 2001............ (45.3)%  61.5%  54.7%  13.9%  112.6%

   The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. DRW believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, DRW considered the results of all of its analyses as well as qualitative factors, including:

  . ambiguous technology licenses leading to unclear lines of separation between pcOrder and Trilogy over the ownership of products;

  . the challenges to the marketability of pcOrder to a third party due to Trilogy's control of pcOrder, Trilogy's competing business unit and the difficulty associated with separating the intellectual property of pcOrder and Trilogy;

  .  high employee turnover at pcOrder for several months; and

  .  no new software bookings for the last nine months.

   In view of the wide variety of factors considered in connection with its evaluation of the fairness, from a financial point of view, of the Offer Price to the Unaffiliated Stockholders, DRW did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No single company or transaction used in the above analyses as a comparison is identical to pcOrder or the Offer and the Merger. The analyses were prepared solely for purposes of DRW providing an opinion as to the fairness, from a financial point of view, to the Unaffiliated Stockholders of the Offer Price and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, DRW made, and was provided by pcOrder's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond pcOrder's control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of pcOrder or its advisors, none of pcOrder, DRW or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

   DRW is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with business combinations and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, DRW and its affiliates may trade securities of pcOrder for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The pcOrder Special Committee selected DRW to render its opinion based on DRW's knowledge of the technology industry, and more specifically the software industry, and its experience in business combinations and acquisitions and in securities valuation generally.

   Pursuant to the engagement letter approved by the Special Committee, DRW was paid a nonrefundable fee of $225,000 by pcOrder upon its engagement and earned an additional $100,000 as its monthly advisory fee for the approximately one month period between its engagement and the execution of the Merger Agreement. In addition, under its engagement letter DRW became entitled, upon the delivery of its fairness opinion to the pcOrder Special Committee and the pcOrder Board, to a nonrefundable fee of $500,000 which is not contingent on the completion of the Offer or the Merger. If the Merger is consummated, DRW will become entitled to an additional approximately $400,000, representing a contingent transaction fee equal to 2% of the aggregate value of the transaction (as calculated under its engagement letter), net of the fairness opinion fee. pcOrder has also agreed to reimburse DRW for its reasonable out-of-pocket expenses and to indemnify DRW against certain liabilities relating to or arising out of services performed by DRW in connection with the business combination. The terms of the engagement letter, which pcOrder believes are customary for transactions of this nature, were negotiated at arms'-length between the pcOrder Special Committee and DRW, and the pcOrder Special Committee was aware of this fee arrangement at the time of its recommendation of the Merger Agreement to the pcOrder Board.

POSITION OF TRILOGY REGARDING FAIRNESS OF THE OFFER AND THE MERGER

   Trilogy believes that the consideration to be received by the Unaffiliated Stockholders pursuant to the Offer and the Merger is fair to and in the best interests of the Unaffiliated Stockholders. Trilogy bases its belief on the following factors:

  . the pcOrder Special Committee, consisting of directors who are neither designees of Trilogy nor officers of pcOrder, was appointed to represent the interests of the Unaffiliated Stockholders;

  . the pcOrder Special Committee retained and was advised by independent legal counsel and financial advisors;

  . the Offer and the Merger and the other terms and conditions of the Merger Agreement were the result of active arm's-length, good faith bargaining between the pcOrder Special Committee and Trilogy and their respective advisors;

  . the pcOrder Special Committee and pcOrder Board each determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the Unaffiliated Stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommended that the Unaffiliated Stockholders accept the Offer and tender their Shares;

  . the pcOrder Special Committee and pcOrder Board received an opinion from DRW that the $6.375 per Share in cash to be received by the Unaffiliated Stockholders in the Offer and the Merger was fair from a financial point of view to such stockholders as of October 24, 2000, and subject to the assumptions, qualifications and limitations stated in such opinion;

  . the historical and projected financial performance of pcOrder and its financial results;

  . the analysis of SG Cowen, acting in its capacity as financial advisor to Trilogy, described under "--Analysis of Financial Advisor to Trilogy" below;

  . the consideration to be paid in the Offer and the Merger represented a premium of approximately 85.5% over the reported last trading price for the Shares on the last trading day prior to the public announcement of the Offer and the Merger; and

  . the Offer and Merger will each provide consideration to the stockholders entirely in cash.

   Trilogy has reviewed the factors considered by the pcOrder Special Committee and pcOrder Board in support of their decisions, as described above (See "-- Recommendation of the pcOrder Special Committee and the pcOrder Board; Fairness of the Offer and the Merger"), and has no basis to question their consideration of, or reliance on, such factors. Trilogy did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness.

   The foregoing discussion of the information and factors considered and given weight by Trilogy is not intended to be exhaustive but is believed to include all material factors considered by Trilogy.

ANALYSIS OF FINANCIAL ADVISOR TO TRILOGY

   SG Cowen was retained by the Trilogy Special Committee as its financial advisor to advise Trilogy in connection with its general financial strategy regarding Trilogy's investment in pcOrder. SG Cowen was not requested to, and did not, render an opinion with respect to the fairness of the consideration to be paid pursuant to the Offer. No special instructions were given to SG Cowen related to its evaluation, and neither Trilogy nor any of its affiliates imposed any limitations on the scope thereof.

   In a meeting on October 10, 2000 with the Trilogy Special Committee, SG Cowen made a presentation regarding the proposed transaction (the "Initial SG Cowen Presentation"). The following is a summary of the Initial SG Cowen Presentation.

   SG Cowen reviewed certain financial and market statistics relating to pcOrder, including historical and projected information for pcOrder's revenues, gross profit, operating income and net income (which historical information was based on SEC filings and which projected information was provided by pcOrder management); the market price of the Shares for the period from the date of pcOrder's initial public offering on February 25, 1999 through October 6, 2000; and an analysis of the percentage of the Shares traded at specific prices during the prior three months. SG Cowen then reviewed four separate alternative strategies with respect to Trilogy's ownership interest in pcOrder. The four alternatives were (a) maintain the status quo and do nothing, (b) initiate a restructuring program while keeping pcOrder as a separate entity, (c) acquire the remaining equity interest in pcOrder, and (d) sell pcOrder to a third party.

   In a meeting on October 24, 2000 with the Trilogy Board, SG Cowen made a presentation regarding the proposed Merger Agreement (the "Second SG Cowen Presentation" and together with the Initial SG Cowen Presentation, the "SG Cowen Presentations"). The following is a summary of the Second SG Cowen Presentation.

   SG Cowen reviewed the principal terms of the Merger Agreement, including the transaction equity value and transaction enterprise value for various alternative offer prices for the Shares ranging from $3.28 per Share to $6.38 per Share; a comparison of the Offer Price of $6.375 per Share to a range of historical market prices of the Shares; and the timetable for completing the Offer and the Merger. SG Cowen then reviewed certain financial and market statistics relating to pcOrder, including historical and projected information for pcOrder's revenues, gross profit, operating income and net income (which historical information was based on SEC filings and which projected information was provided by pcOrder's management); the market price of the Shares for the prior twelve months, from the period from July 26, 2000, through October 23, 2000, and for the period from the date of pcOrder's initial public offering on February 25, 1999 through October 23, 2000; an analysis of the percentage of the Shares traded at the specific prices during the prior three months, the prior six months and the prior twelve months; and an analysis of the ownership of the Shares by institutional investors as of June 30, 2000 and as of September 30, 1999.

   The summaries set forth above do not purport to be a complete description of the SG Cowen Presentations. Copies of the SG Cowen Presentations have been filed as an exhibit to the Schedule 13E-3 on Schedule TO filed by pcOrder and Trilogy with the SEC. Copies thereof will be made available for inspection and copying at the principal executive offices of Trilogy during regular business hours by any interested stockholder of pcOrder, or his or her representative who has been so designated in writing, and may also be obtained in the manner described in "The Tender Offer--Section 15. Miscellaneous."

   SG Cowen's analyses were necessarily based on market, industry and other conditions as in effect on, and the information made available to SG Cowen as of, the dates of its presentations. Any estimates contained in the analyses performed by SG Cowen are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of pcOrder do not purport to be appraisals or to reflect the prices at which pcOrder may actually be sold. Because such estimates are inherently subject to uncertainty, neither Trilogy nor SG Cowen nor any other person assumes responsibility for their accuracy.

   As described above, the SG Cowen Presentations were one of many factors taken into consideration by Trilogy in making its determination to make the Offer. Consequently, the SG Cowen Presentations should not be viewed as determinative of Trilogy's decision to enter into the Merger Agreement and make the Offer.

   In the ordinary course of business, SG Cowen actively trades in securities of pcOrder for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF TRILOGY FOR THE OFFER AND THE MERGER

   PURPOSE AND STRUCTURE. The purpose of the Offer is for Trilogy to acquire the entire equity interest in pcOrder. The purpose of the Merger is for Trilogy to acquire all of the equity interest in pcOrder not acquired pursuant to the Offer. Upon consummation of the Merger, pcOrder will become a wholly-owned subsidiary of Trilogy. The acquisition of the entire equity interest in pcOrder has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the equity interest in pcOrder held by the public stockholders from them to Trilogy and to provide them with cash for all of their Shares. Neither pcOrder nor Trilogy has made any provision to grant Unaffiliated Stockholders access to its corporate files or to obtain counsel or appraisal services at the expense of pcOrder or Trilogy.

   Under the DGCL, the approval of the pcOrder Board and, under certain circumstances, the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. In the Merger Agreement, pcOrder has agreed to take all action necessary to convene a special meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required under the DGCL. Trilogy has agreed that all Shares owned by it and any of its affiliates will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

   Under the DGCL, if, following consummation of the Offer, Trilogy owns at least 90% of the Shares and continues to own at least 90% of the Class B Common Stock then outstanding, Trilogy will be able to cause the Merger to occur without a vote of pcOrder's stockholders. In such event, Trilogy and pcOrder have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after consummation of the Offer without a meeting of pcOrder's stockholders. If, following consummation of the Offer, Trilogy owns less than 90% of the Shares or less than 90% of the Class B Common Stock then outstanding, a vote of pcOrder's stockholders will be required under the DGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See "--The Merger Agreement--Stockholders' Meeting or Action by Consent." However, in the event that following consummation of the Offer, Trilogy owns less than 90% of the Shares then outstanding, Trilogy has agreed to convert such number of shares of Class B Common Stock into Class A Common Stock to the extent that, after giving effect to such conversion, Trilogy would own in the aggregate the number of Shares necessary to be able to cause the merger to occur without a vote of pcOrder's stockholders.

   REASONS OF TRILOGY FOR THE OFFER AND THE MERGER. Trilogy believes that significant support from Trilogy would be necessary in order for pcOrder to survive and continue as a viable stand-alone company. Trilogy views its acquisition of 100% ownership of pcOrder as the best way to be able to take the steps necessary in connection with the business and assets of pcOrder, and the relationship between pcOrder's assets and personnel and those of Trilogy, so as to maximize the value of Trilogy's substantial investment in pcOrder. Without Trilogy's ongoing operational and financial support, pcOrder's ability to survive as an independent company is questionable, and Trilogy's willingness to continue to support pcOrder, as it has in the past, with operational support is dependent upon Trilogy's owning 100% of the equity of pcOrder.

   Trilogy decided to proceed with an acquisition of the entire equity interest at this time because it believed that the need to remedy pcOrder's continuing deteriorating financial condition and prospects was immediate from the perspective of Trilogy's investment in pcOrder. Trilogy was not willing to take the risks of pursuing a possible sale of pcOrder to a third party because of the delay that process could entail and associated continuing deterioration of pcOrder's financial condition and prospects.

   In addition, Trilogy noted that causing pcOrder to be privately-held would reduce the periodic reports required to be filed with the SEC, would reduce management's commitment of resources with respect to procedural and compliance requirements of a public company and would reduce costs associated with pcOrder's obligations and reporting requirements under the securities laws.

   Trilogy has concluded that the Offer and the Merger, including the $6.375 per Share in cash to be received by the Unaffiliated Stockholders, are fair to the Unaffiliated Stockholders based upon the factors described above under "-- Position of Trilogy Regarding Fairness of the Offer and the Merger."

PLANS FOR PCORDER AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE OFFER

   Pursuant to the Merger Agreement, upon completion of the Offer, Trilogy, Sub and pcOrder intend to effect the Merger in accordance with the Merger Agreement. See "--The Merger Agreement."

   Trilogy's management has begun, and intends to continue, a review of pcOrder and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes would be desirable in order best to organize and integrate the activities of pcOrder and Trilogy. Trilogy expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments or desirable to permit Trilogy to manage pcOrder.

   Except as otherwise disclosed in this Offer to Purchase, Trilogy has no present plans or proposals that would result in an extraordinary corporate transaction involving pcOrder or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets. However, efforts are underway to investigate whether any third party would be interested in acquiring pcOrder's content and community businesses and consideration is also being given to the possibility of selling to a third party pcOrder's older enterprise technology and support of related customer relationships. There is no assurance that any transaction will result from this investigation. If any transaction is proposed to be completed before the Merger, whether or not the Offer has been consummated, it would require the approval of the pcOrder Special Committee and the pcOrder Board.

   As a result of the Offer, the interest of Trilogy in pcOrder's net book value and net earnings will increase in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Trilogy's interest in such items and in pcOrder's equity generally will increase to 100%, and Trilogy and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by pcOrder's operations and any future increase in pcOrder's value. Similarly, Trilogy will also bear the risk of losses generated by pcOrder's operations and any decrease in the value of pcOrder after the Merger. Subsequent to the Merger, the public stockholders will cease to have any equity interest in pcOrder, will not have the opportunity to participate in any earnings and growth of pcOrder after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by pcOrder's operations or decline in the value of pcOrder after the Merger.

   The Shares are currently traded on Nasdaq's National Market System. See "The Tender Offer--Section 6. Price Range of Shares." Following the consummation of the Merger, the Shares will no longer be quoted on the Nasdaq National Market System. In addition, the registration of the Shares under the Exchange Act is expected to be terminated upon application by pcOrder to the SEC if there are fewer than 300 record holders of the Shares. Accordingly, after the Merger there will be no publicly traded equity securities of pcOrder outstanding, and pcOrder will no longer be required to file periodic reports with the SEC. See "The Tender Offer--Section 11. Certain Effects of the Offer on the Market for the Shares."

THE MERGER AGREEMENT

   The following is a summary of material provisions of the Merger Agreement, which is attached as Annex A to this Offer to Purchase. This summary is not a complete description and is qualified in its entirety by reference to the Merger Agreement. Capitalized terms not otherwise defined in the following description shall have the meanings ascribed to them in the Merger Agreement.

   THE OFFER. The Offer is being made pursuant to the provisions of the Merger Agreement. Following the satisfaction or waiver of the conditions to the Offer, Trilogy is required by the Merger Agreement to accept for payment, in accordance with the terms of the Offer, all Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so pursuant to applicable law. The only conditions to Trilogy's obligation to make the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer are the conditions set forth in Annex A to the Merger Agreement, which are also contained in "The Tender Offer--Section 13. Certain Conditions to the Offer."

   Although Trilogy has expressly reserved the right to amend or make changes to the terms and conditions of the Offer, the Merger Agreement provides that, without the written consent of pcOrder (expressed in a resolution adopted by both the pcOrder Special Committee and the pcOrder Board), Trilogy shall not
(i) decrease the Offer Price or change the form of consideration to be paid in the Offer, (ii) impose any additional conditions to the Offer from those set forth in Annex A to the Merger Agreement, (iii) reduce the number of Shares subject to the Offer, or (iv) otherwise amend the Offer in a manner that would adversely affect the holders of Shares.

   Notwithstanding anything in the Merger Agreement to the contrary, without the prior consent of pcOrder, Trilogy has the right to extend the Offer beyond the Initial Expiration Date in the following events: (i) from time to time if, at the Initial Expiration Date (or extended expiration date of the Offer, if applicable), any of the conditions to the Offer shall not have been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation, or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; or (iii) pursuant to an amendment to the Offer providing for a subsequent offering period not to exceed twenty business days to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange Act. However, as a condition to Trilogy's right to extend the Offer pursuant to the preceding clause (iii), Trilogy must waive, with respect to all Shares validly tendered during the subsequent offering period referred to in said clause (iii), all conditions of the Offer. In addition, if at any scheduled expiration date of the Offer any of the conditions of the Offer have not been satisfied or waived by Trilogy but are reasonably capable of being satisfied, Trilogy must extend the Offer for ten calendar days from the then-scheduled expiration date of the Offer; provided that Trilogy is not obligated to extend the Offer pursuant to this sentence more than once.

   THE MERGER. The Merger Agreement provides that, promptly following consummation of the Offer, Trilogy will contribute all of the Shares purchased by Trilogy in the Offer and all Class B Common Stock to Sub if necessary to effect the Merger as a Short-Form Merger. Sub will then be merged with and into pcOrder in accordance with the applicable provisions of the DGCL as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, pcOrder will be the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of Sub shall cease.

At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares, (i) each share of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) Shares held in pcOrder's treasury or owned by Trilogy or Sub (all of which will be cancelled), and (y) Dissenting Shares) will be converted into and represent the right to receive an amount in cash per Share equal to the Offer Price (the "Merger Consideration"), and (ii) each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of the Surviving Corporation Common Stock.

   CERTIFICATE OF INCORPORATION AND BYLAWS. The Merger Agreement also provides that at the Effective Time, the Certificate of Incorporation of pcOrder in effect immediately prior thereto shall remain the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law; and the Bylaws of pcOrder in effect immediately prior thereto shall be amended and restated in their entirety to read identically with the Bylaws of Sub as then in effect, except that the Bylaws shall retain pcOrder's current name.

   DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The Merger Agreement provides that the directors of Sub immediately prior to the Effective Time (who will be designees of Trilogy) shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

   TREATMENT OF OPTIONS AND ESPP. The Merger Agreement provides that pcOrder shall use commercially reasonable efforts to cause all holders of options to purchase Class A Common Stock granted under pcOrder's 1996 Stock Option Plan and 1999 Stock Incentive Plan, each as amended (collectively, the "Stock Option Plans"), to execute prior to the Effective Time an Option Relinquishment and Release Agreement. As soon as practicable after the Effective Time, Trilogy and the Surviving Corporation shall cause to be paid to such holders who have previously delivered an Option Relinquishment and Release Agreement a cash amount equal to the product of (i) the number of shares of Class A Common Stock subject to such option (irrespective of whether such option is then exercisable) and (ii) the amount by which the Merger Consideration exceeds the exercise or strike price per share of Class A Common Stock subject to such option immediately prior to the Effective Time, less any required withholding taxes.

   In the event that an option holder fails to deliver an Option Relinquishment and Release Agreement prior to the Effective Time and remains employed by pcOrder at all times through and including the Effective Time, such holder's options (the "Outstanding Options") shall, in accordance with the terms and conditions of the governing Stock Option Plan and the holder's stock option agreement(s), be converted without any action on the part of the holder thereof into the right to receive an amount equal to the Merger Consideration, upon the exercise of such holder's options in accordance with, and within the time prescribed by, the applicable Stock Option Plan and the holder's stock option agreement(s). In the event that an option holder voluntarily terminates such option holder's employment with pcOrder prior to the Effective Time, whether or not such option holder has executed an Option Relinquishment and Release Agreement, such option holder's options shall be treated, in connection with the consummation of the Merger, in accordance with the applicable Stock Option Plan without regard to the provisions in this paragraph.

   pcOrder has also agreed to use commercially reasonable efforts to cause all holders of options to purchase Class A Common Stock granted under pcOrder's 2000 Nonstatutory Stock Option Plan (the "2000 Plan") to execute prior to the Effective Time an Option Relinquishment and Release Agreement. As soon as practicable after the Effective Time, Trilogy and the Surviving Corporation shall cause the Paying Agent to pay to such holders who have previously delivered an Option Relinquishment and Release Agreement a cash amount equal to the product of (i) the number of shares of Class A Common Stock subject to such option (irrespective of whether such option is then exercisable) and (ii) the amount by which the Merger Consideration exceeds the exercise or strike price per share of Class A Common Stock subject to such option immediately prior to the

Effective Time, less any required withholding taxes. In the event that an option holder voluntarily terminates such option holder's employment with pcOrder prior to the Effective Time, such option holder's options shall be treated, in connection with the consummation of the Merger, in accordance with the provisions of the applicable 2000 Plan without regard to the provisions in this paragraph. In the event that an option holder fails to deliver an Option Relinquishment and Release Agreement prior to the Effective Time, such holder's rights shall be controlled by the terms of the 2000 Plan.

   As reflected in the Merger Agreement, the pcOrder Board has terminated, effective as of November 1, 2000, pcOrder's Employee Stock Purchase Plans (collectively, the "ESPP").

   MERGER WITHOUT STOCKHOLDERS' MEETING. If Trilogy owns in the aggregate at least 90% of the outstanding Shares as a result of the purchase of Shares pursuant to the Offer and continues to hold at least 90% of the outstanding Class B Common Stock, Trilogy and pcOrder have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement without a meeting or vote of stockholders of pcOrder as a Short-Form Merger, in accordance with Section 253 of the DGCL. However, if following the purchase of Shares pursuant to the Offer, Trilogy owns in the aggregate less than 90% of the outstanding Shares, Trilogy has agreed to convert such number of shares of Class B Common Stock into Class A Common Stock to the extent that, after giving effect to such conversion, Trilogy will own in the aggregate the number of Shares necessary to effect the Merger as a Short-Form Merger.

   STOCKHOLDERS' MEETING OR ACTION BY CONSENT. pcOrder has agreed in the Merger Agreement that, if required by applicable law, pcOrder acting through the pcOrder Board will (i) duly call, give notice of, convene and hold a special meeting of stockholders as soon as practicable following the acceptance for payment and purchase of Shares by Trilogy pursuant to the Offer to consider and vote upon the approval and adoption of the Merger Agreement and the Merger,
(ii) prepare and file with the SEC a preliminary proxy statement or information statement, as appropriate, relating to the Merger Agreement and the Merger, and
(iii) include in the proxy statement the recommendations of the pcOrder Special Committee and the pcOrder Board that the stockholders of pcOrder vote in favor of the approval and adoption of the Merger Agreement and the Merger, except to the extent that the pcOrder Board, based on the recommendation of the pcOrder Special Committee, shall have determined in good faith, having received (in the case of the pcOrder Special Committee) the advice of its outside counsel, that such recommendation would violate its fiduciary duties under applicable law.

   In addition, the Merger Agreement provides that Trilogy will vote all of its shares of Sub Common Stock in favor of the approval and adoption of the Merger Agreement and the Merger, if necessary to effect the Merger. Also, if a vote of stockholders of pcOrder is necessary to effect the Merger, Trilogy will vote or cause to be voted, all shares of pcOrder Class A and Class B Common Stock owned by it and its subsidiaries in favor of the approval and adoption of the Merger Agreement and the Merger.

   If the Merger cannot be effected without stockholder approval as a Short-Form Merger, Trilogy may elect (in lieu of pcOrder submitting the Merger Agreement and the Merger to a vote of its stockholders at a special meeting) to execute a written consent approving and adopting the Merger Agreement and the Merger, consistent with the applicable requirements of Delaware law and the federal securities laws.

   INTERIM OPERATIONS. pcOrder has agreed that, prior to the Effective Time, unless Trilogy (acting through any of its executive officers) shall otherwise agree in writing (see "Plans for pcOrder After the Offer and the Merger; Certain Effects of the Offer") or except as otherwise expressly contemplated by the Merger Agreement: (i) the business of pcOrder shall be conducted only in, and pcOrder shall not take any action except in, the ordinary and usual course of business consistent with past practice; (ii) pcOrder shall cooperate with Trilogy to implement mutually acceptable measures intended to keep available the services of its officers and key employees and to preserve the good will of those having business relationships with any of them; and (iii) pcOrder shall not, directly or indirectly:

  . declare or pay any dividend or make any distribution with respect to any shares of its capital stock;

  . purchase or otherwise acquire or propose to purchase or otherwise acquire, any outstanding share of its capital stock;

  . propose or adopt any amendments to its Certificate of Incorporation or Bylaws;

  . issue, sell, pledge, dispose of or encumber any capital stock of pcOrder, except to allow Trilogy to convert Class B Common Stock into Class A Common Stock, as contemplated by the Merger Agreement, the exercise of stock options outstanding on October 20, 2000 or pursuant to the terms of the ESPP as in effect on October 25, 2000;

  . except in the ordinary and usual course of business and consistent with past practice, sell, pledge, dispose of or encumber any of its material assets;

  . incur any long-term indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse any material obligations of any other person;

  . approve, adopt or amend any agreement, plan, program or arrangement that provides any benefits to any employee of pcOrder (other than as contemplated by the Merger Agreement);

  . except in the ordinary and usual course of business consistent with past practice, increase, directly or indirectly, the compensation of any employee of pcOrder;

  . acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any person;

  . take any action to materially reduce the number of pcOrder's employees;

  . enter into any material lease or license or otherwise subject to any material lien any of pcOrder's properties or assets;

  . modify, amend in any material respect or terminate any of pcOrder's material contracts;

  . waive, release or assign any rights that are material to pcOrder;

  . permit any insurance policy naming pcOrder as a beneficiary or loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of such lapse, cancellation or expiration; or

  . authorize any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   ACCESS TO INFORMATION. The Merger Agreement provides that pcOrder shall afford to Trilogy, Sub and their representatives such access during normal business hours throughout the period prior to the Effective Time to pcOrder's books, records (including without limitation, tax return and work papers of pcOrder's independent auditors), facilities, personnel and to such other information as Trilogy shall reasonably request. In addition, the Merger Agreement provides that all such information shall, to the fullest extent consistent with applicable law, be subject to the provisions of a confidentiality agreement between pcOrder and Trilogy entered into on September 28, 2000.

   COMMERCIALLY REASONABLE EFFORTS. pcOrder, Trilogy and Sub have each agreed in the Merger Agreement, subject to the terms and conditions thereof, to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and to cooperate with each other in connection with the foregoing, including using their reasonable best efforts to (i) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Merger Agreement, (iv) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (v) fulfill all conditions to the Merger Agreement. In addition, pcOrder will permit Trilogy to reasonably participate in the defense and settlement of any claim, suit or cause relating to the Offer, the Merger or the other transactions contemplated by the Merger Agreement, and pcOrder shall not settle or compromise any such claim, suit or cause of action without Trilogy's prior written consent, which shall not be unreasonably withheld.

   NOTIFICATION OF THIRD PARTY OFFERS. Trilogy and pcOrder have agreed that pcOrder will promptly notify Trilogy if pcOrder, any of its affiliates, any of its officers, directors, employees, agents or representatives (including without limitation its financial advisors, attorneys and accountants), (i) initiates contact with, (ii) enters into or participates in any discussions or negotiations with, (iii) discloses, directly or indirectly, any information not customarily disclosed concerning the business and properties of pcOrder to, or
(iv) affords any access to pcOrder's properties, books and records to any corporation, partnership, person or other entity or group in connection with any possible proposal relating to (a) the disposition of pcOrder's business or assets, (b) the acquisition or disposition of any equity securities of pcOrder,
(c) the merger of pcOrder with any person other than Sub, or (d) any similar transaction, except as contemplated by the Merger Agreement. Further, pcOrder will promptly notify Trilogy orally of all of the relevant details of any inquiry or proposal that it receives relating to any such matters.

   ROLE OF PCORDER SPECIAL COMMITTEE. Prior to the earlier to occur of the Effective Time or the termination of the Merger Agreement pursuant to its terms: (i) Trilogy shall not take, or cause to be taken, any action to remove from office, or impair the authority of, any member of the pcOrder Special Committee; and (ii) without limiting the effect of any other provision of the Merger Agreement that confers authority upon the pcOrder Special Committee with respect to the Merger Agreement, all of the rights of pcOrder under the Merger Agreement (including, without limitation, rights of waiver and enforcement) are, to the fullest extent permitted by the DGCL, vested exclusively in the pcOrder Special Committee and shall be exercised by pcOrder only with the consent, or at the express direction, of the pcOrder Special Committee.

   INDEMNIFICATION AND INSURANCE. Trilogy and pcOrder have agreed that all rights to indemnification and advancement of expenses now existing in favor of the present or former directors or officers of pcOrder as provided in pcOrder's Certificate of Incorporation and Bylaws, in effect as of the date of the Merger Agreement, with respect to matters occurring prior to the Effective Time, shall survive the Merger and continue in full force and effect after the Effective Time. To the maximum extent permitted by law, such indemnification will be mandatory rather than permissive, and pcOrder or the Surviving Corporation, as the case may be, have agreed to advance expenses in connection with such indemnification. Trilogy and pcOrder have further agreed that all rights to indemnification now existing in favor of the present or former directors or officers of pcOrder in any indemnification agreement between such person and pcOrder shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement.

   Trilogy or the Surviving Corporation shall maintain in effect for six years from the Effective Time, to the extent available, the current directors' and officers' liability insurance policies maintained by Trilogy or pcOrder covering those directors and officers of pcOrder who are currently covered by such policies with respect to matters occurring prior to the Effective Time; provided, however, that: (i) Trilogy or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable to the beneficiaries thereof, so long as such substitution does not result in gaps or lapses in coverage; (ii) in no event shall Trilogy or the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by pcOrder for such insurance (in which event Trilogy or the Surviving Corporation shall cause to be maintained directors' and officers' liability insurance that, in Trilogy's good faith judgment, provides the maximum coverage available for such maximum premium and reasonably comparable to the current coverage); and
(iii) Trilogy may meet its obligations under this paragraph by covering the above persons under Trilogy's insurance policy or policies on the terms described above.

   In the event that Trilogy or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of such party assume the indemnification obligations of such party as contemplated by two immediately preceding paragraphs.

   REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, among others, representations as to due organization and existence, capitalization, corporate authority, lack of a violation of the Certificate of Incorporation or Bylaws, debt instruments or material agreements of pcOrder or applicable law resulting from the Offer and the Merger, accuracy of pcOrder's public filings, including financial statements, absence of any material adverse change in pcOrder's business, absence of undisclosed liabilities, and the accuracy of information included in certain materials in connection with the transactions contemplated by the Merger Agreement.

   In the Merger Agreement, Trilogy has represented and warranted that it has the funds necessary to complete the transactions contemplated by the Merger Agreement. Trilogy has also represented and warranted that if it borrows any funds to finance any of those transactions, none of the borrowings will be incurred by, or secured (directly or indirectly) by the assets of, pcOrder.

   CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of Trilogy, Sub and pcOrder to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions: (i) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of pcOrder, if required by applicable law in order to consummate the Merger; (ii) no governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; and (iii) Trilogy shall have purchased Shares pursuant to the Offer.

   TERMINATION; FEES AND EXPENSES. The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of pcOrder:

  . by mutual written consent of the pcOrder Board (as agreed to by the pcOrder Special Committee) and the Boards of Directors of Trilogy and Sub; or

  . by either Trilogy or pcOrder (acting through the pcOrder Special
    Committee) if (i) Trilogy shall not have purchased any Shares pursuant to the Offer on or before January 31, 2001; provided, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or before such date, or (ii) any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

  . by Trilogy and Sub if, prior to the purchase of Shares pursuant to the Offer, the pcOrder Special Committee or the pcOrder Board shall have (including by amendment to the Schedule 14D-9) withdrawn or modified in a manner adverse to Trilogy its approval or recommendation of the Offer, the Merger or the Merger Agreement or shall have resolved to do any of the foregoing; or

  . by pcOrder (acting through the pcOrder Special Committee) if due to an occurrence or circumstance, not involving a breach by pcOrder of its obligations thereunder, which would result in a failure to satisfy any of the conditions to the Offer (see "The Tender Offer--Section 13. Certain Conditions to the Offer") or otherwise contained in the Merger Agreement, Trilogy shall have terminated the Offer or permitted the Offer to expire without the purchase of Shares thereunder or prior to the purchase of any Shares pursuant to the Offer, either (i) Trilogy materially breaches or fails in any material respect to perform or comply with any of its material covenants and the agreements contained in the Merger Agreement, or (ii) Trilogy breaches in any material respect any of its representations and warranties granted in the Merger Agreement, and, in either case, a Trilogy Material Adverse Effect results therefrom; or

  . by pcOrder (acting through the pcOrder Special Committee) if, in exercising its business judgment after consultation with its independent legal and financial advisors and taking into account their advice, it determines that a competing offer is superior to the Offer; provided, however, that in such event pcOrder will pay to Trilogy the sum of $1.25 million within two business days after acceptance of the competing offer, which sum will constitute reimbursement to Trilogy for all of its expenses incurred in connection with the Merger Agreement; provided first, however, that pcOrder shall have materially complied with its obligations to provide Trilogy the notice described under "--Notification of Third Party Offers," above.

   In the event of the termination of the Merger Agreement as provided above, except as provided in the next paragraph regarding fees and expenses, the Merger Agreement shall become void and have no effect, and there shall be no liability on the part of Trilogy, Sub or pcOrder. However, a termination shall not relieve any party from liability for any willful breach of the Merger Agreement.

   Except for the possible payment of $1.25 million to Trilogy by pcOrder for the acceptance of a competing offer as described above, all costs and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, regardless of whether the Offer or the Merger shall be consummated.

   AMENDMENTS; WAIVERS. The Merger Agreement may not be amended except pursuant to an instrument in writing signed by pcOrder following approval of such action by the pcOrder Special Committee and signed by Trilogy and Sub; provided, however, that after any approval of the Merger Agreement by the stockholders of pcOrder, no amendment may be made without the further approval of the stockholders of pcOrder which amendment would: (i) decrease the Merger Consideration; (ii) change any other terms and conditions of the Merger Agreement if any of the changes would, individually or in the aggregate, materially adversely affect the stockholders of pcOrder; or (iii) otherwise require stockholder approval under the DGCL.

   At any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of pcOrder, Trilogy, Sub or pcOrder, by action taken by the pcOrder Special Committee on behalf of pcOrder or by Trilogy and Sub, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of any other party to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement, or (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

DISSENTERS' RIGHTS

   APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH BELOW IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

   STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE OFFER PRICE FOR THEIR SHARES.

   If the Merger is consummated, stockholders of pcOrder who have not sold their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, any holder of Shares at the Effective Time (a "Remaining Stockholder") who does not wish to accept the Merger Consideration pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" of such holder's Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash, provided that such holder complies with the provisions of such Section 262 of the DGCL.

   The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex C hereto. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights will not be available unless and until the Merger is consummated.

   Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of pcOrder (i) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is not being effected as a Short-Form Merger but rather is being consummated following approval thereof at a meeting of pcOrder's stockholders (a "long-form merger") or (ii) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger has been approved and stating the effective date thereof and that appraisal rights are available (and includes in such Notice of Merger a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected as a Short-Form Merger without a vote or meeting of pcOrder's stockholders. If the Merger is effected as a long-form merger, this written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of a long-form merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL.

   A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner.

   A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand.

Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of pcOrder called to approve the Merger, in the case of a long-form merger, and within 20 days following the mailing of the Notice of Merger, in the case of a Short-Form Merger.

   Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, pcOrder.com, Inc., 5001 Plaza on the Lake, Austin, Texas 78746. The written demand must reasonably inform pcOrder of the identity of the stockholder and that the stockholder thereby intends to demand appraisal. In the case of a long-form merger, pcOrder must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

   In the case of a long-form merger, Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

   Regardless of whether the Merger is effected as a long-form merger or a Short-Form Merger, within 120 days after the Effective Time, either pcOrder or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in appraisal proceedings. The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation...." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

   Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. Moreover, Trilogy intends to cause the Surviving Corporation to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Shares is less than that paid in the Offer.

   The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

   Any Remaining Stockholder who has duly demanded appraisal in compliance with
Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

   At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his or her demand for appraisal only with the consent of pcOrder as the Surviving Corporation. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration. Inasmuch as pcOrder has no obligation to file such a petition, and Trilogy has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis.

   Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

   Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and in Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders is the right to appraisal described above, monetary damages, injunctive relief or such other relief as the court may fashion may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

BENEFICIAL OWNERSHIP OF THE SHARES

   The following table sets forth information, as of October 21, 2000, with respect to beneficial ownership (as determined in accordance with the SEC's rules) of the Shares by Trilogy and each director and executive officer of each of pcOrder, Trilogy and Sub. Unless otherwise noted, each of the stockholders listed has sole voting and investment power with respect to all Shares shown as beneficially owned by such stockholder, subject to community property laws where applicable and the information contained in the footnotes to this table.

                                                              PERCENT OF CLASS A
BENEFICIAL OWNER                                     NUMBER      COMMON STOCK
----------------                                   ---------- ------------------
Trilogy, Inc.(1).................................. 10,316,620       62.3%
Joseph A. Liemandt(1)............................. 10,316,720       62.3%
Peter J. Barris(2)................................      5,000           *
Linwood A. Lacy, Jr.(2)...........................     12,500           *
Robert W. Stearns(2)..............................     12,500           *
Ross A. Cooley(2).................................    725,000       11.6%
Christina C. Jones(2).............................    640,100       10.3%
Richard Friedman(2)...............................     20,250           *
Carleton K. Thompson(2)...........................     10,106           *
Ajay Agarwal(2)...................................        200           *
Darin Hicks(2)....................................      1,100           *
Diane Liemandt(2).................................      8,504           *
Lance Jones(2)....................................      3,000           *
Henry F. McCance(2)...............................          0          0%
Arthur Marks(2)...................................          0          0%
Charles Frumberg(2)...............................          0          0%
Chistopher Porch(2)...............................          0          0%
Dennis Cassell(2)(3)..............................         20           *
Greg Petersen(2)..................................          0          0%
John Price(2).....................................      7,000           *
Sean Fallon(2)....................................          0          0%
T. Patrick Kelly(2)...............................     10,000           *
Tom Carter(2).....................................     20,075           *

--------
 * Less than 1% of the Shares.

(1) For purposes of calculating the percentage beneficially owned by Trilogy, Inc. and Mr. Liemandt, the 10,316,620 shares of Class B Common Stock beneficially owned by Trilogy, Inc. have been assumed converted into shares of Class A Common Stock. Percentage of beneficial ownership for Trilogy, Inc., and Mr. Liemandt (but not for any of the other listed beneficial owners) is based upon 16,554,185 aggregate shares of Class A Common Stock and Class B Common Stock outstanding. Trilogy, Inc. is the parent of Trilogy. The shares of Class B Common Stock owned by Trilogy, Inc. are registered in the name of Trilogy. Because these shares of Class B Common Stock are already beneficially owned by Trilogy, the Shares into which they are convertible will not be purchased in the Offer. Of the Shares beneficially owned by Trilogy, Inc., 20,620 are subject to options granted by Trilogy to certain of its employees, entitling these employees to purchase the Shares at any time prior to August 25, 2009, at a price of $5.00 per Share. Through his ownership of securities of Trilogy, Inc., Mr. Liemandt has the right to cause to be elected a majority of the Trilogy Board. As a result, Mr. Liemandt may, under the rules of the SEC, be deemed to be the beneficial owner of the Shares beneficially owned by Trilogy, Inc. Mr. Liemandt disclaims beneficial ownership of the Shares beneficially owned by Trilogy, Inc., except with respect to any proportional pecuniary interest therein.

(2) In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares subject to options held by that person that are currently exercisable within 60 days of October 31, 2000, are included as Shares beneficially owned. The Shares issuable pursuant to these options are deemed outstanding for purposes of computing the percentage ownership of the person holding the options but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Options included in beneficial ownership for the following individuals are as follows: Mr. Liemandt, 100 Shares; Mr. Barris, 5,000 Shares; Mr. Lacy, 12,500 Shares; Mr. Stearns, 12,500 Shares; Mr. Cooley, 445,000 Shares; Ms. Jones,640,100 Shares; Mr. Friedman, 18,750 Shares; Mr. Thompson, 10,106 Shares; Mr. Agarwal, 50 Shares; Mr. Hicks, 100 Shares; Mr. Price, 7,000 Shares; and Mr. Carter, 20,075 Shares.

(3) Represent Shares registered in the name of Mr. Cassell's spouse. Mr. Cassell disclaims beneficial ownership of these Shares.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

   GENERAL. To pcOrder's and Trilogy's knowledge, no transactions in the Shares, except as set forth on Schedule II and other than ordinary course purchases under the ESPP, have been effected during the past 60 days by pcOrder or its executive officers, directors, affiliates and any associates, or by Trilogy or its executive officers, directors, affiliates and any associates or majority owned subsidiaries and any executive officer or director of any subsidiary.

   During the two years prior to the date of the Offer to Purchase, no purchases of Shares were made by pcOrder or Trilogy, except purchases made by pcOrder pursuant to its stock repurchase program as described on Schedule II.

   Except as set forth in this Offer to Purchase, neither Trilogy nor pcOrder nor, to their knowledge, any of their directors or executive officers or any person controlling pcOrder, is not a party to any agreement, arrangement or understanding with any other person with respect to any securities of pcOrder, including, without limitation, any agreement, arrangement or understanding, concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. Except as described in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, no contracts or negotiations concerning a merger, a consolidation, an acquisition, a tender offer for or other acquisition of any securities of pcOrder, an election of directors of pcOrder, or a sale or other transfer of a material amount of assets of pcOrder, has been entered into or has occurred between any affiliates of pcOrder, Trilogy or between pcOrder or any of its affiliates and any unaffiliated person. See "--Plans for pcOrder After the Offer and the Merger; Certain Effects of the Offer."

   PRIOR PUBLIC OFFERINGS. On February 25, 1999, pcOrder registered with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-1, the sale of 2,530,000 Shares at a price of $21.00 per share resulting in gross aggregate proceeds of $46.2 million.

   On May 26, 1999, pcOrder registered with the SEC under the Securities Act, on Form S-8, its 1996 Option Plan and its 1999 Stock Incentive Plan pursuant to which pcOrder is authorized to issue up to 4,791,515 Shares.

   On December 7, 1999, pcOrder and the stockholders listed in the table below registered with the SEC under the Securities Act, on Form S-1, the sale of 3,000,000 Shares at a price of $53.31 per Share resulting in gross aggregate proceeds of $159.9 million. Of the 3,000,000 Shares, each of the following parties sold the number of Shares, and received the gross proceeds, set forth opposite such party's respective name:

                                                       NUMBER OF
      STOCKHOLDER                                     SHARES SOLD GROSS PROCEEDS
      -----------                                     ----------- --------------
      pcOrder........................................    500,000  $ 26.7 million
      Trilogy........................................  2,333,000  $124.4 million
      Ross A. Cooley.................................     50,000  $  2.7 million
      Christina C. Jones.............................     80,000  $  4.3 million
      James J. Luttenbacher..........................      6,000  $  0.3 million
      Other Stockholders.............................     31,000  $  1.7 million

   On March 17, 2000, pcOrder registered with the SEC, on Form S-8, its Employee Stock Purchase Plan and its Foreign Subsidiary Employee Stock Purchase Plan pursuant to which pcOrder was authorized to issue up to 250,000 Shares.

   On October 19, 2000, pcOrder registered with the SEC, on Form S-8, its 1999 Stock Incentive Plan and its 2000 Nonstatutory Stock Option Plan pursuant to which pcOrder is authorized to issue up to 2,331,175 shares of Class A Common Stock.

   To the best of pcOrder's knowledge, after reasonable inquiry, all of the directors or executive officers of pcOrder, other than any individuals for whom the tender of Shares could cause him or her to incur liability under the provisions of Section 16(b) of the Exchange Act, if any, intend to tender Shares held by them pursuant to the Offer.

RELATED PARTY TRANSACTIONS

   pcOrder has engaged in transactions and is a party to arrangements with Trilogy and its affiliates as provided below. The following information should be read together with "--Background of the Offer and the Merger." Additional information with respect to the approximate dollar amount of certain transactions between pcOrder and Trilogy during the past two full fiscal years and the first nine months of 2000 is contained in Schedule III to this Offer to Purchase.

   ASSET TRANSFER AGREEMENT. On June 1, 1996, pcOrder and Trilogy entered into an Asset Transfer Agreement pursuant to which Trilogy transferred the assets and liabilities of its pcOrder.com division to pcOrder in exchange for shares of pcOrder's capital stock.

   REGISTRATION RIGHTS. Trilogy has the right, on no more than four occasions, to require pcOrder to register the shares of pcOrder's capital stock held by Trilogy within 180 days of such request. In addition, Trilogy has the right under certain circumstances, to require pcOrder to include shares in a registration statement registering other shares of capital stock of pcOrder. pcOrder has agreed to indemnify Trilogy and provide contribution with respect to liabilities under the Securities Act in connection with such registrations. These registration rights expire on June 6, 2004.

   NON-COMPETITION AND NON-HIRE. Trilogy agreed not to engage in, directly or indirectly, any business directly in competition with pcOrder at any time prior to June 1, 1999. Further, during such period, Trilogy also agreed not to hire or recruit any person who was, at the effective date of the agreement or within the 12 month period preceding such effective date, an employee of the pcOrder.com division of Trilogy. These non-competition and non-hire covenants expired effective June 1, 1999. Since that date, there have been no contractual restrictions on Trilogy's competing with pcOrder or hiring or recruiting employees of pcOrder.

   TECHNOLOGY, SERVICES AND LICENSE AGREEMENT. On September 1, 1998, pcOrder and Trilogy entered into a Technology, Services and License Agreement pursuant to which each party granted the other access to specified intellectual property and products owned by each party or jointly owned by the parties and existing as of September 1, 1998, and any updates, changes to, and new releases of those products or to sublicense any third party to do so, subject to certain confidentiality and other restrictions.

   TRILOGY LICENSE TO PCORDER. Trilogy has granted pcOrder a nonexclusive, irrevocable, perpetual, worldwide right and license under Trilogy's intellectual property rights to make, use, reproduce, prepare derivative works based upon, license, offer to license, import, export, publish, distribute, perform, display, advertise, market, promote, service and or support certain of pcOrder's e-commerce products in object code form, and to sublicense any third party to do so, subject to the payment of royalties as described below.

   PCORDER LICENSE TO TRILOGY. pcOrder has granted Trilogy a nonexclusive, irrevocable, perpetual, worldwide right and license to use pcOrder's intellectual property rights to make, use, reproduce, prepare derivative works based upon, license, export, publish, distribute, perform, display, advertise, market, promote, service and support certain Trilogy products in object code form and to sublicense any third party to do so, subject to the payment of royalties as described below.

   Trigger Events. Each party is required to provide the other any updates,
   ---------------
changes to, and new releases of the aforementioned products until five years after (i) a change in control of Trilogy or (ii) such time as pcOrder is no longer required by generally accepted accounting principles to be consolidated with Trilogy for financial reporting purposes (each, a "Trigger Event") but no sooner than September 1, 2008. Neither party is restricted from entering into or having similar agreements with third parties or doing any activity relating to competitive products and services (involving none of the other party's information or intellectual property). Notwithstanding the foregoing, to the extent that any of Trilogy's intellectual property is not a replacement or of a same, similar or equivalent general type as Trilogy's intellectual property available prior to an event described above, pcOrder will not have rights to such pre-Trigger Event intellectual property of Trilogy.

   Jointly-Developed Intellectual Property. Where at least one employee and/or
   ----------------------------------------
contractor of pcOrder and at least one employee and/or contractor of Trilogy cooperate toward jointly creating, inventing or discovering new material qualifying for either patent or copyright protection, the parties are required to negotiate in good faith on a project-by-project basis to determine to what extent such newly-developed material should be jointly owned. In the event of joint ownership, the parties shall have an equal, undivided interest in such patent, copyright or other intellectual property.

   License Fees. pcOrder and Trilogy are each obligated to pay to the other
   -------------
monthly royalties on license, subscription and software maintenance fees from certain products that incorporate the other party's technology. For each of the three years in the period ended December 31, 1999, pcOrder has committed to pay royalties annually to Trilogy pursuant to the applicable agreements in effect at that time, as follows:

  . 20% of the license fees derived from sales of certain of pcOrder's products;

  . 9% of software maintenance fees related to certain of pcOrder's products; and

  .  6% of subscription fees from sales of certain of pcOrder's products.

   In October 1999, pcOrder agreed to pay Trilogy an additional $1.0 million in order to license Trilogy's technology for use in the office products industry.

   Indemnification. The agreement provides that each party will defend,
   ----------------
indemnify and hold harmless the other party for any claim against such other party by any third party to the extent based on an actual or alleged:

  .  failure by a party to perform its obligations under the agreement;

  .  breach of representations or warranties;

  .  failure by a party to comply with governmental laws or regulations;

  . intentional or grossly negligent acts or omissions on the part of a party; and

  .  infringement and Year 2000 failures.

   Consulting Services. Upon either party's request, the parties are required
   --------------------
to negotiate in good faith regarding the terms and conditions upon which either party will perform consulting services reasonably requested by the other party. The parties' obligations expire on the later of:

  . seven years following a change in control of Trilogy or such time as pcOrder is no longer required by generally accepted accounting principles to be consolidated with Trilogy for financial accounting purposes; or

  .  September 1, 2010.

   Term. The agreement has a perpetual term, unless terminated earlier by
   -----
either party upon thirty-one days' prior notice of an uncured breach by the other party, subject to extension for special circumstances, or the bankruptcy of either of the parties.

   Assignment. Neither Trilogy nor pcOrder may assign the agreement without
   -----------
prior written consent, not to be unreasonably withheld, of the other party. Either pcOrder or Trilogy may assign the agreement, without the other party's consent, to a third party by operation of law or who purchases or otherwise acquires substantially all of the assets of such assigning party and expressly assumes in writing such assigning party's obligations under the agreement. The assigning party shall continue to be subject to such obligations under the agreement notwithstanding the assignment.

   TAX ALLOCATION AGREEMENT. On March 4, 1996, pcOrder and Trilogy entered into a Tax Allocation Agreement pursuant to which pcOrder and Trilogy agreed to make payments between each of them of the amount of taxes to be paid or received by pcOrder as though pcOrder were to file separate federal, state and local income tax returns rather than treating pcOrder as a consolidated subsidiary of Trilogy for tax purposes.

   Rights of Trilogy. Under the agreement, Trilogy has some exclusive rights
   ------------------
including:

  . all of the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to the parent of a combined, consolidated or unitary group);

  . the right to serve as the sole and exclusive agent for pcOrder in any and all matters relating to the income, franchise and similar liabilities of pcOrder;

  . the sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state and local income tax returns or amended returns; and

  . the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of pcOrder.

   In addition, Trilogy provides the aforementioned services with respect to pcOrder's separate state and local returns and pcOrder's foreign returns.

   Allocation of Liability. Each member of a consolidated group is jointly and
   ------------------------
severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the agreement allocates tax liabilities between pcOrder and Trilogy, during the periods in which pcOrder was included in Trilogy's consolidated group, pcOrder could be liable in the event that any federal tax liability was incurred, but not discharged, by any other member of Trilogy's consolidated group. Pursuant to the agreement, Trilogy is obligated to indemnify pcOrder for any tax liabilities, provided that pcOrder has paid its allocated share of such liabilities to Trilogy.

   MANAGEMENT SERVICES AGREEMENT. On July 1, 1998, pcOrder and Trilogy entered into a Management Services Agreement pursuant to which Trilogy provides administrative and corporate support services to pcOrder.

   Mandatory Services. pcOrder is required to pay for the following services
   -------------------
during the term of the agreement:

  .  Tax Administration Services;

  .  Accounting/Payroll Services;

  .  Treasury/Finance Services;

  .  Corporate Finance Services;

  .  Recruiting Services; and

  .  Trilogy University Services/Training.

   The provision of these services may not be unilaterally terminated by either party during the term of the agreement.

   Optional Services. Unless discontinued in writing, pcOrder must also pay
   ------------------
for the following optional services:


  . Administrative Services (including purchasing, shipping and receiving services);

  .  Audit Services;

  .  Human Resources Services;

  .  Legal Services; and

  .  Customer Training.

   The provision of these optional services may be terminated by either party upon 90 days' advance notice.

   Termination. This initial term agreement was scheduled to terminate on June
   ------------
30, 1999, and has been renewed for successive one-year renewal terms. The agreement may be terminated:

  . by either party within 30 days of an uncured material breach by the other party;

  .  by either party upon the liquidation or dissolution of the other party;

  . by Trilogy, immediately upon notice to pcOrder, if pcOrder fails to pay the amount due to Trilogy under such agreement by the tenth day after notice of nonpayment is given; or

  . on or after the date at which Trilogy ceases to own a majority of pcOrder's common stock.

   Assignment. Under the terms of the agreement, neither party may assign any
   -----------
of its rights or duties, including by operation of law. Trilogy may subcontract any service in whole or in part to any person, including an affiliate of Trilogy.

   SUBLEASE AGREEMENT. On June 1, 1999, pcOrder and Trilogy entered into a Sublease Agreement, dated June 1, 1999, pursuant to which pcOrder subleases its Austin facilities from Trilogy. The sublease terminates on April 7, 2005. Annual rent started at $62,720 for the first year and escalates to $69,153 for the last year. pcOrder must also pay Trilogy 31.5% of any additional amounts due under Trilogy's master lease. If Trilogy renews the master lease under which Trilogy leases pcOrder facilities, Trilogy is required to provide pcOrder with the option of renewal at a rent of 31.5% of the rent due under the renewed master lease. Trilogy has a right to purchase the premises from its landlord. If Trilogy exercises its right to purchase the premises, the sublease becomes a direct lease between Trilogy and pcOrder. pcOrder may not assign its obligations under the sublease or sublease the facilities to a third party without Trilogy's prior written approval.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

   Consummation of the Offer and the Merger will have effects on the compensation and incentive plans and arrangements in which officers and directors of pcOrder are participants, as summarized below.

   TREATMENT OF STOCK OPTION PLANS. pcOrder currently maintains the following stock option plans:

  .  1996 Stock Option Plan;

  .  1999 Stock Incentive Plan; and

  .  2000 Nonstatutory Stock Option Plan.

   In connection with the Merger, the pcOrder Board adopted resolutions to clarify that its stock option plans permit the treatment of options in accordance with the treatment provided for in the Merger Agreement. See "Special Factors - The Merger Agreement - Treatment of Options and ESPP" above for a discussion of the treatment of outstanding options to purchase Class A Common Stock.

   SEVERANCE ARRANGEMENTS. No discussions have occurred as of the date hereof between Trilogy and the executive officers regarding continued employment with pcOrder or employment with Trilogy following the Effective Time of the merger, except that, Christina Jones, pcOrder's President and Chief Operating Officer, has had discussions with Trilogy concerning her future employment with pcOrder or Trilogy. No agreement between Trilogy and Ms. Jones has been reached as of the date hereof. Trilogy and the other executive officers may have similar discussions in the future.

   Christina Jones, President and Chief Operating Officer. In November 1996,
   -------------------------------------------------------
pcOrder and Ms. Jones entered into an employment agreement that provided for an employment period ending on November 1, 2000. The pcOrder Board has approved, and has offered to Ms. Jones, an extension of her employment period under the agreement for the period beginning on November 1, 2000 and ending on midnight on the 30th day from and excluding the earlier to occur of: (a) the Effective Time of the Merger; or (b) the termination of the Merger Agreement in accordance with its terms.

   If Ms. Jones decides to accept such extension and, during the extended term, the agreement is terminated without cause or if Ms. Jones terminates her employment agreement for pcOrder's failure to comply with any material provision of the agreement, Ms. Jones will continue to receive employee benefits and monthly payments equal to one-twelfth of her current annual salary for 12 months following the effective date of the termination.

   As of the date of this Offer to Purchase, Ms. Jones continues to be employed by pcOrder but has not decided whether she will accept the extension of the agreement.

   Richard Friedman, Vice President, General Counsel and Secretary. In July
   ----------------------------------------------------------------
1999, pcOrder and Mr. Friedman entered into an employment agreement pursuant to which Mr. Friedman will continue to receive employee benefits and monthly payments equal to one-twelfth of his then-current annual salary for six months following the effective date of a termination of his agreement without cause.

   In October 1999, that agreement was amended to provide that if Mr. Friedman's employment is terminated within three months following a "corporate event," other than by pcOrder for "cause," pcOrder will pay Mr. Friedman one-twelfth his base salary monthly for six months and a prorated bonus from July 1, 2000 through the date of termination at the rate of $50,000 per six-month period, less any bonus amount previously paid by pcOrder to Mr. Friedman with respect to such period. As used in Mr. Friedman's agreement, "corporate event" is defined to be the first to occur of:

  . the closing of a transaction in which a third-party, which includes Trilogy and its affiliates, acquires all or substantially all of pcOrder's stock or of the assets of pcOrder's enterprise software business;

  .  implementation of a corporate restructuring; and

  .  March 31, 2000.

   In addition, "cause" is defined to mean:

  . material failure by Mr. Friedman to perform his duties as Vice President and General Counsel;

  .  a material breach by Mr. Friedman of his employment agreement;

  .  fraud or willful misconduct by Mr. Friedman; or

  . conviction of Mr. Friedman for fraud, misappropriation, embezzlement, or any felony.

   Carleton K. Thompson, Vice President, Finance. In October 2000, pcOrder and
   ----------------------------------------------
Mr. Thompson entered into a retention agreement pursuant to which, if Mr. Thompson is terminated at any time without "cause" or if, within three months after completion of the Merger, Mr. Thompson or pcOrder terminates Mr. Thompson's employment for any reason, then pcOrder will continue to pay Mr. Thompson monthly for six months after the effective date of termination an amount equal to one-twelfth of his annual base salary. In addition, pcOrder will pay Mr. Thompson within one week of termination, a pro-rated bonus from July 1, 2000 through the termination date at a rate of $50,000 per six-month period less any bonus amount previously paid by pcOrder to Mr. Thompson with respect to that six-month period.

   The agreement defines a reduction in Mr. Thompson's base salary as a termination for purposes of calculating the benefits above. The agreement defines cause to include an extended, unexcused absence, or misconduct of any kind that is intended to or reasonably likely to cause harm to pcOrder or its employees.

   INTERLOCKING DIRECTORS AND OFFICERS. In considering the recommendation of pcOrder Board and the pcOrder Special Committee with respect to the Offer and the Merger, stockholders should be aware that certain officers and directors of Trilogy and pcOrder have interests in the Offer and the Merger that are described below and that may present them with certain potential conflicts of interest. Currently, of the five directors of pcOrder, one is also the majority stockholder of Trilogy, Inc., the parent of Trilogy, and a director and executive officer of Trilogy and another is a partner in a venture capital firm that is also a stockholder of Trilogy, Inc.

   CERTAIN INTERESTS OF TRILOGY. Stockholders also should be aware that Trilogy has certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. As a result of Trilogy's current ownership of approximately 62% of the issued and outstanding shares of Class A and Class B Common Stock of pcOrder, Trilogy may be deemed to control pcOrder.

   The pcOrder Special Committee and pcOrder Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "--Recommendation of the pcOrder Special Committee and the pcOrder Board; Fairness of the Offer and the Merger."

   INDEMNITY AGREEMENTS. In October, pcOrder entered into Indemnity Agreements with each of its directors and executive officers. The Indemnity Agreements require pcOrder to maintain directors' and officers' insurance that is at least as favorable as the insurance then maintained by pcOrder. These agreements also make indemnification by pcOrder mandatory, in most cases, for all expenses and liabilities incurred by the officer or director in such capacity if that officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of pcOrder and its stockholders and, with respect to any third party criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. These agreements also make advancement of expenses by pcOrder mandatory in connection with any proceeding to which the officer or director is a party or is threatened to be made a party by reason of his or her status as an officer or director. In addition, no legal action may be brought by, or in the right, of pcOrder against the director or officer more than two years after the date of accrual of such cause of action or such shorter period as may be provided by law. Also see "--The Merger Agreement--Indemnification and Insurance" and "-- Certain Litigation."

   ALLOCATION OF MERGER CONSIDERATION AMONG EXECUTIVE OFFICERS AND DIRECTORS. The table below sets forth information for each director or executive officer who will be entitled to receive cash payments in connection with the Offer or the Merger with respect to such individuals' Shares or options to purchase Shares.

                    SHARE AND OPTION AMOUNTS WITH RESPECT TO
                 PCORDER'S DIRECTORS AND EXECUTIVE OFFICERS (1)

                                      DOLLAR
                                      AMOUNT
                                     AT OFFER             DOLLAR
                                      PRICE   NUMBER OF   AMOUNT
                                       FOR     OPTIONS   AT OFFER
                             SHARES   SHARES   IN-THE-  PRICE FOR   TOTAL CASH
                              OWNED   OWNED   MONEY (2)  OPTIONS   CONSIDERATION
            NAME               (#)     ($)       (#)       ($)          ($)
---------------------------- ------- -------- --------- ---------- -------------
Ross A. Cooley.............. 130,000 $828,750  595,000  $2,008,125  $2,836,875
Christina C. Jones..........      -        -   690,100   2,329,088   2,329,088
Carleton Thompson...........      -        -    25,022      37,533      37,533
Richard Friedman............   1,500    9,563   40,250      60,375      69,938
Joseph A. Liemandt..........      -        -       100         338         338

--------
(1) Because directors Barris, Lacy and Stearns own no Shares and the exercise prices of their options to purchase Shares are above the Offer Price, they are omitted from the table.

(2) Assumes that each of the executive officers enters into an agreement with pcOrder providing for the treatment of options in the manner specified in the Merger Agreement if the Merger is consummated (see "--The Merger Agreement--Treatment of Options and ESPP"), in which case the cash payments shown in this column will be made to each of them in respect of all their in-the-money options (i.e., where the exercise price is below the Offer Price), whether or not such options are vested at the Effective Time.

   Except as set forth in the table above, no director or executive officer is entitled to receive any cash compensation in connection with the offer or the Merger for Shares owned or options to purchase Shares. In addition, the Merger Agreement contains certain provisions with respect to indemnification of directors and executive officers, advancement of expenses and maintenance of directors' and officers' liability insurance subsequent to the Effective Time. See "--The Merger Agreement--Indemnification and Insurance."

CERTAIN FINANCIAL PROJECTIONS

   pcOrder does not, as a matter of course, make public forecasts or projections as to future revenues, earnings or its general financial performance, including the projections set forth below, and such information was not prepared with a view to public disclosure. However, in connection with Trilogy's evaluation of its investment in pcOrder (see "--Background of the Offer and the Merger"), pcOrder shared with Trilogy and SG Cowen under a confidentiality agreement, as well as with DRW, certain internally prepared projections developed in the ordinary course of pcOrder's business and planning, which are summarized below. These summary projections have been included in this Offer to Purchase solely because they were made available to Trilogy and its advisors in connection with their consideration of the Offer and considered by DRW in rendering its fairness opinion.

   The projections set forth below were not prepared with a view to public disclosure or in compliance with published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by any independent accounting firm. No independent accounting firm performed any services with respect thereto.

   The projections are forward-looking statements that are based on a number of estimates and assumptions that involve judgments with respect to future economic and competitive conditions, inflation rates and future business conditions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the control of pcOrder, as well as to the inherent uncertainties resulting from pcOrder's deteriorating financial condition. Therefore, there can be no assurance that the projections will prove to be reliable estimates of future performance. It is quite likely that actual results will vary materially from these estimates. The inclusion of these projections is not a representation by any party that the estimates will be realized. There can be no assurances in this regard. None of pcOrder, Trilogy, Sub, DRW, SG Cowen, the Dealer Manager, the Information Agent nor any other person assumes any responsibility for the accuracy of these projections.

                                   PROJ.     PROJ.    PROJ.    PROJ.    PROJ.
                                  QUARTER   QUARTER  QUARTER  QUARTER  QUARTER
                                   ENDING   ENDING   ENDING   ENDING    ENDING
                                  12/31/00  3/31/01  6/30/01  9/30/01  12/31/01
                                  --------  -------  -------  -------  --------
                                               (IN THOUSANDS)
Total revenues................... $ 7,519   $ 7,079  $ 7,324  $ 6,700   $7,198
Total cost of revenues...........   5,162     3,225    3,086    3,035    2,927
Total gross profit...............   2,367     3,854    4,238    3,665    4,271
Operating loss...................  (8,817)   (2,464)  (2,062)  (1,089)    (640)
Profit (loss)....................  (7,780)   (1,611)  (1,286)    (393)      62

   In addition to estimates and assumptions about economic and competitive uncertainties generally, the above projections reflected management's assumption that pcOrder would restructure in part as follows:

  . that pcOrder would terminate approximately 90 personnel and retain a core set of eight key customers;

  . that pcOrder would recognize a restructuring charge of approximately $4.4 million in the fourth quarter of 2000;

  . that pcOrder would exit the content business but receive no consideration for it;

  . that pcOrder would exit the community business but receive no consideration for it; and

  . that pcOrder would continue to pay Trilogy approximately $2.0 million per quarter through the second quarter of 2001 for modeling services related to pcOrder's contract with Compaq Computer Corporation.

   The summary projections provided above also were based on the following projected software bookings and headcount at the end of each respective quarter:

      PROJECTED QUARTER ENDING                     SOFTWARE BOOKINGS HEADCOUNT
      ------------------------                     ----------------- ---------
      12/31/00....................................   $        0.00      130
       3/31/01....................................   $ 5.0 million      131
       6/30/01....................................   $ 5.0 million      132
       9/30/01....................................   $ 5.0 million      140
      12/31/01....................................   $10.0 million      143

CERTAIN LITIGATION

   On October 25 and 26, 2000, and November 1, 2000, following Trilogy's pcOrder's joint press release on October 25, 2000 announcing the Merger Agreement, five purported stockholder class action lawsuits were filed against pcOrder, its five directors, and Trilogy in the Delaware Court of Chancery entitled SIDNEY ISSACS V. PCORDER.COM, ET AL., C.A. No. 18454; THOMAS L. HANLEY
V. PCORDER.COM, ET AL., C.A. No. 18458NC; ANDY HICKMAN V. PCORDER.COM, ET AL. C.A. No. 18455; AMY COLLINS V. PCORDER.COM, ET AL., C.A. No. 18459NC and JEANETTE CORPUS V. PCORDER.COM, ET AL., C.A. No. 18472NC (collectively the "Delaware Complaints"). On October 26, 2000, a similar purported class action lawsuit was filed against the same defendants in the District Court of Travis County, Texas entitled JAMES F. MARTENS V. PCORDER.COM ET AL., Court No. GN003141 (the "Texas Petition").

   The allegations in each of the Delaware Complaints are identical, the only difference being the name of the purported class representative in each action. The Delaware Complaints all allege the same grounds for relief, namely that the defendants breached their fiduciary duty to the stockholders by orchestrating the purchase of the Shares so that the public stockholders were deprived of an "adequate" or "fair" price. The Delaware Complaints also allege that Trilogy has a conflict of interest and committed this breach of fiduciary duty solely to benefit itself in the Offer and Merger. The individual defendants are alleged to have "acquiesced" in Trilogy's wrongdoing. The Delaware Complaints also allege that pcOrder's earning results were withheld until after the Merger Agreement was announced in order to artificially limit the price of the Shares.

   The allegations in the Texas Petition, while not identical to those in the Delaware Complaints, claim essentially the same basic grounds for relief. According to the Texas Petition, the individual defendants breached their fiduciary duty to stockholders of pcOrder in connection with the Merger Agreement by failing to provide an appropriate process for eliciting and evaluating bids. The Texas Petition further alleges that the actions of the individual defendants were taken solely to serve their own interests and/or the interests of pcOrder's largest stockholder, while inhibiting the "maximization" of stockholder value. The Texas Petition also contains allegations regarding the timing of the announcement of the Merger Agreement similar to those in the Delaware Complaints.

   All six of the lawsuits seek declarations that the defendants breached their fiduciary duties (or acquiesced in the breach), unspecified damages and an award of attorneys' fees, among other relief. All of the lawsuits include a request for an injunction declaring the suits maintainable as class actions. Each of the lawsuits seeks to enjoin the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or to rescind the transactions in the event they are consummated or to obtain rescissory damages. The Texas Petition seeks further declarations that the approval of the Merger Agreement constituted a breach of fiduciary duty and as a result is a nullity, and a further injunction directing the individual defendants to obtain a transaction that is in the best interests of stockholders.

   Although all of the lawsuits include general claims for injunctive relief, to the knowledge of pcOrder and Trilogy, none of the plaintiffs has filed a motion requesting the Delaware and Texas courts to prohibit the closing of the Offer or the Merger. pcOrder and Trilogy each intends to defend against all of these lawsuits vigorously. The complaints in the lawsuits have been filed as exhibits to the Offer Statement on Schedule TO filed by pcOrder and Trilogy with the SEC (see "The Tender Offer--Section 15. Miscellaneous").

                                THE TENDER OFFER

   1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Trilogy will accept for payment, and will pay for, any and all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by "--
Section 4. Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, December 6, 2000, unless and until Trilogy (but subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Trilogy, shall expire.

   Subject to the provisions of the Merger Agreement, Trilogy may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, Trilogy may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders;
(ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn; or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

   The Merger Agreement provides that, without the consent of pcOrder (expressed in a resolution adopted by both the pcOrder Special Committee and the pcOrder Board), Trilogy will not: (i) decrease the Offer Price, or change the form of consideration to be paid in the Offer; (ii) impose any additional conditions to the Offer from those set forth in "--Section 13. Certain Conditions to the Offer;" (iii) reduce the number of Shares subject to the Offer; or (iv) otherwise amend the Offer in a manner that would adversely affect the holders of Shares.

   Trilogy acknowledges that Rule 14e-1(c) under the Exchange Act requires Trilogy to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

   Notwithstanding the foregoing, Trilogy has the right, without the consent of pcOrder, to extend the Offer beyond the initial Expiration Date in the following events: (i) from time to time if, at the initial Expiration Date (or any subsequent Expiration Date), any of the conditions of the Offer shall not have been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; or (iii) pursuant to an amendment to the Offer providing for a "Subsequent Offering Period" (as defined below) not to exceed twenty business days, to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange Act. In addition, if at any scheduled Expiration Date of the Offer any of the conditions of the Offer have not been satisfied or waived by Trilogy but are reasonably capable of being satisfied, Trilogy must extend the Offer for ten calendar days from the then-scheduled Expiration Date of the Offer; provided that Trilogy is not obligated to extend the Offer pursuant to this requirement more than once.

   Pursuant to Rule 14d-11 under the Exchange Act, Trilogy may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to twenty business days in length, beginning after Trilogy purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. It is a condition to Trilogy's right to extend the Offer to provide for a Subsequent Offering Period that, in connection with such extension, Trilogy must waive, with respect to all Shares validly tendered during the Subsequent Offering Period, all conditions of the Offer.

   Following the satisfaction or waiver of the conditions set forth in "--
Section 13. Certain Conditions to the Offer," the Merger Agreement requires Trilogy to accept for payment and pay for all Shares validly tendered and not withdrawn as soon as it is permitted to do so under applicable law.

   Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof and, in the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-3(d), l4d-4(d), 14d-6(c) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Trilogy may choose to make any public announcement, Trilogy shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

   If Trilogy is delayed in its payment for the Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Trilogy's rights under the Offer, the Depositary may retain tendered Shares on behalf of Trilogy, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in "--
Section 4. Withdrawal Rights." However, the ability of Trilogy to delay the payment for Shares which Trilogy has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

   If Trilogy makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Trilogy will extend the Offer to the extent required by Rules 13e-3(d), 14d-4(d), l4d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an Offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an Offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the Offer Price and the number of Shares being sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Trilogy increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

   pcOrder has provided Trilogy with pcOrder's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on pcOrder's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

   2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Trilogy will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. Subject to applicable rules of the SEC, Trilogy expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law. If Trilogy desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, Trilogy will otherwise extend the Offer.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the book-entry transfer facility, The Depository Trust Company ("DTC"), pursuant to the procedures set forth in "--
Section 3. Procedures for Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

   For purposes of the Offer, Trilogy will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Trilogy gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Trilogy's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Trilogy and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in "--Section 3. Procedures for Tendering Shares," such Shares will be credited to an account maintained at
DTC), as promptly as practicable following the expiration or termination of the Offer.

   If, on or prior to the Expiration Date, Trilogy shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered, accepted for payment or paid for prior to such increase in consideration.

   Trilogy reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly-owned subsidiaries, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve Trilogy of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

   3. PROCEDURES FOR TENDERING SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Trilogy may enforce such agreement against such participant.

   BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the depositary.

   SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program or is otherwise an "Eligible Guarantor Institution" (as such term is defined in Rule 17Ad-5 under the Exchange Act) (each, an "Eligible Institution"), except in cases where Shares are tendered
(i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Trilogy, proper evidence satisfactory to Trilogy of their authority to so act must be submitted. See Instructions 1, 5, 6 and 7 of the Letter of Transmittal.

   GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Trilogy, is received prior to the Expiration Date by the Depositary as provided below; and

     (iii) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange and the Nasdaq National Market System are open for business.

   The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Trilogy.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Certificates evidencing such Shares, or a Book-Entry

Confirmation of the delivery of such Shares, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case a book-entry transfer, an agent's message), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations with respect to the Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY TRILOGY FOR THE TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Trilogy in its sole discretion, which determination shall be final and binding on all parties. Trilogy reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Trilogy also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular Shares or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and Trilogy's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Trilogy. None of Sub, Trilogy, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints the designees of Trilogy named in the Letter of Transmittal as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Trilogy (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Trilogy accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Trilogy will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of pcOrder's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Trilogy reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Trilogy's payment for such Shares, Trilogy must be able to exercise full voting rights with respect to such Shares.

   The acceptance for payment by Trilogy of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Trilogy upon the terms and subject to the conditions of the Offer.

   TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENTS MADE TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE

DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL. NON-UNITED STATES HOLDERS MUST SUBMIT A COMPLETED FORM W-8 OR FORM W-8BEN TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTION 12 OF THE LETTER OF TRANSMITTAL. THESE FORMS MAY BE OBTAINED FROM THE DEPOSITARY.

   4. WITHDRAWAL RIGHTS. Tenders of the Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Trilogy pursuant to the Offer, may also be withdrawn at any time on or after January 4, 2001. If Trilogy extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Trilogy's rights under the Offer, the Depositary may, nevertheless, on behalf of Trilogy, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "--Section 3. Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares or must otherwise comply with DTC's procedures.

   Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in "--Section 3. Procedures for Tendering Shares," at any time prior to the Expiration Date or during a Subsequent Offering Period under Rule 14d-11 under the Exchange Act, if the Offer is amended to provide for one.

   No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 under the Exchange Act and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 under the Exchange Act with respect to Shares tendered in the Offer and accepted for payment.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Trilogy, in its sole discretion, whose determination will be final and binding. None of Trilogy, Sub, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended ("the Code"), and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize a gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer or converted pursuant to the Merger. The maximum United States federal income tax rate applicable to individual taxpayers on long-term capital gain is 20%, and the deductibility of capital losses is subject to limitations. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws.

   The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation or to a stockholder who is otherwise subject to special tax treatment under the Code (for example, brokers, dealers in securities, banks, insurance companies, tax-exempt organizations and financial institutions and taxpayers that are neither citizens nor residents of the United States or that are foreign corporations or foreign estates or trusts as to the United States).

   THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL OR NON-UNITED STATES INCOME AND OTHER TAX LAWS.

   6. PRICE RANGE OF SHARES. The Shares are listed and principally traded on the Nasdaq National Market System under the symbol "PCOR." The following table sets forth, for the calendar quarters indicated, the high and low closing sales prices per Share on the Nasdaq National Market System as reported by published financial sources:

                                                                   HIGH   LOW
                                                                  ------ ------
Year ended December 31, 1999
  First Quarter (from February 26)............................... $70.25 $39.50
  Second Quarter.................................................  80.00  30.38
  Third Quarter..................................................  41.00  27.38
  Fourth Quarter.................................................  71.00  34.50
Year ended December 31, 2000
  First Quarter..................................................  54.00  19.94
  Second Quarter.................................................  23.88   7.50
  Third Quarter..................................................   8.69   3.56
  Fourth Quarter (through November 3)............................   6.19   3.06

   On October 24, 2000, the last full trading day prior to the initial public announcement with respect to the proposed Offer, the last sale price per Share as reported on the Nasdaq National Market System was $3.4375. On November 3, 2000, the last full trading day prior to the commencement of the Offer, the last sale price per Share as reported on the Nasdaq National Market System was $6.125. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

   7. CERTAIN INFORMATION CONCERNING PCORDER. Except as otherwise set forth herein, the information concerning pcOrder contained in this Offer to Purchase, including financial information, has been furnished by pcOrder or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Trilogy does not assume any responsibility for the accuracy or completeness of the information concerning pcOrder furnished by pcOrder or contained in such documents and records or for any failure by pcOrder to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Trilogy.

   GENERAL. pcOrder provides business-to-business software applications, content and related services that are designed to move the computer industry to the web. pcOrder's tailored solutions are designed to enable industry participants to take advantage of the increasing adoption of e-commerce to automate sales and distribution functions. pcOrder's technology and services are designed to enable customers to lower their cost of sales and marketing, reduce inventory levels, and more efficiently interact with their business partners and customers. Trilogy, through its ownership of all of pcOrder's Class B Common Stock, owns approximately 61% of pcOrder's outstanding voting securities. The minority equity interest in pcOrder, represented by the Shares, is publicly-held. pcOrder has never declared or paid any cash dividends on its Shares.

   The Shares are registered under the Exchange Act. pcOrder is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning pcOrder's directors and officers, their remuneration, stock options granted to them, the principal holders of pcOrder's securities and any material interest of such persons in transactions with pcOrder's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. pcOrder's filings are also available to the public on the SEC's Internet site (http://WWW.SEC.GOV.). Copies of such material may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the SEC's customary fees.

   FINANCIAL INFORMATION. Set forth below is certain selected financial information relating to pcOrder which has been excerpted or derived from the audited financial statements contained in pcOrder's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Form 10-K") and the unaudited financial statements contained in pcOrder's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by pcOrder with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth above.

                            NINE MONTHS ENDED
                          ---------------------
                              SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                          ---------------------  -----------------------------------------
                              2000       1999     1999     1998     1997     1996    1995
                          ------------ --------  -------  -------  -------  ------  ------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Software and
  subscriptions.........    $ 20,975   $ 14,489  $21,103  $12,651  $ 6,475  $3,633  $1,836
 Content and services...      23,161     15,136   22,909    9,063    4,114   2,249   1,887
                            --------   --------  -------  -------  -------  ------  ------
  Total revenues........      44,136     29,625   44,012   21,714   10,589   5,882   3,723
                            --------   --------  -------  -------  -------  ------  ------
Cost of revenues:
 Software and
  subscriptions.........       3,877      3,710    5,436    3,242    1,023     822     818
 Content and services...      20,640     11,166   17,011    7,068    2,553   1,112     953
                            --------   --------  -------  -------  -------  ------  ------
  Total cost of
   revenues.............      24,517     14,876   22,447   10,310    3,576   1,934   1,771
                            --------   --------  -------  -------  -------  ------  ------
Gross profit............      19,619     14,749   21,565   11,404    7,013   3,948   1,952
Operating expenses:
 Research and
  development...........      11,430      4,727    7,101    4,292    1,129   1,168     660
 Selling and marketing..       9,342     13,086   17,832   12,151    4,793   2,555     577
 General and
  administrative........       6,620      4,306    6,620    3,689    1,792     726     116
 Amortization of
  deferred stock and
  stock compensation
  expense...............         645        953    1,275    1,468      --      --      --
                            --------   --------  -------  -------  -------  ------  ------
  Total operating
   expenses.............      28,037     23,072   32,828   21,600    7,714   4,449   1,353
                            --------   --------  -------  -------  -------  ------  ------
Operating income
 (loss).................      (8,418)    (8,323) (11,263) (10,196)    (701)   (501)    599
Interest income.........       3,613      1,605    2,610      172       --      --      --
                            --------   --------  -------  -------  -------  ------  ------
Income (loss) before
 income taxes...........      (4,805)    (6,718)  (8,653) (10,024)    (701)   (501)    599
Income tax provision
 (benefit)..............         --        (243)    (326)    (386)     427    (191)    207
                            --------   --------  -------  -------  -------  ------  ------
Net income (loss).......    $ (4,805)  $ (6,475) $(8,327) $(9,638) $(1,128) $ (310) $  392
                            ========   ========  =======  =======  =======  ======  ======
Basic and diluted net
 income (loss) per
 share..................    $  (0.29)  $  (0.43) $ (0.54) $ (0.75) $ (0.09) $(0.02) $ 0.03
                            ========   ========  =======  =======  =======  ======  ======
Weighted average shares
 outstanding............      16,735     15,019   15,292   12,861   12,800  12,800  12,800
                            ========   ========  =======  =======  =======  ======  ======
                          SEPTEMBER 30              DECEMBER 31,
                          ------------ -------------------------------------------
                              2000       1999     1998     1997     1996     1995
                              ----     --------  -------  -------  -------  ------
BALANCE SHEET DATA:
Cash and cash
 equivalents............    $ 69,135   $ 54,113  $ 4,726  $ 2,207  $    --  $   --
Short-term investments..       8,852     27,364       --       --       --      --
Working capital
 (deficit) (1)..........      54,593     55,807   (9,045)  (1,489)    (253)    255
Total assets............      92,829    105,738   12,254    4,978    3,435   1,492
Stockholders' equity
 (deficit)..............      54,409     59,917   (8,545)    (995)     132     442

--------
(1) Working capital (deficit) at December 31, 1998, 1997, and 1996 includes the effect of deferred revenue of $10,428, $4,212 and $2,162, respectively.

   8. CERTAIN INFORMATION CONCERNING TRILOGY AND SUB. Trilogy Software, Inc., a Delaware corporation, providers sales, marketing and business-to-business e-commerce applications. Trilogy's software solutions are designed to integrate each function in a company's sales and marketing operation, including pricing management, product management, sales, commissions, promotions, contract management and channel management. In addition, Trilogy's software solutions are designed to enable companies to engage in e-commerce as well as improve channel management processes.

   Sub is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and entry into the Merger Agreement. Sub is a direct wholly-owned subsidiary of Trilogy.

   The principal executive offices of both Trilogy and Sub are located at 6034 West Courtyard Drive, Austin, Texas 78730. The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Trilogy and Sub and certain other information is set forth in Schedule I hereto.

   Trilogy owns 10,316,620 shares of pcOrder's Class B Common Stock, which are immediately convertible into 10,316,620 Shares, representing approximately 62% of the outstanding combined Class A Common Stock and Class B Common Stock of pcOrder and approximately 93% of the voting power thereof, as of October 25, 2000.

   Trilogy may be deemed to be controlled by Joseph A. Liemandt, who is Trilogy's Chairman and Chief Executive Officer and who is the majority stockholder of Trilogy, Inc., Trilogy's parent.

   Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, (i) none of Trilogy nor any of its subsidiaries nor, to the best of its knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of pcOrder, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, and (ii) none of Trilogy nor, to the best its knowledge, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with pcOrder or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. See "Special Factors--Transactions and Arrangements Concerning the Shares" for a summary description of the mutual contacts, negotiations and transactions between Trilogy or any of its subsidiaries or any of the persons listed on
Schedule I to this Offer to Purchase, on the one hand, and pcOrder or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Trilogy to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $49 million. Trilogy will obtain such funds from existing resources, including internally generated funds of Trilogy and its subsidiaries. The Offer is not conditioned on any financing arrangements. See "Special Factors--The Merger Agreement--Representations and Warranties."

   10. DIVIDENDS AND DISTRIBUTIONS. Pursuant to the Merger Agreement, without the prior approval of Trilogy or as otherwise contemplated in the Merger Agreement, pcOrder has agreed to not (i) declare or pay any dividend or make any distribution with respect to any shares of its capital stock, (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding share of its capital stock, and (iii) issue, sell, pledge, dispose or encumber any capital stock of pcOrder or any of its subsidiaries except as set forth in the Merger Agreement.

   11. CERTAIN EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES.

   EFFECT ON THE MARKET FOR THE SHARES. The purchase of Shares by Trilogy pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   STOCK QUOTATIONS. The Shares are currently quoted on the Nasdaq National Market System, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued quotation on the Nasdaq National Market System.

   According to the Nasdaq National Market System's published guidelines, the Shares would not be eligible to be included for listing on the Nasdaq National Market System if, among other things, the number of Shares publicly held falls below 750,000, the number of holders of round lots of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of the Nasdaq National Market System for continued listing, the listing of the Shares might be discontinued and, in such event, the market for the Shares could be adversely affected. In the event the Shares were no longer eligible for listing on the Nasdaq National Market System, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

   MARGIN SECURITIES. The Shares are currently "margin securities" as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

   EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by pcOrder to the SEC if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. The termination of the registration of the Shares under the Exchange Act would reduce the information required to be furnished by pcOrder to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of pcOrder and persons holding "restricted securities" of pcOrder may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for quotation on the Nasdaq National Market System. Trilogy currently intends to seek to cause pcOrder to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer if the requirements for termination of registration are met.

   12. FEES AND EXPENSES. SG Cowen is acting as financial advisor to Trilogy in connection with the transactions contemplated by the Merger Agreement and is also acting as Dealer Manager for the Offer. Trilogy has agreed to compensate SG Cowen for its financial advisory services and to reimburse SG Cowen for its reasonable out-of-pocket expenses, including those incurred in connection with SG Cowen's activities as Dealer Manager and including the fees and disbursements of its legal counsel, and to indemnify SG Cowen against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

   Trilogy has retained MacKenzie Partners, Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent will receive a fee for services as Information Agent of $10,000 and will be reimbursed for certain out-of-pocket expenses. The Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Trilogy has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   Trilogy will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager and the Information Agent). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Trilogy for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

   The following is an estimate of expenses to be incurred in connection with the Offer and the Merger. It assumes the Merger will be completed as a Short-Form Merger.

   EXPENSES TO BE PAID BY TRILOGY:
     Financial Advisor/Dealer Manager Fees(1)....................... $1,100,000
     Legal Fees(2)(3)...............................................    560,000
     Printing and Mailing Costs.....................................    150,000
     Advertising....................................................    100,000
     Filing Fees....................................................      8,460
     Depositary Fees................................................     15,000
     Information Agent Fees.........................................     10,000
     Miscellaneous..................................................      6,540
                                                                     ----------
       Total........................................................ $1,950,000
                                                                     ==========
   EXPENSES TO BE PAID BY PCORDER:
     Financial Advisor to Special Committee(4)...................... $1,300,000
     Legal Fees(2)(5)...............................................    700,000
     Miscellaneous..................................................    100,000
                                                                     ----------
       Total........................................................ $2,100,000
                                                                     ==========

--------
(1) Includes the fees and estimated expenses of SG Cowen and its counsel. See "Special Factors--Analysis of Financial Advisor to Trilogy."

(2) Does not include fees and disbursements in connection with the litigation described in "Special Factors--Certain Litigation" or any other litigation that may relate to the Offer or the Merger.

(3) Includes the estimated fees and expenses of counsel to Trilogy and Delaware counsel to Trilogy.

(4) Includes the fees and estimated expenses of DRW and its counsel. See "Special Factors--Opinion of Financial Advisor to the pcOrder Special Committee."

(5) Includes the estimated fees and expenses of counsel to pcOrder, Delaware counsel to pcOrder, counsel to the pcOrder Special Committee and Delaware counsel to the pcOrder Special Committee. Does not include the estimated fees or expenses of DRW's counsel (see Note (4) above).

   13. CERTAIN CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Trilogy's rights to extend and amend the Offer at any time in accordance with the terms of the Merger Agreement, Trilogy shall not be required to accept for payment, purchase or pay for, subject to any applicable regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may amend and terminate the Offer, if, at any time on or after October 25, 2000 and prior to the time of payment for any such Shares, any of the following events shall occur:

     (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enacted, erected, issued or deemed applicable to the Offer or the Merger, or Trilogy, pcOrder or any other affiliate of Trilogy, by any governmental or regulatory authority, domestic or foreign or any court of competent jurisdiction (i) that makes illegal or otherwise directly or indirectly restrains or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Trilogy, Sub or any other affiliate of Trilogy pursuant to the Offer, or the consummation of the Merger; (ii) that prohibits or materially limits the ownership or operation by pcOrder, Trilogy or any of their subsidiaries of all or any material portion of the business or assets of pcOrder, Trilogy or any of their subsidiaries; (iii) that imposes limitations on the ability of Trilogy, Sub or any other affiliate of Trilogy to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Trilogy pursuant to the Offer or otherwise on all matters properly presented to pcOrder's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; (iv) that compels pcOrder, Trilogy or any of Trilogy's subsidiaries to dispose of or hold separate all or a material portion of the business or assets of pcOrder; or
  (v) that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of this paragraph
  (a);

     (b) any of the representations or warranties of pcOrder set forth in the Merger Agreement that are qualified by materiality or the lack of a material adverse effect on the business, assets, results of operations or financial condition of pcOrder shall not be true and correct, or any of the representations and warranties of pcOrder set forth in the Merger Agreement that are not so qualified shall not be true and correct in all material respects, in each case, as if such representations or warranties were made as of such time on or after the date of the Merger Agreement (except to the extent such representations and warranties speak as of a specific date or period, or as of the date of the Merger Agreement, in which case such representations and warranties shall not be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date of the Merger Agreement, respectively);

     (c) pcOrder shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of pcOrder to be performed or complied with by it under the Merger Agreement;

     (d) the pcOrder Board, based on the recommendation of the pcOrder Special Committee, shall have (including by amendment to the Schedule 14D-9 filed by pcOrder with the SEC in connection with the Offer) withdrawn or modified in a manner adverse to Trilogy or Sub its approval or recommendation of the Offer, the Merger or the Merger Agreement or shall have resolved to do any of the foregoing;

     (e) pcOrder (acting through the pcOrder Special Committee), Trilogy and Sub shall have agreed that Trilogy shall terminate the Offer or postpone the acceptance for payment of or payment for shares thereunder;

     (f)(i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks by a domestic governmental or regulatory authority, or (iii) any mandatory limitation by a governmental or regulatory authority, domestic or foreign, that materially and adversely effects the extension of credit by banks or other financial institutions; or

     (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable and good faith judgment of Trilogy, in any such case, and regardless of the circumstances (including any action or inaction by Trilogy) giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of, or payment for, Shares thereunder.

   The foregoing conditions are for the sole benefit of Trilogy, Sub and their respective affiliates and may be asserted by Trilogy or Sub, in whole or in part, at any time and from time to time in the sole discretion of Trilogy or Sub. The failure by Trilogy or Sub at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. If the Offer is terminated under any of the foregoing provisions, all tendered Shares that have not previously been accepted for payment will be returned to the tendering stockholder.

   14. CERTAIN LEGAL MATTERS.

   GENERAL. Except as described in this Section 14, based on a review of publicly available filings by pcOrder with the SEC and a review of certain information furnished by pcOrder to Trilogy and discussions of representatives of Trilogy with representatives of pcOrder, Trilogy is not aware of any license or regulatory permit that appears to be material to the business of pcOrder and that might be adversely affected by Trilogy's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Trilogy pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "--State Takeover Laws." While Trilogy does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to pcOrder's business or that certain parts of pcOrder's business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Trilogy may decline to accept for payment or pay for any Shares tendered.

   STATE TAKEOVER LAWS. pcOrder conducts business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

   Trilogy has not determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, Trilogy has not presently sought to comply with any state takeover statute or regulation. Trilogy reserves the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Trilogy might be required to file certain information with, or to receive approval from, the relevant state authorities, and Trilogy might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In addition, if enjoined, Trilogy might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Trilogy may not be obligated to accept for payment any Shares tendered. See "--Section 13. Certain Conditions to the Offer."

   pcOrder is incorporated under the laws of the State of Delaware. In general,
Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The restrictions contained in Section 203 do not apply to Trilogy as an interested stockholder of pcOrder because Trilogy became an interested stockholder at a time when the restrictions contained in
Section 203 did not apply to pcOrder, and, under the terms of Section 203, the restrictions in Section 203 do not apply in that circumstance.

   ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because Trilogy currently owns in excess of 50% of pcOrder's issued and outstanding capital stock.

   The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Trilogy pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Trilogy or pcOrder. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Trilogy does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

   LITIGATION. For a description of certain litigation challenging the Offer and the Merger, see "Special Factors--Certain Litigation."

   15. MISCELLANEOUS. The Offer is being made to all holders of Shares. Trilogy is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Trilogy becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Trilogy will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Trilogy cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Trilogy by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF TRILOGY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Trilogy and Sub have filed with the SEC an Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer. pcOrder has joined in the filing for purposes of including the information required by Schedule 13E-3 (applicable to "going private transactions"). In addition, pcOrder has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation, and furnishing certain additional related information. Such filings and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "--Section 7. Certain Information Concerning pcOrder" (except that they will not be available at the regional offices of the SEC).

                                          Trilogy Software, Inc.

November 6, 2000

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF TRILOGY, SUB AND PCORDER

   1. DIRECTORS AND EXECUTIVE OFFICERS OF TRILOGY. Set forth in the table below are the name and the present principal occupations or employment and the name and principal business of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Trilogy. Unless otherwise stated, each executive officer of Trilogy has been employed in such position or in other executive or management positions with Trilogy for at least five years. During the last five years, neither Trilogy or, to the best knowledge of Trilogy, any of the persons listed below (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment; decree or final order enjoining, the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Each person identified below is a United States citizen. The principal place of business address of Trilogy and, unless otherwise indicated, the business address of each person identified below is c/o Trilogy, Inc., 6034 West Courtyard Drive, Austin, Texas 78730.

            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                   POSITIONS HELD DURING THE PAST FIVE YEARS

-------------------------------------------------------------------------------
  Ajay Agarwal         Senior Vice President of Sales and Marketing since
                       November 1999. Mr. Agarwal has been with Trilogy since
                       June 1995.
-------------------------------------------------------------------------------
  Arthur J. Marks      Director since June 1992. General Partner of New
                       Enterprise Associates since 1984.
-------------------------------------------------------------------------------
  Tom Carter           Vice President of Technology since June 1990.
-------------------------------------------------------------------------------
  Charles I. Frumberg  Director since June 1992. Co-Head of SG Cowen Securities
                       Corporation since 1998. From November, 1991 to May 1998,
                       Mr. Frumberg was Director of Research at UBS Securities.
-------------------------------------------------------------------------------
  Christopher F. Porch Vice President since 1989.
-------------------------------------------------------------------------------
  Darin C. Hicks       Vice President of Consulting since December 1997. Mr.
                       Hicks has been with Trilogy since 1992.
-------------------------------------------------------------------------------
  Dennis R. Cassell    Director since June 1992 and Secretary since November
                       1992. Partner of Haynes and Boone, LLP since March,
                       1998. From March 1991 to March 1998, Mr. Cassell was
                       Managing Partner at Cassell & Stone, LLP.
-------------------------------------------------------------------------------
  Diane R. Liemandt    Director since February 1994. Private investments for
                       more than the past five years.
-------------------------------------------------------------------------------
  Greg B. Petersen     Vice President of Finance since August 2000 and, from
                       September 1999 to August 2000, Mr. Petersen was
                       Treasurer. From May 1997 to September 1999, Mr. Petersen
                       was Senior Vice President - Development of RailTex. From
                       September 1995 to May 1997, Mr. Petersen was Managing
                       Director - Corporate Development of American Airlines.
-------------------------------------------------------------------------------
  Henry F. McCance     Director since June 1992. Since 1990, Mr. McCance has
                       been a general partner in Greylock Limited Partnership
                       and various affiliated partnerships. Since 2000, Mr.
                       McCance has been President of Greylock Management
                       Corporation and, since 1997, Mr. McCance has been
                       Chairman of the Board of Greylock Management
                       Corporation.
-------------------------------------------------------------------------------
  John Price           Vice President of Marketing Business Development since
                       December 1997. Mr. Price has been with Trilogy for more
                       than five years.
-------------------------------------------------------------------------------
  Joseph A. Liemandt   Director, Chairman of the Board, President and Chief
                       Executive Officer since 1989.
-------------------------------------------------------------------------------
  Lance A. Jones       Vice President and General Counsel since March 2000. Mr.
                       Jones has been with Trilogy since 1993.
-------------------------------------------------------------------------------
  Sean Fallon          Treasurer since August 2000 and, from January 1999 to
                       August 2000, Mr. Fallon was Assistant Treasurer. From
                       January 1998 to December 1998, Mr. Fallon was Vice
                       President and Assistant Vice President of Mergers and
                       Acquisitions of FirstPlus Financial. From August 1992 to
                       December 1997, Mr. Fallon was Manager, Senior, Staff of
                       Price Waterhouse LLP.
-------------------------------------------------------------------------------
  T. Patrick Kelly     Chief Financial Officer since August 1998. From May 1995
                       to August 1998, Mr. Kelly was Chief Financial Officer of
                       The Sabre Group.
-------------------------------------------------------------------------------

   2. DIRECTORS AND EXECUTIVE OFFICERS OF SUB. Set forth in the table below are the names of the directors and executive officers of Sub. Information with respect to the present principal occupations or employment and the name and principal business of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Sub is set forth in the table above. During the last five years, neither Sub or, to the best knowledge of Sub, any of the persons listed below (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of such laws. Each person identified below is a United States citizen. The principal business address of the Sub and, unless otherwise indicated, the business address of each person identified below is c/o Trilogy, Inc., 6034 West Courtyard Drive, Austin, Texas 78730.

                        PRESENT POSITIONS HELD WITH SUB

-----------------------------------------------------------------------------
  Joseph A. Liemandt Director and President since October 2000.
-----------------------------------------------------------------------------
  T. Patrick Kelly   Director and Chief Financial Officer since October 2000.
-----------------------------------------------------------------------------
  Dennis R. Cassell  Director and Secretary since October 2000.


   3. DIRECTORS AND EXECUTIVE OFFICERS OF PCORDER. Set forth in the table below are the name and the present principal occupations or employment and the name and principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of pcOrder. During the last five years, neither pcOrder or, to the best knowledge of pcOrder, any of the persons listed below (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of such laws. Each person identified below is a United States citizen. The principal business address of pcOrder and, unless otherwise indicated, the business address of each person identified below is c/o pcOrder.com, Inc., 5001 Plaza on the Lake, Austin, Texas 78746.

            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                   POSITIONS HELD DURING THE PAST FIVE YEARS

-------------------------------------------------------------------------------
      Ross A. Cooley       Chairman and Chief Executive Officer since November
                           1996. From 1984 to 1996, Mr. Cooley was employed by
                           Compaq, most recently as Senior Vice President and
                           General Manager responsible for all North American
                           Business and operations.
-------------------------------------------------------------------------------
      Christina C. Jones   President and Chief Operating Officer since June
                           1996. In 1989,
                           Ms. Jones co-founded Trilogy. Prior to founding
                           pcOrder, Ms.
                           Jones was Director of Marketing of Trilogy.
-------------------------------------------------------------------------------
      Richard Friedman     Vice President, General Counsel and Secretary since
                           July 1999. From January 1995 to July 1999, Mr.
                           Friedman was a partner in the Palo Alto office of
                           Heller Ehrman White & McAuliffe LLP. From April 1998
                           to July 1999, Mr. Friedman was also acting general
                           counsel of Identix Incorporated.
-------------------------------------------------------------------------------
      Carleton K. Thompson Vice President, Finance and Administration since
                           March 2000. From September 1994 to August 1998, Mr.
                           Thompson was a manager in the Houston office of
                           Arthur Andersen LLP. From September 1998 through
                           February 2000, Mr. Thompson served as the Controller
                           of pcOrder.

            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                   POSITIONS HELD DURING THE PAST FIVE YEARS

-------------------------------------------------------------------------------
      Joseph A. Liemandt   Director since inception. From July 1994 to June
                           1996, Mr. Liemandt was President of pcOrder. Mr.
                           Liemandt co-founded Trilogy in 1989. Since that
                           time, Mr. Leimandt has served as President, Chief
                           Executive Officer and Chairman of Trilogy.
-------------------------------------------------------------------------------
      Peter J. Barris      Director since June 1998. Since 1992, Mr. Barris has
                           been a partner, and, in 1994, was appointed a
                           General Partner of New Enterprise Associates, a firm
                           that manages venture capital investments.
-------------------------------------------------------------------------------
      Linwood A. Lacy, Jr. Director since August 1998. In November 1997, Mr.
                           Lacy retired from Micro Warehouse Incorporated where
                           he had served as President and Chief Executive
                           Officer since October 1996. From 1985 to May 1996,
                           Mr. Lacy served as the Co-Chairman and Chief
                           Executive Officer of Ingram Micro, Inc., a
                           microcomputer products distributor and a then
                           wholly-owned subsidiary of Ingram Industries, Inc.
                           From December 1993 to June 1995, Mr. Lacy was also
                           President of Ingram Industries Inc. From June 1995
                           until April 1996, he was President and Chief
                           Executive Officer of Ingram Industries Inc., and
                           from April 1996 to May 1996 served as its
                           Vice Chairman.
-------------------------------------------------------------------------------
      Robert W. Stearns    Director since September 1998. Mr. Stearns is
                           currently a Managing Director of Sternhill Partners,
                           a venture capital firm. From January 1996 to August
                           1998, Mr. Stearns served as the Senior Vice
                           President of Technology and Corporate Development
                           of Compaq.

                                  SCHEDULE II

                       CERTAIN TRANSACTIONS IN THE SHARES

   The following table sets forth information concerning transactions in the Shares during the past 60 days by (i) Trilogy, its subsidiaries, and their respective directors and executive officers, and (ii) pcOrder, its directors and executive officers and any pension, profit-sharing or similar plan of pcOrder. All transactions listed below involved open-market purchases or sales of the Shares.

-----------------------------------------------------------------------------------
                                  NUMBER OF SHARES OF PCORDER'S
-----------------------------------------------------------------------------------
                         TRANSACTION                                     CLASS A
  NAME OF PARTY             DATE               PRICE PER SHARE         COMMON STOCK
-----------------------------------------------------------------------------------
Diane R. Liemandt      October 5, 2000              $4.00              1,303
-----------------------------------------------------------------------------------

   The following sets forth information with respect to purchases of the Shares by pcOrder and Trilogy during the past two years.

--------------------------------------------------------------------------------------
                                               RANGE OF                   AVERAGE
                        NUMBER OF            PRICES PAID             PURCHASE PRICE(1)
                         SHARES               PER SHARE                  PER SHARE
    PURCHASER           PURCHASED           DURING QUARTER            DURING QUARTER
--------------------------------------------------------------------------------------
pcOrder.com, Inc.        390,000            $5.19 - $6.38                  $5.88
--------------------------------------------------------------------------------------

--------
   (1) Purchase price excludes commissions.

                                                                         ANNEX A







                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            TRILOGY SOFTWARE, INC.,

                          POI ACQUISITION CORP., INC.

                                      AND

                               PCORDER.COM, INC.

                                OCTOBER 25, 2000

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
 ARTICLE I       THE TENDER OFFER.........................................   A-1

    Section 1.01 THE TENDER OFFER.........................................   A-1
    Section 1.02 COMPANY ACTION...........................................   A-2
    Section 1.03 STOCKHOLDER LISTS........................................   A-3

 ARTICLE II      THE MERGER...............................................   A-3

    Section 2.01 THE MERGER...............................................   A-3
    Section 2.02 EFFECTIVE TIME...........................................   A-3
    Section 2.03 EFFECTS OF THE MERGER....................................   A-4
    Section 2.04 CERTIFICATE OF INCORPORATION AND BYLAWS..................   A-4
    Section 2.05 DIRECTORS................................................   A-4
    Section 2.06 OFFICERS.................................................   A-4
    Section 2.07 CONVERSION OF SHARES.....................................   A-4
    Section 2.08 OPTIONS AND ESPP.........................................   A-4
    Section 2.09 MERGER WITHOUT STOCKHOLDERS' MEETING.....................   A-5
    Section 2.10 STOCKHOLDERS' MEETING OR ACTION BY CONSENT...............   A-6

 ARTICLE III     DISSENTING SHARES; PAYMENT FOR SHARES....................   A-6

    Section 3.01 DISSENTING SHARES........................................   A-6
    Section 3.02 EXCHANGE OF CERTIFICATES AND CASH........................   A-7
    Section 3.03 STOCK TRANSFER BOOKS.....................................   A-8

 ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF THE COMPANY............   A-8

    Section 4.01 CORPORATE ORGANIZATION...................................   A-8
    Section 4.02 CAPITALIZATION...........................................   A-8
    Section 4.03 AUTHORITY RELATIVE TO THIS AGREEMENT.....................   A-9
    Section 4.04 NO CONFLICT; REQUIRED FILINGS AND CONSENTS...............   A-9
    Section 4.05 SEC FILINGS AND FINANCIAL STATEMENTS.....................  A-10
    Section 4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS.....................  A-10
    Section 4.07 NO UNDISCLOSED LIABILITIES...............................  A-10
    Section 4.08 PROXY STATEMENT..........................................  A-10
    Section 4.09 BROKERS..................................................  A-11
    Section 4.10 COMPLIANCE WITH APPLICABLE LAW...........................  A-11
    Section 4.11 TAX RETURNS AND TAX PAYMENTS.............................  A-11
    Section 4.12 INTELLECTUAL PROPERTY....................................  A-11

 ARTICLE V       REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.........  A-12

    Section 5.01 CORPORATE ORGANIZATION...................................  A-12
    Section 5.02 AUTHORITY RELATIVE TO THIS AGREEMENT.....................  A-12
    Section 5.03 NO CONFLICT; REQUIRED FILINGS AND CONSENTS...............  A-12
    Section 5.04 BROKERS..................................................  A-13
    Section 5.05 PROXY STATEMENT..........................................  A-13
    Section 5.06 LITIGATION...............................................  A-13
    Section 5.07 FINANCING................................................  A-13
    Section 5.08 STOCK OWNERSHIP..........................................  A-13

 ARTICLE VI      COVENANTS..............................................  A-13

    Section 6.01 CONDUCT OF BUSINESS OF THE COMPANY.....................  a-13
    Section 6.02 NOTIFICATION OF CERTAIN MATTERS........................  A-14
    Section 6.03 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE....  A-14
    Section 6.04 ACCESS AND INFORMATION.................................  A-15
    Section 6.05 PUBLICITY..............................................  A-15
    Section 6.06 COMMERCIALLY REASONABLE EFFORTS........................  A-15
    Section 6.07 CONTRIBUTION OF COMPANY COMMON STOCK...................  A-15
    Section 6.08 NOTIFICATION OF THIRD PARTY OFFERS.....................  A-15
    Section 6.09 BOARD RECOMMENDATION...................................  A-15
    Section 6.10 ADDITIONAL REPORTS AND INFORMATION.....................  A-16
    Section 6.11 DISCLOSURE SCHEDULE SUPPLEMENTS........................  A-16
    Section 6.12 ROLE OF SPECIAL COMMITTEE..............................  A-16
    Section 6.13 CLARIFICATION OF STOCK OPTION PLANS....................  A-16

 ARTICLE VII     CONDITIONS.............................................  A-16

    Section 7.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE
                 MERGER.................................................  A-16

 ARTICLE VIII    TERMINATION............................................  A-17

    Section 8.01 TERMINATION............................................  A-17
    Section 8.02 EFFECT OF TERMINATION..................................  A-18

 ARTICLE IX      MISCELLANEOUS..........................................  A-18

    Section 9.01 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                 AGREEMENTS.............................................  A-18
    Section 9.02 FEES AND EXPENSES......................................  A-18
    Section 9.03 NOTICES................................................  A-18
    Section 9.04 GOVERNING LAW..........................................  A-19
    Section 9.05 INTERPRETATION.........................................  A-19
    Section 9.06 ENTIRE AGREEMENT; ASSIGNMENT...........................  A-19
    Section 9.07 SEVERABILITY...........................................  A-19
    Section 9.08 PARTIES IN INTEREST....................................  A-19
    Section 9.09 COUNTERPARTS...........................................  A-19
    Section 9.10 AMENDMENT..............................................  A-19
    Section 9.11 EXTENSION; WAIVER......................................  A-19
    Section 9.12 HEADINGS...............................................  A-20
    Section 9.13 ENFORCEMENT............................................  A-20
    Section 9.14 PARENT GUARANTY........................................  A-20
    Section 9.15 KNOWLEDGE OF THE COMPANY...............................  A-20

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of October 25, 2000, by and among Trilogy Software, Inc., a Delaware corporation ("PARENT"), POI Acquisition Corp., Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), and pcOrder.com, Inc., a Delaware corporation (the "COMPANY").

   WHEREAS, the Parent beneficially owns 100% of the Class B common stock, par value $0.01 per share, of the Company (the "CLASS B COMMON STOCK"), which, on an as-converted basis, represents approximately 61% of the outstanding shares of Class A common stock, par value $0.01 per share, of the Company ("CLASS A COMMON STOCK") (such shares of Class A Common Stock being hereafter referred to as the "SHARES" and such Class A Common Stock being hereafter referred to, collectively with the Class B Common Stock, as the "COMPANY COMMON STOCK"); and

   WHEREAS, it is proposed that Parent shall commence a tender offer (the "TENDER OFFER") to acquire any and all of the outstanding Shares for an amount equal to $6.375 per Share (such amount, or any greater amount per Share paid pursuant to the Tender Offer, being hereinafter referred to as the "OFFER PRICE"), net to the seller in cash, upon the terms and subject to the conditions provided herein; and

   WHEREAS, it is proposed that, subject to and following the consummation of the Tender Offer, Sub shall be merged with and into the Company, with the Company as the surviving corporation, and in such merger all outstanding Shares (with certain exceptions specified herein) shall be converted into the right to receive an amount in cash equal to the Offer Price (the "MERGER"); and

   WHEREAS, the Board of Directors of the Company, based on the unanimous recommendation of the special committee of independent directors of the Board of Directors of the Company (the "SPECIAL COMMITTEE"), has: (i) determined that each of the Tender Offer and the Merger is fair to and in the best interests of the stockholders of the Company (other than Parent, Sub or any other affiliate of Parent excluding the Company (the "UNAFFILIATED STOCKHOLDERS")); (ii) approved this Agreement and the transactions contemplated hereby, including, without limitation the Tender Offer and the Merger; and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their Shares pursuant thereto and approve and adopt this Agreement and the Merger, subject to the terms and conditions set forth herein;

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                THE TENDER OFFER

   Section 1.01 THE TENDER OFFER. The Tender Offer. (a) Provided that none of the events set forth in Annex A hereto shall have occurred or be existing, as soon as practicable but in no event (unless otherwise agreed by the Company acting through the Special Committee) later than the ninth business day following the date of this Agreement, Parent shall commence the Tender Offer. The initial expiration date of the Tender Offer shall be the twentieth business day from and after the date the Tender Offer is commenced (the "INITIAL EXPIRATION DATE"). The obligation of Parent to commence the Tender Offer and to accept for payment and pay for Shares tendered pursuant to the Tender Offer shall be subject only to the conditions set forth in Annex A hereto, any of which conditions may be waived by Parent in its sole discretion. Parent expressly reserves the right to amend or make changes to the terms and conditions of the Tender Offer; provided, however, that, without the prior written consent of the Company (expressed in a resolution adopted by both the Special Committee and the Company's Board of Directors), Parent shall not (i) decrease the Offer Price or change the form of consideration to be paid in the Tender Offer, (ii) impose any additional conditions to the Tender Offer from those set forth in Annex A hereto, (iii) reduce the number of Shares subject to the Tender Offer, or (iv) otherwise amend the Tender Offer in a manner that would adversely affect the holders of Shares. The Company agrees that no Shares held by the Company will be tendered pursuant to the Tender Offer. Notwithstanding anything in this Agreement to the contrary, without the consent of the Company, Parent shall have the right to extend the Tender Offer beyond the Initial Expiration Date in the following events: (i) from time to time if, at the Initial Expiration Date (or extended expiration date of the Tender Offer, if applicable), any of the conditions to the Tender Offer shall not have been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Tender Offer or any period required by applicable law; or
(iii) pursuant to an amendment to the Tender Offer providing for a "subsequent offering period" not to exceed twenty business days to the extent permitted under, and in compliance with, Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). In addition, if at any scheduled expiration date of the Tender Offer any of the conditions of the Tender Offer have not been satisfied or waived by Parent but are reasonably capable of being satisfied, Parent shall extend the Tender Offer for ten calendar days from the then-scheduled expiration date of the Tender Offer; provided that Parent shall not be obligated to extend the Tender Offer pursuant to this sentence more than once. Following the satisfaction or waiver of the conditions to the Tender Offer, Parent shall accept for payment, in accordance with the terms of the Tender Offer, all Shares validly tendered pursuant to the Tender Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law.

   (b) Parent shall file with the SEC on the date that the Tender Offer is commenced (i) a Tender Offer Statement on Schedule TO (together with any supplements or amendments thereto, the "SCHEDULE TO"), which will contain, among other things, the offer to purchase, form of the related letter of transmittal and all other required ancillary documents (together with any supplements or amendments thereto, the "TENDER OFFER DOCUMENTS"), and (ii) together with the Company, a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Tender Offer (the "13E-3 TRANSACTION STATEMENT"), which shall be filed as a part of the Schedule TO. The Tender Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by either Parent or the Company, as the case may be, with respect to information supplied by the other party in writing for inclusion in the Tender Offer Documents. Parent further agrees to take all steps necessary to cause the Tender Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Company agrees promptly to correct any information provided by it for use in the Tender Offer Documents if and to the extent that it shall have become false and misleading in any material respect and Parent further agrees to take all steps necessary to cause the Tender Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel, and the Special Committee and its counsel, shall be given the opportunity to review and comment on the initial Schedule TO before it is filed with the SEC. In addition, Parent agrees to provide the Company and its counsel, and the Special Committee and its counsel, with any comments or other communications that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Tender Offer Documents promptly after the receipt of such comments or other communications and to consult with the Company and its counsel, and the Special Committee and its counsel, prior to responding to any such comments.

   (c) Notwithstanding any other provision of this Agreement, it shall be a condition to Parent's right to extend the Tender Offer pursuant to clause (iii) of Section 1.01(a) that, in connection with such extension, Parent waives, with respect to all Shares validly tendered during the subsequent offering period referred to in said clause (iii), all conditions of the Tender Offer.

   Section 1.02 COMPANY ACTION. The Company hereby approves of and consents to the Tender Offer. Concurrently with the filing of the Schedule TO, the Company shall file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "SCHEDULE 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents to Parent, that (a) each of the Special Committee and the Board of Directors of the Company, at meetings duly held, has made the determination and adopted the resolutions referred to in the fourth recital to this Agreement; and (b) Dain Rauscher Wessels, the financial advisor to the Special Committee ("DRW"), has delivered to the Special Committee and the Company's Board of Directors its written opinion that the consideration to be received by the Unaffiliated Stockholders is fair to such stockholders from a financial point of view. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws, will contain the recommendation referred to in the fourth recital to this Agreement and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by either the Company, on the one hand, or either of Parent and Sub, on the other hand, as the case may be, with respect to information supplied by the other party in writing for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Sub, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the initial Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Sub and their counsel with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments or other communications and to consult with Parent and its counsel prior to responding to any such comments.

   Section 1.03 STOCKHOLDER LISTS. In connection with the Tender Offer, the Company shall promptly furnish Parent with mailing labels, security position listings of Shares held in stock depositories and any available listing or computer file containing the names and addresses of the record holders of Shares, each as of the most recent practicable date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and lists of securities positions and such other information and assistance as Parent or its agents may reasonably request in connection with communicating to the record and beneficial holders of Shares with respect to the Tender Offer and the Merger.

                                   ARTICLE II

                                   THE MERGER

   Section 2.01 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.02 hereof), the Company and Sub shall consummate the Merger pursuant to which (a) Sub, shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

   Section 2.02 EFFECTIVE TIME. As soon as practicable, but in no event later than the second business day, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or, if appropriate, a certificate of ownership and merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware and by making any related filings required under the Delaware General Corporation Law ("DGCL") in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and as is specified in the Certificate of Merger (the "EFFECTIVE TIME" or the "CLOSING"). Prior to such filing, a closing shall be held at the offices of Haynes and Boone, LLP, 7501A N. Capital of Texas Highway, Suite 130, Austin, Texas 78731, or such other place as the parties shall agree, for the purposes of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

   Section 2.03 EFFECTS OF THE MERGER. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof).

   Section 2.04 CERTIFICATE OF INCORPORATION AND BYLAWS. Subject to Section
6.03 hereof: (a) at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior thereto, shall remain the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law; and (b) the Bylaws of the Company in effect immediately prior thereto shall be amended and restated to read in their entirety identically with the Bylaws of Sub as then in effect, except that they shall retain the Company's current name.

   Section 2.05 DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or otherwise as provided by law.

   Section 2.06 OFFICERS. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or otherwise as provided by law.

   Section 2.07 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holder of Shares:

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such share (other than Shares to be canceled pursuant to clause (b) below and any Dissenting Shares (as hereinafter defined)) shall thereafter represent only the right to receive, upon the surrender of such certificate in accordance with the provisions of
  Section 3.02, an amount in cash per Share equal to the Offer Price (the "MERGER CONSIDERATION"), without interest. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law.

     (b) Each share of Company Common Stock (i) held in the treasury of the Company or (ii) owned by Parent or Sub shall automatically be canceled, retired and cease to exist without any conversion thereof and no payment shall be made with respect thereto.

     (c) Each share of common stock, par value $0.01 per share ("SUB COMMON STOCK"), of Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

   Section 2.08 OPTIONS AND ESPP.

   (a) Following the execution of this Agreement, the Company shall use commercially reasonable efforts to cause all holders of options to purchase Class A Common Stock granted under the Company's 1996 Stock

Option Plan and 1999 Stock Incentive Plan, each as amended (collectively, the "STOCK OPTION PLANS"), to execute prior to the Effective Time an Option Relinquishment and Release Agreement (herein so called) in a form agreed upon by Parent and the Company. As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent (as hereinafter defined) to pay to such holders who have previously delivered an Option Relinquishment and Release Agreement a cash amount equal to the product of (i) the number of shares of Class A Common Stock subject to such option (irrespective of whether such option is then exercisable) and (ii) the amount by which the Merger Consideration exceeds the exercise or strike price per share of Class A Common Stock subject to such option immediately prior to the Effective Time, less any required withholding taxes. In the event that an option holder fails to deliver an Option Relinquishment and Release Agreement prior to the Effective Time and remains employed by the Company at all times through and including the Effective Time, such holder's options (the "OUTSTANDING OPTIONS") shall, in accordance with the terms and conditions of the governing Stock Option Plan and the holder's stock option agreement(s), be converted without any action on the part of the holder thereof into the right to receive an amount equal to the Merger Consideration, upon the exercise of such holder's options in accordance with, and within the time period prescribed by, the applicable Stock Option Plan and the holder's stock option agreement(s). In the event that an option holder voluntarily terminates such option holder's employment with the Company prior to the Effective Time, whether or not such option holder has executed an Option Relinquishment and Release Agreement, such option holder's options shall be treated, in connection with the consummation of the Merger, in accordance with the provisions of the applicable Stock Option Plan without regard to the provisions of this Section 2.08(a). The Surviving Corporation shall pay, or cause the Paying Agent to pay, to each holder of Outstanding Options the Merger Consideration, less any required withholding taxes, as promptly as practicable after receiving a valid exercise of an Outstanding Option by the holder thereof.

   (b) Following the execution of this Agreement, the Company shall use commercially reasonable efforts to cause all holders of options to purchase Class A Common Stock granted under the Company's 2000 Nonstatutory Stock Option Plan (the "2000 PLAN") to execute prior to the Effective Time an Option Relinquishment and Release Agreement in a form agreed upon by Parent and the Company. As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to pay to such holders who have previously delivered an Option Relinquishment and Release Agreement and remained employed by the Company at all times through and including the Effective Time a cash amount equal to the product of (i) the number of shares of Class A Common Stock subject to such option (irrespective of whether such option is then exercisable) and (ii) the amount by which the Merger Consideration exceeds the exercise or strike price per share of Class A Common Stock subject to such option immediately prior to the Effective Time, less any required withholding taxes. In the event that an option holder voluntarily terminates such option holder's employment with the Company prior to the Effective Time, such option holder's options shall be treated, in connection with the consummation of the Merger, in accordance with the provisions of the applicable 2000 Plan without regard to the provisions of this Section 2.08(b). In the event that an option holder fails to deliver an Option Relinquishment and Release Agreement prior to the Effective Time, such holder's rights shall be controlled by the terms of the 2000 Plan.

   (c) The Company's Board of Director has resolved that, effective as of November 1, 2000, the Company's Employee Stock Purchase Plan (the "ESPP") shall terminate.

   Section 2.09 MERGER WITHOUT STOCKHOLDERS' MEETING. If, as a result of the purchase of Shares pursuant to the Tender Offer and compliance with the terms of this Section 2.09, Parent owns in the aggregate at least 90% of the Shares then outstanding upon completion of the Tender Offer and continues to hold at least 90% of the outstanding Class B Common Stock, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VII without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL (a "SHORT-FORM MERGER"). In connection therewith, if following the purchase of Shares pursuant to the Tender Offer, Parent owns in the aggregate less than 90% of the Shares then outstanding, Parent agrees to convert such number of shares of Class B Common Stock into Class A Common Stock to the extent that, after giving effect to such conversion, Parent would own in the aggregate the number of Shares necessary to effect a Short-Form Merger.

   Section 2.10 STOCKHOLDERS' MEETING OR ACTION BY CONSENT. (a) If required by applicable law in order to consummate the Merger, the Company acting through its Board of Directors shall, in accordance with applicable law:

     (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING") as soon as practicable following the acceptance for payment and purchase of Shares by Parent pursuant to the Tender Offer to consider and vote upon the approval and adoption of this Agreement and the Merger;

     (ii) prepare and file with the SEC a preliminary proxy statement or information statement, as appropriate, relating to this Agreement and the Merger and use its best efforts (A) after consultation with Parent and Sub, to respond promptly to any comments made by the staff of the SEC with respect to such preliminary proxy statement or information statement and cause a definitive proxy or information statement (together with any amendments or supplements thereto, and including the related amendment to the 13e-3 Transaction Statement, the ("PROXY STATEMENT") to be mailed to its stockholders at the earliest practicable time, and (B) to obtain the necessary approvals of this Agreement and the Merger by its stockholders; and

     (iii) include in the Proxy Statement the recommendations of the Special Committee and the Company's Board of Directors that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger, except to the extent that the Board of Directors of the Company, based on the recommendation of the Special Committee, shall have determined in good faith, having received (in the case of the Special Committee) the advice of its outside counsel, that such recommendation would violate its fiduciary duties under applicable law.

   (b) Parent and Sub will provide the Company with the information concerning Parent, Sub and their subsidiaries and affiliates required under the Exchange Act to be included in the Proxy Statement. Parent, will vote all of its shares of Sub Common Stock in favor of the approval and adoption of this Agreement and the Merger, if necessary to effect the Merger. In addition, if a vote of the stockholders of the Company is necessary to effect the Merger, Parent will vote, or cause to be voted, all shares of Company Common Stock owned by it and its subsidiaries in favor of the approval and adoption of this Agreement and the Merger.

   (c) If the Merger cannot be effected as a Short-Form Merger, Parent may elect (in lieu of the Company submitting this Agreement and the Merger to a vote of its stockholders at the Special Meeting) to execute a written consent approving and adopting this Agreement and the Merger, consistent with the applicable requirements of Delaware law and the federal securities laws.

                                  ARTICLE III

                     DISSENTING SHARES; PAYMENT FOR SHARES

   Section 3.01 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time that are held by stockholders (i) who shall have neither voted for approval and adoption of this Agreement and the Merger nor consented thereto in writing and
(ii) who shall be entitled to and shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL ("DISSENTING SHARES"), shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares fails to perfect, withdraws, waives or otherwise loses such holder's right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands.

   Section 3.02 EXCHANGE OF CERTIFICATES AND CASH. (a) On or before the date of Closing, Parent shall enter into an agreement, in form and substance reasonably satisfactory to the Company (acting through the Special Committee), providing for the matters set forth in this Section 3.02 and Section 2.08 (the "PAYING AGENT AGREEMENT") with a bank or trust company selected by Parent (the "PAYING AGENT"), authorizing such Paying Agent to act as Paying Agent in connection with the Merger. Immediately prior to the Effective Time, Parent shall deposit or shall cause to be deposited with or for the account of the Paying Agent, for the benefit of the holders of shares of Company Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 2.07(b)), an amount in cash equal to the aggregate Merger Consideration payable pursuant to
Section 2.07(a) and Section 2.08 (such cash funds are hereafter referred to as the "PAYMENT FUND").

   (b) As soon as reasonably practicable after the Effective Time, Parent will instruct the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 2.07(b)) (the "CERTIFICATES"), (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the "TRANSMITTAL DOCUMENTS"), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article III to the transferee of such shares if the Certificate evidencing such shares of Company Common Stock is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed and the person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Paying Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on such Merger Consideration. Until surrendered in accordance with this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate. The Payment Fund shall not be used for any purpose other than as set forth in this Article III. Any interest, dividends or other income earned on the investment of cash held in the Payment Fund shall be for the account of the Surviving Corporation.

   (c) Any portion of the Payment Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Company Common Stock for six months following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation, upon demand. Any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

   (d) None of the Surviving Corporation, Parent, Sub, the Company or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (e) The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

   (f) In the event any Certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against Parent, Sub or the Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

   Section 3.03 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company (other than transfers, consistent with standard settlement procedures, to reflect transactions in the Shares that occurred in the open market, or pursuant to the exercise of stock options, prior to the Effective Time). Any Certificates presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and exchanged for the Merger Consideration pursuant to the terms in this Article III.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent and Sub as follows (in each case subject to such exceptions and qualifications as are set forth in the Disclosure Schedule delivered to, and received by, Parent concurrently with the execution and delivery of this Agreement (the "DISCLOSURE SCHEDULE") and expressly identify the provision of this Article IV qualified thereby, it being agreed that, for all purposes of this Agreement, the accuracy of the Company's representations and warranties contained in this Article IV shall be determined with reference to the Disclosure Schedule):

   Section 4.01 CORPORATE ORGANIZATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company (a "COMPANY MATERIAL ADVERSE EFFECT").

   Section 4.02 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 37,243,000 shares of Class A Common Stock, 12,750,000 shares of Class B Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of October 20, 2000, (i) 6,237,565 shares of Class A Common Stock and 10,316,620 shares of the Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 390,000 Shares were held in the Company's treasury, and (iii) no shares of preferred stock were issued or outstanding. As of the date of this Agreement, the Company has options outstanding to purchase
(i) 2,200,836 Shares granted to employees pursuant to the Company's 1996 Stock Option Plan, (ii) 2,517,979 Shares granted to employees pursuant to the Company's 1999 Stock Incentive Plan, (iii) 529,791 Shares granted to employees pursuant to the Company's 2000 Nonstatutory Stock Option Plan and (iv) 10,000 Shares granted to Gordon and Sidney LaBonte pursuant to a Stock Option Agreement dated October 21, 1998. Except as set forth in this Section 4.02 and except for this Agreement and the transactions contemplated hereby (including any conversion of Class B Common Stock pursuant to Section 2.09 hereof), there are not now, and at the Effective Time there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible or exchangeable securities or other agreements, commitments or rights of any character relating to issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, or to make any payments in respect of, repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

   (b) Except for this Agreement and the transactions contemplated hereby, there are not now, and at the Effective Time there will be not be, any voting trusts or other agreements or understanding to which the Company is a party or is bound with respect to the voting of capital stock of the Company.

   Section 4.03 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement and the Merger by the stockholders of the Company, to the extent required by applicable law, and the filing and recordation of the Certificate of Merger as required by the
DGCL). Assuming the accuracy of the representation and warranty made by Parent and Sub in Section 5.08(a) hereof, Section 203 of the DGCL will not be applicable to the consummation of any of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency and moratorium laws and the laws affecting creditors' rights generally and (ii) the discretionary nature of equitable remedies.

   Section 4.04 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Company's Restated Certificate of Incorporation, as amended to the date hereof (the "COMPANY CHARTER"), or its restated Bylaws (the "BYLAWS"), or (ii) conflict with or violate any federal, state or local statute, law, rule, regulation, ordinance, code, order, or any other requirement or rule of law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to have a Company

Material Adverse Effect or to prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

   (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Tender Offer, the Merger and the other transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "GOVERNMENTAL ENTITY"), except (i) for (A) any applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the "SECURITIES ACT"), state securities or blue sky laws and (B) the filing and recordation of appropriate merger and similar documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

   Section 4.05 SEC FILINGS AND FINANCIAL STATEMENTS. The Company has heretofore timely filed all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities laws since February 25, 1999 (the "SEC REPORTS"). As of their respective dates (or the date of any amendment thereto, if applicable), the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act and other federal securities laws and to the knowledge of the Company, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (including the related notes and schedules thereto) and the financial statements of the Company (the "JUNE 2000 FINANCIAL STATEMENTS") included in the Company's Report on Form 10-Q for the six-month period ended June 30, 2000 (including the related notes and schedules thereto) were prepared from, and were, as of their respective dates, in accordance with, the books and records of the Company, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments) and fairly presented, as of their respective dates, the financial position and the results of operations and cash flows of the Company as at the dates thereof or for the periods presented therein.

   Section 4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Reports during the period from and including July 1, 2000, through and including the date of this Agreement, the Company has not (a) conducted its business other than in the ordinary and usual course of business consistent with past practice or (b) suffered any change in its business, financial condition, results of operations, assets or liabilities which, in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

   Section 4.07 NO UNDISCLOSED LIABILITIES. Except (a) as disclosed in the SEC Reports filed prior to the date hereof, (b) as disclosed in Section 4.07 of the Disclosure Schedule, (c) for liabilities incurred by the Company in the ordinary course of business consistent with past practice and (d) for liabilities incurred in connection with the transactions contemplated by this Agreement, to the best knowledge of the Company, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

   Section 4.08 PROXY STATEMENT. In addition to the Company's representations and warranties contained in Section 1.02, none of the information supplied by the Company for inclusion in the Proxy Statement or related materials, at the time such Proxy Statement or any amendments or supplements thereto are filed with the SEC, and at the time of the first mailing and at the time of the Special Meeting, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   Section 4.09 BROKERS. No broker, finder or investment banker (other than DRW) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Tender Offer, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and DRW pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

   Section 4.10 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in Section
4.10 of the Disclosure Schedule, the Company holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business as presently conducted and is in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect, and the Company does not know of, or has not received notice of, any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company, which, in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

   Section 4.11 TAX RETURNS AND TAX PAYMENTS. The Company has timely filed all Tax Returns (as hereinafter defined) required to be filed by it for periods ending after August 25, 1999, except for such failure that would not result in a Company Material Adverse Effect. The Company has paid all Taxes (as hereinafter defined) shown to be due on such Tax Returns filed by it for periods ending after August 25, 1999, or has provided reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, except for such Taxes which, if unpaid or unreserved, would not result in a Company Material Adverse Effect. The Company has not granted any request that remains in effect for waivers of the time to assess any Taxes. To the Company's knowledge, except as disclosed in
Section 4.11 of the Disclosure Schedule, no claim for unpaid Taxes has been asserted against the Company in writing by a Tax authority which, if resolved in a manner unfavorable to the Company would result, individually or in the aggregate, in a Company Material Adverse Effect. To the Company's knowledge, there are no liens for Taxes upon the assets of the Company, except for liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, that could result in a Company Material Adverse Effect. To the Company's knowledge, except as disclosed in Section 4.11 of the Disclosure Schedule, no audit of any Tax Return of the Company is being conducted by a Tax authority. To the Company's knowledge, except as disclosed in Section 4.11 of the Disclosure Schedule, the Company has no liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law). As used herein, "TAXES" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "TAX RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. As used in this paragraph, "CODE" shall mean the Code and the Treasury Regulations promulgated thereunder.

   Section 4.12 INTELLECTUAL PROPERTY. The Company owns, or is licensed or, to its knowledge, otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the Company's business as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, has not had and is not reasonably likely in the future to have a Company Material Adverse

Effect. All patents, registered trademarks and service marks and registered copyrights held by the Company are subsisting and in force except where failure to be subsisting and in force would not likely cause a Company Material Adverse Effect.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

   Parent and Sub hereby jointly and severally represent to the Company as follows:

   Section 5.01 CORPORATE ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has been formed, as a wholly-owned subsidiary of Parent, solely for the purpose of effectuating the Merger and, prior to the Effective Time, will have conducted no business other than as contemplated by this Agreement.

   Section 5.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Sub, and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to (i) bankruptcy, insolvency and moratorium laws and to the laws affecting creditors' rights generally and (ii) the discretionary nature of equitable remedies.

   Section 5.03 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to either Parent or Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any properties or assets of either Parent or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which either Parent or Sub is a party or by which either Parent or Sub or any of their properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay or impair the performance by each of Parent or Sub of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby (a "PARENT MATERIAL ADVERSE EFFECT").

   (b) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement and the consummation of the Tender Offer, the Merger and the other transactions contemplated hereby by Parent and Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or blue sky laws, and (B) filing and recordation of appropriate merger and similar documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby in any material respect or otherwise prevent Parent or Sub from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

   Section 5.04 BROKERS. No broker, finder or investment banker (other than SG Cowen Securities Corporation) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Tender Offer, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

   Section 5.05 PROXY STATEMENT. In addition to Parent's and Sub's representations and warranties contained in Section 1.01(b), none of the information supplied by Parent or Sub for inclusion in the Proxy Statement or related materials at the time such Proxy Statement or any amendments or supplements thereto are filed with the SEC and at the time of the first mailing and at the time of the Special Meeting, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   Section 5.06 LITIGATION. No action, suit or proceeding is pending or, to the knowledge of Parent, threatened against Parent or Sub, which, individually or in the aggregate with any other such action, suit or proceeding, is reasonably likely to have a Parent Material Adverse Effect.

   Section 5.07 FINANCING. Parent has available to it, without the need to use any of the Company's cash or cash equivalent assets, the funds necessary for the completion of the transactions contemplated by this Agreement. If Parent borrows any funds to finance any of such transactions, none of such borrowings will be incurred by, or secured, directly or indirectly, by the assets of, the Company.

   Section 5.08 STOCK OWNERSHIP. (a) At all times from the date the Company's initial public offering was completed until the date of this Agreement, Parent has owned, beneficially and of record, shares of Company Common Stock representing at least 15% of the outstanding voting power of all of the Company's outstanding voting securities.

   (b) As of the date of this Agreement, Parent owns, beneficially and of record, all of the outstanding shares of Class B Common Stock and none of the outstanding Shares.

                                   ARTICLE VI

                                   COVENANTS

   Section 6.01 CONDUCT OF BUSINESS OF THE COMPANY. The Company covenants and agrees that, prior to the Effective Time, unless Parent (acting through any of its executive officers) shall otherwise agree in writing or except as otherwise expressly contemplated by this Agreement:

     (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary and usual course of business consistent with past practice;

     (b) The Company shall cooperate with Parent to implement mutually acceptable measures intended to keep available the services of its officers and key employees and to preserve the good will of those having business relationships with any of them; and

     (c) The Company shall not directly or indirectly: (i) declare or pay any dividend or make any distribution with respect to any shares of its capital stock; (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding share of its capital stock; (iii) propose or adopt any amendments to its Company Charter or Bylaws; (iv) issue, sell, pledge, dispose or encumber any capital stock of the Company, except pursuant to (x) Section 2.09 hereof, (y) the exercise of stock options outstanding on October 20, 2000 or (z) the terms of the ESPP as in effect on the date hereof; (v) except in the ordinary and usual course of business consistent with past practice, sell, pledge, dispose of or encumber any of its material assets; (vi) incur any long-term indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse any material obligations of any other person; (vii) approve, adopt or amend any agreement, plan, program or arrangement that provides any benefits to any employee of the Company (other than as contemplated by this Agreement);
  (viii) except in the ordinary and usual course of business consistent with past practice, increase, directly or indirectly, the compensation of any employee of the Company; (ix) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any person; (x) take any action to materially reduce the number of its employees; (xi) enter into any material lease or license or otherwise subject to any material lien any of its properties or assets; (xii) modify, amend in any material respect or terminate any of its material contracts; (xiii) waive, release or assign any rights that are material to the Company; (xiv) permit any insurance policy naming it as a beneficiary or loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of such lapse, cancellation or expiration; or (xv) authorize any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   Section 6.02 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (b) any material failure of the Company, on the one hand, or Parent or Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties of the conditions to the parties hereunder.

   Section 6.03 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) Parent and the Company agree that all rights to indemnification and advancement of expenses now existing in favor of the present or former directors or officers of the Company as provided in the Company Charter and Bylaws, in effect as of the date hereof shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. To the maximum extent permitted by law, such indemnification shall be mandatory rather than permissive, and the Company or the Surviving Corporation, as the case may be, shall advance expenses in connection with such indemnification. Parent and the Company further agree that all rights to indemnification now existing in favor of the present or former directors or officers of the Company in any indemnification agreement between such person and the Company shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement.

   (b) Parent shall or the Surviving Corporation shall maintain in effect for six years from the Effective Time, to the extent available, the current directors' and officers' liability insurance policies maintained by Parent or the Company covering those directors and officers of the Company who are currently covered by such policies with respect to matters occurring prior to the Effective Time; provided, however, that: (i) Parent or Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage; (ii) in no event shall the Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance (in which event Parent or the Surviving Corporation shall cause to be maintained directors' and officers' liability insurance that, in Parent's good faith judgment, provides the maximum coverage available for such maximum premium and reasonably comparable to the current coverage); and (iii) the Parent may meet its obligations under this paragraph by covering the above persons under the Parent's insurance policy or policies on the terms described above.

   (c) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party assume the obligations of such party as contemplated by this Section 6.03.

   Section 6.04 ACCESS AND INFORMATION. The Company shall afford to Parent, Sub and their representatives such access during normal business hours throughout the period prior to the Effective Time to the Company's books, records (including, without limitation, tax return and work papers of the Company's independent auditors), facilities, personnel and to such other information as Parent shall reasonably request. All such information shall, to the fullest extent consistent with applicable law, be subject to the provisions of the confidentiality agreement between the Company and Parent entered into on September 28, 2000 (the "CONFIDENTIALITY AGREEMENT").

   Section 6.05 PUBLICITY. None of the Company, Parent or Sub shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Tender Offer, the Merger or the other transactions contemplated hereby without prior consultation with the other parties, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party. Parent and the Company have heretofore agreed upon the text of the initial press release to be issued with respect to this Agreement and the transactions contemplated hereby.

   Section 6.06 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Tender Offer, the Merger and the other transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts to (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (e) fulfill all conditions to this Agreement. In furtherance of and not in limitation of the foregoing, the Company shall permit Parent to reasonably participate in the defense and settlement of any claim, suit or cause of action relating to the Tender Offer, the Merger or the other transactions contemplated this Agreement, and the Company shall not settle or compromise any such claim, suit or cause of action without Parent's prior written consent, which shall not be unreasonably withheld.

   Section 6.07 CONTRIBUTION OF COMPANY COMMON STOCK. Promptly following consummation of the Offer, Parent shall contribute all shares of Class A Common Stock and all shares of Class B Common Stock to Sub if necessary to effect the Merger as a Short-Form Merger.

   Section 6.08 NOTIFICATION OF THIRD PARTY OFFERS. The Company will promptly notify Parent if the Company, any of its affiliates, any of its officers, directors, employees, agents or representatives (including without limitation its financial advisors, attorneys and accountants), (a) initiates contact with,
(b) enters into or participates in any discussions or negotiations with, (c) discloses, directly or indirectly, any information not customarily disclosed concerning the business and properties of the Company to or (d) affords any access to the Company's properties, books and records to any corporation, partnership, person or other entity or group in connection with any possible proposal relating to (i) the disposition of the Company's business or assets,
(ii) the acquisition or disposition of any equity securities of the Company,
(iii) the merger of the Company with any person other than Sub or (iv) any similar transaction, except as contemplated herein. The Company will promptly notify Parent orally of all the relevant details of any inquiry or proposal that it receives relating to any such matters.

   Section 6.09 BOARD RECOMMENDATION. Except to the extent that the Board of Directors of the Company, based on the recommendation of the Special Committee, shall have determined in good faith, having received

(in the case of the Special Committee) the advice of its outside counsel, that its recommendation of the Tender Offer or the Merger would violate its fiduciary duties under applicable law, neither the Company's Board of Directors nor any committee thereof shall withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to the Parent, such Board recommendation of the Tender Offer or the Merger. Nothing contained in this
Section 6.09 shall prohibit the Company or its Board of Directors from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders required by applicable law.

   Section 6.10 ADDITIONAL REPORTS AND INFORMATION. The Company shall furnish to Parent copies of all SEC Reports that it files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and the unaudited interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company, as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal, year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved.

   Section 6.11 DISCLOSURE SCHEDULE SUPPLEMENTS. From time to time after the date of this Agreement and prior to the Effective Time, the Company will promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is necessary to correct any representation and warranty of the Company that has been rendered inaccurate thereby in any material respect. For purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement in order to determine the fulfillment of the condition set forth in paragraph (c) of Annex A, the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

   Section 6.12 ROLE OF SPECIAL COMMITTEE. Prior to the earlier to occur of the Effective Time or the termination of this Agreement pursuant to its terms: (a) Parent shall not take, or cause to be taken, any action to remove from office, or impair the authority of, any member of the Special Committee; and (b) without limiting the effect of any other provision of this Agreement that confers authority upon the Special Committee with respect to this Agreement, all of the rights of the Company under this Agreement (including, without limitations, rights of waiver and enforcement) are, to the fullest extent permitted by the DGCL, vested exclusively in the Special Committee and shall be exercised by the Company only with the consent, or at the express direction, of the Special Committee.

   Section 6.13 CLARIFICATION OF STOCK OPTION PLANS. Following the execution of this Agreement, the Board of Directors of the Company shall adopt resolutions to clarify that the Stock Option Plans permit the treatment of options to purchase Class A Common Stock in accordance with Section 2.08(a) and (b).

                                  ARTICLE VII

                                   CONDITIONS

   Section 7.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE
MERGER. The respective obligations of Parent, Sub and the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable law in order to consummate the Merger;

     (b) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; and

     (c) Parent shall have purchased Shares pursuant to the Tender Offer.

                                  ARTICLE VIII

                                  TERMINATION

   Section 8.01 TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the
Company:

     (a) by mutual written consent of the Board of Directors of the Company on behalf of the Company (as agreed to by the Special Committee) and Parent and Sub;

     (b) by either Parent or the Company (acting through the Special Committee) if (i) Parent shall not have purchased any Shares pursuant to the Tender Offer on or before January 31, 2001; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Tender Offer to be consummated on or before such date or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

     (c) by Parent and Sub if prior to the purchase of Shares pursuant to the Tender Offer, the Special Committee or the Board of Directors of the Company shall have (including by amendment to the Schedule 14D-9) withdrawn or modified in a manner adverse to the Parent its approval or recommendation of the Tender Offer, the Merger or this Agreement or shall have resolved to do any of the foregoing; or

     (d) by the Company (acting through the Special Committee) if (i) due to an occurrence or circumstance, not involving a breach by the Company of its obligations hereunder, which would result in a failure to satisfy any of the conditions set forth in Annex A, hereto or otherwise, Parent shall have failed to commence the Tender Offer within nine business days following the date of this Agreement, terminated the Tender Offer or permitted the Tender Offer to expire without the purchase of Shares thereunder; or (ii) prior to the purchase of any Shares pursuant to the Tender Offer, either (1) Parent materially breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein, or (2) Parent breaches in any material respect any of its representations and warranties granted herein, and, in either case, a Parent Material Adverse Effect results therefrom; or

     (e) by the Company (acting through the Special Committee) if, in exercising its business judgment after consultation with its independent legal and financial advisors and taking into account their advice, it determines that a competing offer is superior to the offer embodied herein; provided, however, that in such event the Company will pay to Parent the sum of $1.25 million within two business days after acceptance of the competing offer, which sum will constitute reimbursement to Parent for all of its expenses incurred in connection with this Agreement; provided first, however, that the Company shall have materially complied with its obligations under Section 6.08.

   Section 8.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.01 hereof, except as provided in Section
9.01 hereof, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Parent, Sub or the Company. Nothing contained in this Section 8.02 shall relieve any party from liability for any willful breach of this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

   Section 9.01 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section
8.01 hereof, as the case may be, except that the agreements set forth in
Section 8.01(e) and Section 9.02 hereof shall survive termination and this
Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

   Section 9.02 FEES AND EXPENSES. All costs and expenses incurred in connection with the Tender Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, regardless of whether the Tender Offer or the Merger shall be consummated; except as contemplated by Section 8.01(e).

   Section 9.03 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses or at such addresses as shall be specified by the parties by like notice:

   (a) If to Parent or Sub:

   Trilogy Software, Inc.
   6034 West Courtyard Drive
   Austin, Texas 78730
   Attention: Joseph A. Liemandt
   Facsimile No.: (512) 425-3300

   with a copy to:

   Haynes and Boone, LLP
   7501A N. Capital of Texas Highway
   Suite 130
   Attention: Dennis R. Cassell, Esq.
   Facsimile No.: (512) 692-8370

   (b) If to the Company:

   pcOrder.com, Inc.
   5001 Plaza on the Lake
   Austin, Texas 78759
   Attention: Richard Friedman
   Facsimile No.: (512) 684-1122

   with a copy to the Special Committee, as follows:

   Gray Cary Ware & Freidenrich LLP
   400 Hamilton Avenue
   Palo Alto, California 94301-1825
   Attention: Henry Lesser, Esq.
   Facsimile No.: 650-327-3699

   Section 9.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply.

   Section 9.05 INTERPRETATION. For purposes of this Agreement, the term "SUBSIDIARY" shall mean with respect to a specified party, any other entity (i) of which fifty percent or more of either the equity interests in, or the voting control of, such entity is, directly or indirectly, beneficially owned by the specified party, (ii) of which the specified party has the ability to (A) elect fifty percent or more of the directors or members of the governing board of such entity or (B) appoint either the general partner of a general partnership or limited partnership or the managing member of a limited liability company or
(iii) that the specified party otherwise controls. "INCLUDE," "INCLUDES," and "INCLUDING" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

   Section 9.06 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (together with the Annex hereto) (a) contains the entire agreement among Parent, Sub and the Company with respect to the Tender Offer, the Merger and the transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, among the parities, or any of them, with respect to these matters other than the Confidentiality Agreement, which shall remain in full force and effect until the Effective Time; and (b) shall not be assigned, except that the Parent may assign any of its rights and obligations hereunder, including, without limitation, the right to purchase any or all of the Shares tendered pursuant to the Tender Offer, to Parent or one or more direct or indirectly wholly owned subsidiaries of Parent; provided, however, that no such assignment shall relieve the Parent of its obligations hereunder.

   Section 9.07 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   Section 9.08 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, legal representatives and permitted assigns, and, except for the provisions of Section 6.03, which shall be enforceable by the beneficiaries contemplated thereby, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 9.09 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   Section 9.10 AMENDMENT. This Agreement may not be amended except pursuant to an instrument in writing signed by the Company following approval of such action by the Special Committee and signed by Parent and Sub; provided, however, that after any approval of this Agreement by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which would: (i) decrease the Merger Consideration;
(ii) change any other terms and conditions and this Agreement if any of the changes would, individually or in the aggregate, materially adversely affect the stockholders of the Company; or (iii) otherwise require stockholder approval under the DGCL.

   Section 9.11 EXTENSION; WAIVER. At any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company, any party hereto, by action taken by the Special Committee on behalf of the Company or by Parent and Sub, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements or any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

   Section 9.12 HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   Section 9.13 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court.

   Section 9.14 PARENT GUARANTY. Parent hereby unconditionally and irrevocably guarantees: (i) the performance by Sub of all of Sub's obligations under this Agreement; and (ii) the post-closing performance by the Surviving Corporation (or any successor thereto) of all of the Surviving Corporation's post-closing obligations under this Agreement.

   Section 9.15 KNOWLEDGE OF THE COMPANY. References in this Agreement to the knowledge of the Company shall be interpreted as applying only to the actual knowledge, after reasonable inquiry, of the Company's current executive officers.

                                    * * * *

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                          Trilogy Software, Inc.

                                                   /s/ T. Patrick Kelly
                                          _____________________________________
                                                     T. PATRICK KELLY,
                                            Vice President and Chief Financial
                                                          Officer

                                          POI Acquisition Corp., Inc.

                                                   /s/ T. Patrick Kelly
                                          _____________________________________
                                                     T. PATRICK KELLY,
                                            Vice President and Chief Financial
                                                          Officer

                                          pcOrder.com, Inc.

                                                    /s/ Ross A. Cooley
                                          _____________________________________
                                                      ROSS A. COOLEY,
                                               Chairman and Chief Executive
                                                          Officer

                                    ANNEX A

                         CONDITIONS TO THE TENDER OFFER

   Notwithstanding any other provision of the Tender Offer, and in addition to (and not in limitation of) the Parent's rights to extend and amend the Tender Offer at any time in its sole discretion in accordance with (and subject to) the terms of this Agreement, Parent shall not be required to accept for payment, purchase or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Tender Offer), and may terminate the Tender Offer as to any Shares not then paid for, if at any time on or after October 24, 2000 and prior to the time of payment for any such Shares, any of the following events shall occur:

     (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Tender Offer in the Merger, or the Parent, the Company or any other affiliate of Parent, by any Governmental Entity or any court of competent jurisdiction (i) that makes illegal or otherwise directly or indirectly restrains or prohibits or makes materially more costly the making of the Tender Offer, the acceptance for payment of, or payment for, any Shares by Parent, Sub or any other affiliate of Parent pursuant to the Tender Offer, or the consummation of the Merger; (ii) that prohibits or materially limits the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, the Parent or any of their subsidiaries; (iii) that imposes limitations on the ability of Parent, Sub or any other affiliate of Parent to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Parent pursuant to the Tender Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated by this Agreement; (iv) that compels the Company, Parent or any of Parent's subsidiaries to dispose of or hold separate all or a material portion of the business or assets of the Company; or (v) that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of this paragraph (a);

     (b) any of the representations or warranties of the Company set forth in this Agreement that are qualified by materiality or Company Material Adverse Effect shall not be true and correct, or any of the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, as if such representations or warranties were made as of such time on or after the date of this Agreement (except to the extent such representations and warranties speak as of a specific date or period, or as of the date of this Agreement, in which case such representations and warranties shall not be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date of this Agreement, respectively);

     (c) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

     (d) the Board of Directors of the Company, based on the recommendation of the Special Committee, shall have (including by amendment to the Schedule 14D-9) withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Tender Offer, the Merger or this Agreement or shall have resolved to do any of the foregoing;

     (e) the Company (acting through the Special Committee), Parent and Sub shall have agreed that Parent shall terminate the Tender Offer or postpone the acceptance for payment of or payment for shares thereunder;

     (f) (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks by a United States Governmental Entity, or (iii) any mandatory limitation by a Governmental Entity that materially and adversely effects the extension of credit by banks or other financial institutions; or

     (g) this Agreement shall have been terminated in accordance with its terms;

which, in the reasonable and good faith judgment of Parent, in any such case, and regardless of the circumstances (including any action or inaction by Parent) giving rise to such condition makes it inadvisable to proceed with the Tender Offer or the acceptance for payment of, or payment for, Shares thereunder.

   The foregoing conditions are for the sole benefit of Parent, Sub and their respective affiliates and may be asserted by Parent or Sub, in whole or in part, at any time and from time to time in the sole discretion of Parent or Sub. The failure by Parent or Sub at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

   Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

                                                                         ANNEX B
                     [LETTERHEAD OF DAIN RAUSCHER WESSELS]

October 24, 2000

The Special Committee of the Board of Directors pcOrder.com, Inc.
5001 Plaza on the Lake
Austin, Texas 78746

The Board of Directors of pcOrder.com, Inc.
5001 Plaza on the Lake
Austin, Texas 78746

Members of the Special Committee and the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A Common Stock of pcOrder.com, Inc., a Delaware corporation (the "Company"), other than Trilogy Software, Inc. ("Parent"), POI Acquisition Corp. ("Sub") and any affiliate of Parent other than the Company (the "Unaffiliated Stockholders"), of the cash consideration to be received by holders of Class A Common Stock of the Company in the transaction described below, pursuant to an Agreement and Plan of Merger (the "Agreement") among the Company, Parent and Sub. The Agreement provides for the commencement by Parent of a tender offer (the "Tender Offer") to purchase shares of Company Class A Common Stock outstanding at a price of $6.375 per share, net to seller in cash (the "Offer Price") and the subsequent merger (the "Merger") of Sub into the Company in which the remaining shares of Class A Common Stock of the Company will be converted and exchanged for cash equal to the Offer Price. The Tender Offer and the Merger are collectively referred to as the "Transaction." The terms and conditions of the Transaction are more fully set forth in the Agreement.

   Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, we and our affiliates may trade securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

pcOrder.com, Inc.
October 24, 2000
Page 2 of 3

   In connection with our review of the Transaction, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the draft dated October 24, 2000 of the Agreement; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other historical relevant operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company; (iv) reviewed the reported prices and trading activity for Company common stock; (v) compared the financial performance of the Company and the prices of the Company common stock with that of certain other comparable publicly-traded companies and their securities; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;
(vii) compared the transaction premium paid to the holders of Class A Common Stock to the transaction premiums paid in selected transactions where the buyer has a controlling interest in a publicly traded company prior to the acquisition; and (viii) compared the transaction premium paid to the holders of the Class A Common Stock to the transaction premiums paid in selected transaction of other software companies. In addition, except as noted below, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion. The Company did not provide us with forecast financial information beyond fiscal 2001, nor did the Company think that there was a reasonable basis for providing forecast information beyond fiscal 2001. As a result of the limited forecast financial information, we were unable to employ a discounted cash flow analysis.

   In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. With respect to the data and discussions relating to the business prospects and financial outlook of the Company, upon advice of the Company, we have assumed that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such financial data and estimates. We express no opinion as to such financial data and estimates or the assumptions on which they were based.

   In arriving at our opinion, we have not performed nor been furnished any appraisals or valuations of any specific assets or liabilities of the Company and have not been furnished with any such appraisals or valuations. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims. Our opinion relates to the Company as a going concern and, accordingly, we express no opinion regarding its liquidation value.

   Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

   Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee and the Board in connection with its consideration of the Transaction contemplated by the Agreement, and does not constitute a recommendation to any stockholder of the Company regarding whether to tender shares of common stock in the Tender Offer or how to vote in the Merger. This opinion shall not be otherwise relied upon, published or otherwise used, nor shall any public references to us be made, pcOrder.com, Inc.
October 24, 2000
Page 3 of 3

without prior written consent. However, notwithstanding the foregoing, we consent to inclusion of this opinion in the Schedule TO, Schedule 13E-3 and
Schedule 14D-9 relating to the Tender Offer and the proxy statement (if any) relating to the Merger, in accordance with the terms of our engagement with the Company.

   We express no views as to, and our opinion does not address, the merits of the underlying decision by the Company to engage in the Transaction, the relative merits of the Transaction as compared to any alternative business strategies or the effect of any other transaction in which the Company might engage, including, without limitation, a transaction which may result in a change of control of the Company affecting the holders of any class of capital stock of the Company.

   Our opinion addresses solely the fairness of the Offer Price to be paid to the holders of Class A Common Stock (other than Parent, Sub and any affiliate of Parent) in the Transaction and does not address any other term or agreement relating to the Transaction, or the ability of Parent to finance or otherwise successfully consummate the Transaction.

   We are not expressing any opinion herein as to the prices at which Company common stock has traded or will trade following the announcement of the Transaction.

   Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Offer Price proposed to be paid in the Transaction pursuant to the Agreement for the Class A Common Stock of the Company is fair, from a financial point of view, to the Unaffiliated Stockholders as of the date hereof.

                                          Very truly yours,

                                          DAIN RAUSCHER WESSELS,
                                          a division of Dain Rauscher
                                           Incorporated

                                                                         ANNEX C

           EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE RELATING TO THE RIGHTS OF DISSENTING STOCKHOLDERS

                              262 APPRAISAL RIGHTS

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g)), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or
  (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by Trilogy corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholder entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

   Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of pcOrder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

         By Mail:                By Facsimile          By Hand or Overnight
 American Stock Transfer &       Transmission:               Courier:
           Trust                (718) 235-5001       American Stock Transfer &
          Company                                              Trust

      59 Maiden Lane       Confirm by Telephone to:           Company
 New York, New York 10038       (718) 936-5100            59 Maiden Lane
   Attn: Reorganization                              New York, New York 10038
        Department

                                                       Attn: Reorganization
                                                            Department
   Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                156 Fifth Avenue
                            New York, New York 10010
                          call collect (212) 929-5500
                                       or
                            toll-free (800) 322-2885
                       Email: proxy@mackenziepartners.com

                      The Dealer Manager for the Offer is:

                        SG COWEN SECURITIES CORPORATION

                            Four Embarcadero Center
                                   Suite 1200
                            San Francisco, CA 94111
                    call toll free (800) 858-9316 Ext. 7111